Compulsory Publication

pursuant to § 14(3) of the German Securities Acquisition and Takeover Act (WpÜG)

Shareholders of Celanese AG who are resident, have their registered office, or are ordinarily resident outside of the Federal Republic of Germany should observe Section II of this Offer Document, “General Instructions, in Particular to Shareholders Outside Germany.”

Offer Document

Voluntary Public Takeover Offer (Cash Offer)
for
All Outstanding Registered Ordinary Shares
With No Par Value
of
Celanese AG
Kronberg im Taunus
at
EUR32.50 Per Share
by
BCP Crystal Acquisition GmbH & Co. KG
Stuttgart
an indirect wholly-owned subsidiary of
Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

THE ACCEPTANCE PERIOD AND THE TIME PERIOD TO EXERCISE WITHDRAWAL RIGHTS WILL BEGIN ON FEBRUARY 2, 2004 AND EXPIRE ON MARCH 15, 2004 (24.00H CENTRAL EUROPEAN TIME, 6:00 P.M. NEW YORK CITY TIME), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED.

Securities Identification Number (WKN);

International Securities Identification Number (ISIN):

Celanese Shares: WKN 575300/ISIN DE 0005753008/CUSIP D 1497A101

Tendered Celanese Shares: WKN A0AHS1/ISIN DE 000A0AHS13
Subsequently Tendered Celanese Shares: WKN A0AHS2/ISIN DE 000A0AHS21

THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE END OF THE ACCEPTANCE PERIOD A NUMBER OF REGISTERED ORDINARY SHARES WITH NO PAR VALUE, OF CELANESE AG (THE “CELANESE SHARES”) THAT CONSTITUTES AT LEAST EIGHTY-FIVE PERCENT (85%) OF THE TOTAL NUMBER OF OUTSTANDING CELANESE SHARES (EXCLUDING TREASURY SHARES HELD BY CELANESE AG, ENTERPRISES CONTROLLED OR MAJORITY-OWNED BY CELANESE AG OR PARTIES ACTING FOR THE ACCOUNT OF CELANESE AG). THIS OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS. SEE SECTION V.4 OF THIS OFFER DOCUMENT, “THE OFFER — CONDITIONS.”

The mechanics for tendering Celanese Shares in this Offer and withdrawing Celanese Shares from this Offer will depend on whether the particular Celanese Shares are held in the booking system of Clearstream Banking AG or of The Depository Trust Company or in certificated form listed in the North American Registry of Celanese AG. More information about these procedures, and about how to determine which procedures apply to you is contained in Section V.5 of this Offer Document, “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares.” If your Celanese Shares are held in a securities deposit with a custodian institution or financial services institution, or are registered in the name of a broker, dealer, commercial bank or other nominee, you must contact your custodian institution, financial services institution, broker, dealer, commercial bank or other nominee to tender your Celanese Shares.

Neither the U.S. Securities and Exchange Commission nor any securities commission of any state of the U.S. has approved or disapproved of this transaction or passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Manager for this Offer is:

DEUTSCHE BANK SECURITIES

TABLE OF CONTENTS

I. Summary of the Offer	1
1. Overview	1
2. Questions and Answers	3
II. General Instructions, in Particular to Shareholders Outside Germany	14
1. Making of the Offer Pursuant to the German Securities Acquisition and Takeover Act as well as U.S. Securities Laws	14
2. Acceptance of the Offer Outside Germany and the U.S.	14
3. Announcement of the Decision to Make the Offer	15
4. Publication of this Offer Document	15
5. Information Contained in the Offer Document	15
(a) General	15
(b) Sources of Information	16
(c) Forward-Looking Statements; No Update of the Offer Document	16
III. Companies Involved	18
1. Description of the Bidder, the Acquisition Entities and Blackstone	18
2. Description of Celanese AG	20
(a) Business Segments	21
(b) Certain Projections Provided by Celanese AG	22
3. Interest of the Bidder in Celanese AG	24
(a) General	24
(b) Agreement with KPC	25
4. Celanese AG’s Position with Respect to the Offer	26
IV. Background and Objective of the Offer	28
1. General Background of the Offer	28
2. Intentions of the Bidder with Regard to Celanese AG	31
(a) Future Business Activities, Assets, and Obligations of Celanese AG	31
(b) Management Board and Supervisory Board of Celanese AG	32
(c) Registered Office of Celanese AG, Location of Principal Parts of the Business, Employees of Celanese AG and their Representatives	32
(d) Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion	33
(e) Refinancing of Existing Debt	36
(f) Transfer of Celanese Americas Corporation	36
(g) Dividend	37
(h) Other Plans	37
V. The Offer	38
1. Subject of the Offer	38

i

2. Offer Price	38
(a) Offer Price	38
(b) Minimum Offer Price	39
(c) Adequacy of the Offer Price	39
(d) Currency Exchange Rates	41
3. Acceptance Period	41
(a) Beginning and End of the Acceptance Period	41
(b) Extension of the Acceptance Period	42
(c) Subsequent Acceptance Period	42
4. Conditions	43
(a) Conditions to the Offer	43
(b) Non-occurrence of the Conditions to the Offer	48
(c) Waiver of Conditions	48
5. Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares	48
(a) Introductory Note Regarding Procedures for Tendering Celanese Shares	48
(b) Procedures Applicable to German Shares	49
(c) Procedures Applicable to North American Shares	52
(d) Provisions of General Applicability	55
6. Costs and Expenses	56
7. Withdrawal Rights	57
8. Description of Requested SEC Relief	58
VI. Financing of the Offer	59
1. Measures to Secure Financing of the Offer	59
(a) Maximum Offer Amount	59
(b) Financing of the Offer	59
2. Funding Confirmation	62
VII. Information Regarding the Expected Implications of a Successful Offer on the Assets and Financial and Earnings Position of the Bidder and the Acquisition Entities	63
1. Bidder	64
2. The Acquisition Entities	65
3. Applicable Blackstone Funds	67
VIII. Antitrust and Other Administrative Proceedings	68
1. Necessary Proceedings	68
(a) Antitrust Proceedings	68
(b) Insurance Approvals	70
2. Status of Proceedings	70
IX. Advantages for the Members of the Management Board and Supervisory Board of Celanese AG	71
X. Position of Celanese Shareholders who do not Accept the Offer	72

ii

XI. Financial Adviser/ Advising Bank; Solicitation	74
XII. Certain German and U.S. Federal Income Tax Consequences	75
1. Certain German Income Tax Consequences	75
(a) Taxation of Capital Gains	75
(b) Other German Taxes	76
(c) Limited German Tax Liability	76
2. Certain U.S. Federal Income Tax Consequences	76
(a) Sale of Celanese Shares Pursuant to this Offer	77
(b) Considerations for Non-Tendering U.S. Holders	78
XIII. Publications, Declarations and Notifications	79
XIV. Governing Law	79
XV. Declaration of Assumption of Responsibility	80
Annex 1 Confirmation of Financing Arrangement
Schedule I Certain Control Persons

iii

I.    SUMMARY OF THE OFFER

This summary and the questions and answers that follow highlight important material information about our offer to purchase all of the outstanding registered ordinary shares with no par value of Celanese AG, but are intended to be an overview only. For a more complete description of the terms and conditions of this offer, you should read carefully this entire offer document and the related documents described in this offer document, including any accompanying documents, because this summary and the questions and answers that follow may not answer all of your questions and additional important information is contained in the remainder of this offer document and the related documents.

1.   Overview

Bidder:	BCP Crystal Acquisition GmbH & Co. KG, Maybachstrasse 6, 70469 Stuttgart, Germany, a German limited partnership controlled by a group of investment funds advised by The Blackstone Group, New York, U.S., a leading global investment firm.

Target Company:	Celanese AG, Frankfurter Straße 111, 61476 Kronberg im Taunus, Germany.

Subject of Offer:	Acquisition of all outstanding registered ordinary shares with no par value of Celanese AG (German Securities Identification Number (WKN) 575300/International Securities Identification Number (ISIN) DE 0005753008/ CUSIP D 1497A101).

Consideration:	EUR32.50 per outstanding registered ordinary share in cash, without interest. As described elsewhere in this offer document, certain shareholders will receive the offer price in U.S. dollars instead of Euros unless (where applicable) they elect to receive Euros.

Conditions to this Offer:	This offer is subject to a number of conditions, including:

— receipt of antitrust clearances;

— a minimum acceptance condition of 85% of the outstanding registered ordinary shares of Celanese AG excluding treasury shares held by Celanese AG, enterprises controlled or majority- owned by Celanese AG or parties acting for the account of Celanese AG; and

— the absence of certain material adverse changes with respect to Celanese AG.

These and other important conditions are described in detail elsewhere in this offer document.

If any of the conditions to this offer described in this offer document have not been satisfied by the end of the acceptance period or waived by us, then this offer will not be consummated.

Offer in Germany and in the U.S.:	This offer shall be governed and executed in accordance with German law, in particular the German Securities Acquisition and Takeover Act (WpÜG), and in compliance with the U.S. securities laws.

Beginning of Acceptance Period:	February 2, 2004.

End of Acceptance Period:	March 15, 2004, 24.00h Central European Time/ 6:00 p.m. New York City Time (unless the acceptance period is extended).

Subsequent Acceptance Period:	Only if all conditions, including the minimum acceptance condition, are satisfied: expected to be from March 21, 2004 to April 5, 2004.

Securities Identification Numbers:	Celanese Shares: WKN 575300/ ISIN DE 0005753008/ CUSIP D 1497A101

Tendered Celanese Shares: WKN A0AHS1/ ISIN DE 000A0AHS13

Subsequently Tendered Celanese Shares: WKN A0AHS2/ ISIN DE 000A0AHS21

Trading of Tendered Shares:	Tendered Celanese Shares are expected to be tradable on the Frankfurt Stock Exchange from February 4, 2004 to March 12, 2004 under the WKN A0AHS1/ISIN DE 000A0AHS13. There will be no trading of Tendered Celanese Shares on the New York Stock Exchange. There will also be no trading of Subsequently Tendered Shares.

Acceptance:	The mechanics for tendering outstanding registered ordinary shares in this offer will depend on whether the particular outstanding registered ordinary shares of Celanese AG are held in the booking system of Clearstream Banking AG or of The Depository Trust Company or in certificated form listed in the North American Registry of Celanese AG. More information about these procedures, and about how to determine which procedures apply to you, is contained in Section V.5 of this offer document “The Offer — Acceptance and Execution of the Offer; Procedures for tendering Celanese Shares.”

Publications:	All publications required under the German Securities Acquisition and Takeover Act related to this offer, including the publication of this offer document, will be made on the internet at the web site http://www.tbg-cag.de. In addition, if required, publications or notices as to publications will also be made in the Börsen-Zeitung, with the exception of the notice of publication of this offer document and any mandatory publication (Pflichtveröffentlichung) or other publication that has to be made on a Monday and which will in each such case be made in the Frankfurter Allgemeine Zeitung.

2.   Questions and Answers

Bidder

Who is offering to purchase my securities?

This offer to purchase all of the outstanding registered ordinary shares of Celanese AG is being made by BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft), with its registered office (Sitz) in Stuttgart, Germany, registered with the commercial register of the Local Court (Amtsgericht) Stuttgart under registration no. HRA 13860. We are controlled by a group of investment funds advised by The Blackstone Group, a leading global investment firm. We are an indirect wholly-owned subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., which is indirectly majority-owned by Blackstone Capital Partners (Cayman) IV L.P., an investment fund.

For more information about us and some of our affiliated entities, see Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone.”

Target Company and Subject of this Offer

What securities are being sought in this offer?

We are offering to acquire all of the outstanding registered ordinary shares of Celanese AG, a German stock corporation (Aktiengesellschaft), with its registered office in Kronberg im Taunus, Germany, registered with the commercial register of the Local Court Koenigstein im Taunus under registration no. HRB 5277.

For more information about Celanese AG, see Section III.2, “Companies Involved — Description of Celanese AG.”

Offer Price

How much are you offering to pay and what is the form of payment?

We are offering to all shareholders of Celanese AG to pay EUR32.50 in cash, without interest, per registered ordinary share of Celanese AG.

Shareholders of Celanese AG who tender registered ordinary shares of Celanese AG that are held in book-entry form within The Depository Trust Company booking system will receive the offer price in U.S. dollars instead of Euros, at the WM/Reuters closing spot U.S. dollar/Euro exchange rate as reported by WM/Reuters (the “WM/Reuters USD/EUR Exchange Rate”) on the business day prior to the day on which we make funds available to the North American depositary for the settlement of such tendered shares. Shareholders whose registered ordinary shares of Celanese AG are held in book-entry form through The Depository Trust Company booking system and who prefer to receive payment in Euros must arrange for the transfer of their registered ordinary shares of Celanese AG to the Clearstream Banking AG booking system. In addition, shareholders whose registered ordinary shares of Celanese AG are held in book-entry form through the Clearstream Banking AG booking system and who prefer to receive payment in U.S. dollars may do so by arranging for the transfer of their registered ordinary shares of Celanese AG to The Depository Trust Company booking system. Shareholders of Celanese AG wishing to make these transfers should call their custodian institution, financial services institution, bank, broker or other nominee.

Shareholders who hold their registered ordinary shares of Celanese AG in certificated form in the North American registry will receive the offer price in U.S. dollars at the exchange rate described above, unless they elect on the Letter of Transmittal to receive Euros.

As of January 28, 2004, the third banking business day prior to the date of publication of this offer document, EUR32.50 equaled $40.98 based on the WM/Reuters USD/EUR Exchange Rate. The actual amount of U.S. dollars to be received in respect of shares tendered for which U.S. dollars are paid, will, however, depend upon the WM/Reuters USD/EUR Exchange Rate on the business day prior to the day on which we make funds available to the North American depositary for the settlement of such tendered shares.

For more information regarding the offer price and historical exchange rates between Euros and U.S. dollars, see Section V.2, “The Offer — Offer Price.”

How will this offer affect the payment of Celanese AG’s annual dividend for the fiscal year 2003?

We expect that, if this offer is consummated (meaning that payment shall be made for all ordinary registered shares of Celanese AG tendered during the acceptance period), such consummation would probably occur in March 2004, which would be well in advance of Celanese AG’s annual shareholders’ meeting. We therefore expect that this offer would be consummated, and that we would have acquired title to all registered ordinary shares of Celanese AG acquired hereunder, and would be registered in Celanese AG’s share register as the shareholder of all of these shares, prior to the 2004 annual shareholders’ meeting. In that event, we intend to vote in the annual shareholders’ meeting to prevent, to the extent permitted by law, any dividend on the registered ordinary shares of Celanese AG for the fiscal year ended December 31, 2003 from being resolved upon.

For more information, see Section IV.2(g), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Dividend.”

Conditions

What are the most important conditions to this offer?

This offer is subject to a number of conditions, which include the receipt of antitrust clearances, a minimum acceptance condition of 85% of the outstanding registered ordinary shares of Celanese AG (excluding treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG), the absence of certain material adverse changes with respect to Celanese AG and other conditions described in detail elsewhere in this offer document.

If any of the conditions to this offer described in this offer document have not been satisfied by the end of the acceptance period and if we have not waived compliance with any conditions that have not been met by that time in accordance with the provisions of the German Securities Acquisition and Takeover Act (WpÜG) and applicable U.S. securities laws, then this offer will terminate and we will not be required to purchase any registered ordinary shares of Celanese AG that have been tendered.

For more information about the conditions to this offer, see Section V.4, “The Offer — Conditions.”

Financing of this Offer

Do you have available the financial resources necessary to make payment pursuant to this offer?

Yes. We have received equity and debt commitments sufficient to make all payments pursuant to this offer. The total amount of funds required to purchase all of the registered ordinary shares of Celanese AG (excluding treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG, which Celanese AG has agreed not to tender) pursuant to this offer will be approximately EUR1.6 billion. This amount will be funded by committed equity contributions and credit facilities.

For more information about the financing of this offer, see Section VI, “Financing of the Offer.”

Acceptance Period and Subsequent Acceptance Period

How much time do I have to decide whether to tender my registered ordinary shares of Celanese AG?

You may tender your registered ordinary shares of Celanese AG and accept this offer beginning February 2, 2004 until March 15, 2004 at 24.00h Central European Time (CET), 6:00 p.m. New York City time.

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG and you cannot deliver everything that is required in order to make a valid tender by the expiration of the acceptance period, you may be able to use a guaranteed delivery procedure, which is described later in this offer document. See Section V.5(c), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Procedures Applicable to North American Shares.”

Pursuant to the German Securities Acquisition and Takeover Act and applicable U.S. securities laws the acceptance period for this offer can be extended under certain circumstances, such as following a material amendment of this offer. If the acceptance period is extended, we will issue a press release and publish a notice in the Börsen-Zeitung, announcing the extension, no later than one German business day prior to the date on which the acceptance period was scheduled to expire. We will also publish this announcement on the internet at our web site, http://www.tbg-cag.de.

If, at the expiration of the acceptance period, all conditions to this offer, including the condition that at least 85% of the outstanding registered ordinary shares of Celanese AG (excluding treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG) have been tendered, are either satisfied or have been waived by us, there will be a subsequent acceptance period of two weeks from the date of publication of the results of this offer. During this two week subsequent acceptance period, shareholders of Celanese AG who did not tender their registered ordinary shares in the acceptance period may tender their registered ordinary shares and will be entitled to receive the same offer price offered during the acceptance period in accordance with the terms and conditions set forth in this offer document. Shareholders of Celanese AG will not have the right to withdraw registered ordinary shares of Celanese AG tendered during the subsequent acceptance period. Please note that no subsequent acceptance period will be provided unless, among other things, at least 85% of the outstanding registered ordinary shares of Celanese AG (excluding treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG) have been tendered within the acceptance period or we have waived this condition.

When will the subsequent acceptance period start and when will it end?

The subsequent acceptance period, if any, would start on the day (currently expected to be March 21, 2004) following the day of the publication, in accordance with § 23(1) sentence 1 No. 2 of the German Securities Acquisition and Takeover Act, of the number of registered ordinary shares of Celanese AG for which the bidder has received valid acceptances without withdrawal as of the expiration of the acceptance period and end two weeks from this date (currently expected to be April 5, 2004).

For more information about the acceptance period and the subsequent acceptance period, see Section V.3, “The Offer — Acceptance Period.”

Acceptance of and Withdrawal from this Offer

How do I tender my registered ordinary shares of Celanese AG?

The procedure to tender your registered ordinary shares of Celanese AG depends on whether your shares are held

•	in book-entry form within the Clearstream Banking AG booking system,

•	in book-entry form within The Depository Trust Company booking system, or

•	in certificated form listed in the North American registry of Celanese AG.

If your registered ordinary shares of Celanese AG are held in book-entry form within the Clearstream Banking AG booking system, in order to tender your shares and accept this offer, you must deliver a notice of your acceptance of this offer to the custodian credit institution or financial services institution that holds your registered ordinary shares of Celanese AG within the Clearstream Banking AG booking system. You must obtain the appropriate acceptance form from that custodian credit institution or financial services institution. The tender and the acceptance will only be valid if the applicable custodian credit institution or financial services institution has received that notice of acceptance within the acceptance period and has effected with Clearstream Banking AG a timely book-entry transfer with respect to the tendered registered ordinary shares under German Securities Identification Number (WKN) A0AHS1/International Securities Identification Number (ISIN) DE 000A0AHS13.

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system, in order to tender your shares and accept this offer, a confirmation of a book-entry transfer of your shares into the North American depositary’s account at The Depository Trust Company and a confirmation from The Depository Trust Company with respect to those shares must be delivered to Mellon Investor Services LLC, the North American depositary for the offer, within the acceptance period. If your registered ordinary shares of Celanese AG are held in street name (that is, through a broker, dealer, commercial bank or other nominee) through The Depository Trust Company booking system, you must follow the instructions of your broker, dealer, commercial bank or other nominee in order to direct such nominee to tender your registered ordinary shares of Celanese AG on your behalf.

If you hold your registered ordinary shares of Celanese AG in certificated form listed in the North American registry of Celanese AG, in order to tender your shares and accept this offer, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to the North American depositary for the offer within the acceptance period.

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG and if you cannot deliver all required documents to the North American depositary by the end of the acceptance period, you may use a guaranteed delivery procedure and have a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the North American depositary within three New York Stock Exchange trading days. However, the North American depositary must receive the shares and other required documentation within that three trading day period.

For more information about the procedures for accepting this offer, see Section V.5, “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares.”

Will I have to pay any fees or commissions upon tendering?

If you own your registered ordinary shares of Celanese AG through a custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee, and your custodian credit institution or financial services institution, broker, dealer, commercial bank or nominee tenders your shares on your behalf, your custodian credit institution or financial services institution, broker, dealer, commercial bank or nominee may charge you a fee for doing so. German custodian credit institutions or financial services institutions that hold shares for the account of shareholders of Celanese AG will not charge such fees. If you hold your registered ordinary shares of Celanese AG in certificated form and if you are registered in the North American registry with such shares and you tender them directly to the North American depositary in this offer, you will not be required to pay brokerage fees or similar expenses. Any non-German stock exchange, turnover tax or stamp duties which may be incurred as a result of the tender of your registered ordinary shares of Celanese AG will have to be borne by you.

May I withdraw previously tendered registered ordinary shares of Celanese AG?

You can withdraw previously tendered registered ordinary shares of Celanese AG, without having to provide any explanation of your reasons, at any time until the expiration of the acceptance period.

In addition, unless we receive requested relief on this point from the U.S. Securities and Exchange Commission (SEC), if on or after April 1, 2004, the acceptance period has expired but we have not yet determined and published whether all conditions that had not been previously waived have been satisfied and so have not yet accepted your shares for payment, then you can withdraw your registered ordinary shares of Celanese AG at any time thereafter until we make such determination and publication and thereby accept your shares for payment.

Rights to withdraw tendered registered ordinary shares of Celanese AG will not apply to the subsequent acceptance period, if any. By withdrawing your tendered registered ordinary shares of Celanese AG, you will withdraw from the contract that was concluded as a result of your acceptance of this offer.

If your registered ordinary shares of Celanese AG are held in book-entry form within the Clearstream Banking AG booking system, to withdraw previously tendered shares, you must deliver a notice of withdrawal with the required information to the custodian credit institution or financial services institution you directed to tender your shares, while you still have the right to withdraw the shares. The withdrawal will become effective if the applicable custodian credit institution or financial services institution has received your notice of withdrawal at a time when you have the right to withdraw and has effected with Clearstream Banking AG a timely book-entry re-transfer of the tendered registered ordinary shares of Celanese AG into the original German Securities Identification Number (WKN) 575300/International Securities Identification Number (ISIN) DE 0005753008.

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG, in order to withdraw previously tendered shares, you must deliver a written notice of withdrawal with the required information to the North American depositary while you still have the right to withdraw the shares. If your registered ordinary shares of Celanese AG are held in street name (that is, through a broker, dealer, commercial bank or other nominee), the shares can be withdrawn by your nominee through The Depository Trust Company.

For more information about your withdrawal rights, see Section V.7, “The Offer — Withdrawal Rights.”

Payment of the Offer Price

When will I receive the payment for registered ordinary shares of Celanese AG tendered in this offer?

Subject to the terms and conditions of the offer, payment of the offer price to the shareholders of Celanese AG who validly accept the offer and tender their registered ordinary shares of Celanese AG during the acceptance period will be effected within three to seven banking days after the expiration of the acceptance period. The payment of the offer price to the shareholders of Celanese AG who validly accept the offer and tender their registered ordinary shares of Celanese AG during the subsequent acceptance period, if any, will be effected within three to seven banking days after the expiration of the subsequent acceptance period.

If your registered ordinary shares of Celanese AG are held in book-entry form within the Clearstream Banking AG booking system, payment will be made to you with respect to those shares through the transfer of the shares for which the tender has been validly accepted to the account of Deutsche Bank AG, acting as international settlement agent, with Clearstream Banking AG, against transfer of the offer price from Deutsche Bank AG via Clearstream Banking AG to the custodian credit institutions or financial services institution that hold your registered ordinary shares of Celanese AG for your benefit.

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG, payment will be made through Mellon Investor Services LLC, the North American depositary.

For more information about payment of the offer price, see Section V.5, “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares.”

Celanese AG’s Position with Respect to this Offer

Has Celanese AG and its management taken a position with respect to this offer?

Celanese AG’s management is supportive of this offer. In a letter sent by Celanese AG to the President and CEO of The Blackstone Group on December 14, 2003, Celanese AG confirmed that Celanese AG’s management board (Vorstand) will publicly support the tender offer if the takeover offer document as published meets the terms and conditions expressed in Blackstone’s proposal and will not withdraw such support unless an unsolicited competing superior takeover offer by a third party for all of the registered ordinary shares of Celanese AG has been launched and cleared by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) which the management board of Celanese AG determines is more favorable than this offer. We believe that this offer document meets those terms and conditions.

The supervisory board (Aufsichtsrat) of Celanese AG has not yet taken any position on this offer.

We will submit this offer document to the management board of Celanese AG without undue delay after its publication in accordance with the German Securities Acquisition and Takeover Act. Without undue delay after we have submitted this offer document to the management board of Celanese AG, the management board and the supervisory board of Celanese AG, must each deliver reasoned opinions (begründete Stellungnahme) regarding this offer, and publish these reasoned opinions in accordance with the provisions of the German Securities Acquisition and Takeover Act. Celanese AG is also required by U.S. securities laws to file with the U.S. Securities and Exchange Commission and distribute to its shareholders, within ten U.S. business days from the date of publication of this offer document, a statement as to its position, if any, on this offer.

For more information about Celanese AG’s position with respect to this offer, see Section III.4, “Companies Involved — Celanese AG’s Position with Respect to the Offer.”

Plans of the Bidder for Celanese AG

Will this offer be followed by a squeeze-out of minority shareholders if not all the registered ordinary shares of Celanese AG are tendered?

If, following this offer or at a later point of time, we own 95% or more of the registered share capital of Celanese AG, we currently intend to request that the shareholders’ meeting of Celanese AG resolve upon the transfer to us of the registered ordinary shares of Celanese AG not owned by us in exchange for fair cash compensation pursuant to §§ 327a et seq. of the German Stock Corporation Act (Aktiengesetz). This procedure is referred to as a “squeeze-out.” The amount of the fair cash compensation that would be paid to minority shareholders in connection with a squeeze-out will be determined by us on the basis of an analysis of the fair enterprise value (Unternehmensbewertung) of Celanese AG at the time of the shareholders’ meeting in which a resolution to effect the squeeze-out is adopted, and may be higher, lower or the same as the EUR32.50 per share offer price. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this offer document and/or the time of the consummation of this offer and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

For more information about a potential squeeze-out, see Section IV.2(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion.”

Will you exercise control over Celanese AG if this offer is completed?

After consummation of this offer, we expect to own more than 75% of the registered share capital of Celanese AG, which is the voting power sufficient to require Celanese AG to enter into a domination agreement (Beherrschungsvertrag) and a profit and loss transfer agreement (Gewinnabführungsvertrag) with us. We intend to enter into these agreements with Celanese AG. If we do, we will be required under German law to make an offer to all of the then outstanding shareholders of Celanese AG to acquire their registered ordinary shares of Celanese AG in exchange for fair cash compensation and to pay minority shareholders who do not accept such offer a guaranteed dividend in lieu of any future dividends. The amount of the fair cash compensation and guaranteed dividend that would be paid to minority shareholders in connection with the entering into of a domination and profit and loss transfer agreement will be determined by us and Celanese AG on the basis of an analysis of the fair enterprise value of Celanese AG at the time of the shareholders’ meeting in which a resolution with respect to the entering into of such an agreement by Celanese AG is adopted. The amount of the fair cash compensation may be higher, lower or the same as the EUR32.50 per share offer price. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation and/or guaranteed dividend may be different than exchange rates in effect at the time of the publication of this offer document and/or the time of the consummation of this offer and may therefore affect the value of such fair cash compensation and/or guaranteed dividend if such compensation and/or guaranteed dividend is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation and/or guaranteed dividend into U.S. dollars.

For more information about our exercise of control over Celanese AG, see Section IV.2(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion.”

Will Celanese AG be delisted following the consummation of this offer?

Following the consummation of this offer, we intend to pursue a delisting of the registered ordinary shares of Celanese AG from the New York Stock Exchange. We may also cause Celanese AG to apply for a revocation of admission of the registered ordinary shares of Celanese AG to the Frankfurt Stock Exchange. If the shares of Celanese AG are delisted from both the Frankfurt Stock Exchange and the New York Stock Exchange, under German law an offer would have to be made to all of the then outstanding shareholders of Celanese AG to acquire their registered ordinary shares of Celanese AG in exchange for fair cash compensation. The amount of the fair cash compensation that would be paid to shareholders of Celanese AG in connection with a delisting of the registered ordinary shares of Celanese AG from both the Frankfurt Stock Exchange and the New York Stock Exchange will be determined on the basis of an analysis of the fair enterprise value of Celanese AG at the time of the shareholders’ meeting in which a resolution to effect a complete delisting of Celanese AG is adopted, and may be higher, lower or the same as the EUR32.50 per share offer price. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this offer document and/or the time of the consummation of this offer and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

Even if the registered ordinary shares of Celanese AG are not delisted shortly after the consummation of this offer, our acquisition of registered ordinary shares of Celanese AG in this offer will substantially reduce the number of shareholders of Celanese AG. Therefore, following the consummation of this offer, there may no longer be an active public trading market for the registered ordinary shares of Celanese AG.

In addition, if permitted under applicable law, we may seek to terminate the registration of the shares of Celanese AG under the U.S. Securities Exchange Act of 1934, in which event Celanese AG may no longer be required to make filings with the SEC or comply with the SEC’s rules relating to publicly held companies.

For more information about a potential delisting and/or deregistration of registered ordinary shares of Celanese AG, see Section IV.2(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion.”

Will you consider a conversion of Celanese AG into another legal form?

As an alternative to a squeeze-out procedure, we might also consider proposing to the shareholders’ meeting of Celanese AG to convert Celanese AG from its current legal form of a stock corporation into either a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (UmwG). If a resolution to effect a conversion of Celanese AG were adopted, an offer must be made to each of the then outstanding minority shareholders of Celanese AG who had appropriately documented its objection to the conversion as required under applicable law. The offer would be made to acquire the applicable shareholders’ interests in the entity resulting from the conversion in return for payment of fair cash compensation. If the conversion were combined with a complete delisting of the registered ordinary shares of Celanese AG, this offer would be made to all the then outstanding minority shareholders, regardless of whether such an objection had been documented. The amount of the fair cash compensation that would be paid to minority shareholders in connection with the conversion will be determined on the basis of an analysis of the fair enterprise value of Celanese AG at the time of the shareholders’ meeting in which a resolution with respect to the conversion is adopted, and may be higher, lower or the same as the EUR32.50 per share offer price. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this offer document and/or the time of the consummation of this offer and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

For more information about a potential conversion of Celanese AG, see Section IV.2(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion.”

Agreements with Shareholders of Celanese AG

Do you have any agreements with respect to this offer with any shareholders of Celanese AG?

Kuwait Petroleum Corporation, the largest shareholder of Celanese AG, which holds 14,400,000 shares of Celanese AG representing approximately 26.28% of the registered share capital (Grundkapital) of Celanese AG (and 29.2% of the shares currently carrying voting rights, i.e. all outstanding shares of Celanese AG excluding treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG), has agreed to tender, subject to certain conditions, all of its shares of Celanese AG in this offer.

For more information about our agreement with Kuwait Petroleum Corporation, see Section III.3(b), “Companies Involved — Interest of the Bidder in Celanese AG — Agreement with KPC.”

Trading on Stock Exchanges

Can I sell my shares of Celanese AG on the stock exchange even after I have tendered them and accepted this offer?

If your registered ordinary shares of Celanese AG are held in book-entry form within the Clearstream Banking AG booking system and you tender your shares during the acceptance period, you may still sell them on the Frankfurt Stock Exchange on an “as tendered” basis.

Registered ordinary shares of Celanese AG held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG are not eligible for trading on an “as tendered” basis.

There will be no trading of registered ordinary shares of Celanese AG on an “as tendered” basis on the New York Stock Exchange.

We expect that as of the second banking day following the beginning of the acceptance period, tendered registered ordinary shares of Celanese AG that are eligible for “as tendered” trading will trade on the official market (Amtlicher Markt) of the Frankfurt Stock Exchange under the German Securities Identification Number (WKN) A0AHS1 and the International Securities Identification Number (ISIN) DE 000A0AHS13. The trading of tendered registered ordinary shares of Celanese AG on an “as tendered” basis will cease at the end of trading on the banking day prior to the last banking day of the acceptance period. Registered ordinary shares of Celanese AG that are tendered during the subsequent acceptance period, if any, will not be eligible for trading on an “as tendered basis” on either the Frankfurt Stock Exchange or the New York Stock Exchange.

Registered ordinary shares of Celanese AG that are not tendered will remain tradable on the Frankfurt Stock Exchange and the New York Stock Exchange throughout the acceptance period and subsequent acceptance period, if any, and thereafter until a possible delisting is executed. Even if the registered ordinary shares of Celanese AG are not delisted shortly after the consummation of this offer, our acquisition of registered ordinary shares of Celanese AG in this offer will substantially reduce the number of shareholders of Celanese AG. Therefore, following the consummation of the offer, there may no longer be an active public trading market for the registered ordinary shares of Celanese AG.

For more information about the trading of eligible tendered registered ordinary shares of Celanese AG, see Section V.5, “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares.”

Tax Consequences

How will tendering German taxpayers be taxed for German income tax purposes?

If you are a German taxpayer, your receipt of cash for registered ordinary shares of Celanese AG in this offer will be taken into consideration for German income tax purposes. You are therefore urged to consult your own tax advisor as to the particular tax consequences to you of the acceptance of this offer.

For more information regarding the German income tax consequences of the offer to German taxpayers, see Section XII.1, “Certain German and U.S. Federal Income Tax Consequences — Certain German Income Tax Consequences.”

How will tendering U.S. taxpayers be taxed for U.S. federal income tax purposes?

If you are a U.S. taxpayer, your receipt of cash for registered ordinary shares of Celanese AG in this offer will be a taxable transaction for U.S. federal income tax purposes. You are therefore urged to consult your own tax advisor as to the particular tax consequences to you of the acceptance of this offer.

For more information regarding the U.S. federal income tax consequences of this offer to U.S. taxpayers, see Section XII.2, “Certain German and U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences.”

Publications

Where will the publications required under the German Securities Acquisition and Takeover Act related to this offer be made?

All publications required under the German Securities Acquisition and Takeover Act related to this offer, including the publication of this offer document, will be made on the internet at the web site http://www.tbg-cag.de. In addition, if required, publications or a notice as to publications will also be made in the Börsen-Zeitung, with the exception of the notice of publication of this offer document and any mandatory publication (Pflichtveröffentlichung) under the German Securities Acquisition and Takeover Act or other publication that has to be made on a Monday and which will in each such case be made in the Frankfurter Allgemeine Zeitung.

In accordance with § 14(3) of the German Securities Acquisition and Takeover Act, this offer document will be published on the internet at the web site http://www.tbg-cag.de and will be made available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany or Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022, U.S.

Copies of this offer document can also be requested, free of charge, by calling the information hotline established by us for this offer (see next question below).

Further Information

Who can I talk to if I have further questions about this offer?

If you have further questions about this offer, you can call the information hotline established by us for this offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), 1-877-750-5836 (toll-free in the U.S. and Canada) or 1-646-822-7403 (call collect from all other countries).

Deutsche Bank AG is acting as international settlement agent for this offer, and one of its affiliates is acting as dealer manager for this offer. Innisfree M&A Incorporated is acting as the information agent of this offer.

[Remainder of Page is intentionally left blank.]

II.	GENERAL INSTRUCTIONS, IN PARTICULAR TO SHAREHOLDERS OUTSIDE GERMANY

1.	Making of the Offer Pursuant to the German Securities Acquisition and Takeover Act as well as U.S. Securities Laws

The following offer (together with any amendments or supplements hereto, the “Offer”) by BCP Crystal Acquisition GmbH & Co. KG (the “Bidder”), is a voluntary public takeover offer (freiwilliges Übernahmeangebot) according to § 29(1) of the German Securities Acquisition and Takeover Act (WpÜG) (the “Takeover Act”) aimed at the acquisition of all outstanding registered ordinary shares with no par value of Celanese AG, a stock corporation (Aktiengesellschaft, AG), organized under the laws of the Federal Republic of Germany (“Germany”) with its registered office in Kronberg im Taunus, registered with the commercial register of the Local Court (Amtsgericht) Koenigstein im Taunus under registration no. HRB 5277.

The Bidder is offering to acquire all registered ordinary shares with no par value of Celanese AG (collectively, the “Celanese Shares” and each, a “Celanese Share”) at EUR32.50 per Celanese Share, in cash, without interest (the “Offer Price”), upon the terms and conditions set forth in this offer document (the “Offer Document”).

This Offer is addressed to all holders of Celanese Shares (collectively, the “Celanese Shareholders” and each individually, a “Celanese Shareholder”).

This Offer shall be governed and executed in accordance with German law, in particular the Takeover Act, and in compliance with the U.S. securities laws, including the applicable tender offer rules promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any contract arising out of the acceptance of this Offer shall be governed by and construed solely in accordance with German law except to the extent mandated by applicable U.S. securities laws.

This Offer Document exists both in a German version and an English version. The German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (the “BaFin”) has, however, not reviewed the English version of this Offer Document.

This Offer is a voluntary public takeover offer that is made exclusively in accordance with the provisions of the Takeover Act and the applicable U.S. securities laws, including the applicable tender offer rules promulgated under the Exchange Act.

The Bidder is not seeking approval or clearance of this Offer from any securities regulatory or similar authority pursuant to the laws of any jurisdiction other than Germany and the United States of America (“U.S.”). Accordingly, neither the Bidder nor Blackstone (as defined in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”) nor any of their affiliates assumes any responsibility for making further announcements, registrations, or for obtaining further licenses or approvals, in respect of this Offer Document and/or this Offer outside of Germany and the U.S. Neither the Bidder nor Blackstone nor any of their affiliates assumes any responsibility for the non-compliance with regulations of jurisdictions other than Germany and the U.S. In any jurisdiction where the securities laws or other laws require this Offer to be made by a licensed broker or dealer, this Offer will be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

2.   Acceptance of the Offer Outside Germany and the U.S.

The distribution of this Offer Document and the making of this Offer may, in certain jurisdictions other than Germany and the U.S., be restricted by law. Persons who come into possession of this Offer Document should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these jurisdictions.

Neither the Bidder nor any person acting in concert with the Bidder, as such term is defined in § 2(5) of the Takeover Act, assumes any responsibility whatsoever:

•	for any violation by any person of any of these restrictions;

•	for the compliance of this Offer with any applicable legal provisions of any jurisdiction outside Germany or the U.S.; or

•	for third parties’ non-compliance with any applicable regulations in connection with this Offer or the acceptance of this Offer.

Please note that irrespective of the foregoing remarks, any Celanese Shareholder may accept this Offer in accordance with the terms and conditions set forth in this Offer Document and applicable law.

3.   Announcement of the Decision to Make the Offer

The Bidder announced its decision to make this Offer on December 16, 2003 in accordance with § 10(1) of the Takeover Act. The German and the English versions of this announcement are available on the internet at the web site http://www.tbg-cag.de. The Bidder also filed its press release announcing its decision and the announcement required by German law with respect to that decision with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Schedule TO. That filing, along with other filings made by the Bidder relating to this Offer, is available on the internet at the SEC’s web site, http://www.sec.gov.

4.   Publication of this Offer Document

This Offer Document is published in accordance with § 14(3) of the Takeover Act and applicable U.S. securities laws. It will be published on the internet at the web site http://www.tbg-cag.de and will be made available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, as well as Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, U.S. The notification regarding the availability of this offer document will be published in accordance with § 14 (3) sentence 1 no. 2 Takeover Act on February 2, 2004 in the Frankfurter Allgemeine Zeitung. The announcement of the commencement of this Offer will be made by means of a summary advertisement in the U.S. in The Wall Street Journal on the same day.

Copies of both the English and the German version of this Offer Document can also be requested to be sent, free of charge, by calling the information hotline established by the Bidder for this Offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), 1-877-750-5836 (toll-free in the U.S. and Canada) or 1-646-822-7403 (call collect from all other countries).

For more information, see Section XIII, “Publications, Declarations and Notifications.”

5.   Information Contained in the Offer Document

(a)	General

All references in this Offer Document to “EUR” are to the Euro, and all references to “dollars,” “US$” or “$” are to U.S. dollars. The WM/Reuters USD/EUR Exchange Rate on January 28, 2004 was EUR1.00 = US$1.26095.

Where a time is stated in this Offer Document, it is generally given in Central European Time and the local time in New York City. As of the date of this Offer Document, New York City time is six hours behind Central European Time.

For purposes of this Offer and this Offer Document, all references to a “trading day” mean, except where otherwise expressly set forth, a day on which both the Frankfurt Stock Exchange and the New York Stock Exchange (the “NYSE”) are open for trading.

All references to a “banking day” mean a day on which banks in Frankfurt am Main, Germany, are open for business. All references to a “business day” mean a German business day, if not specified otherwise, and consist of the time period from 0:01h through 24:00h Central European Time. For the purposes of this Offer and this Offer Document all references to a German business day mean any day other than a Sunday or a German federal holiday. All references to a “U.S. business day” mean any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

(b)	Sources of Information

The information contained in this Offer Document concerning Celanese AG was obtained from publicly available sources or, where so specified, supplied by Celanese AG. Neither the Bidder nor Blackstone nor any of their respective affiliates nor persons acting in concert with the Bidder, as such term is defined in § 2(5) of the Takeover Act, assumes, except to the extent otherwise provided in § 12 of the Takeover Act, any responsibility for:

(i)	the accuracy or completeness of such information; or

(ii)	any failure by Celanese AG to disclose events which may have occurred or may affect the significance or accuracy of any such information but which have not been publicly disclosed by Celanese AG.

Section 12(2) of the Takeover Act, however, remains unaffected. This provides that the Bidder, Blackstone and any of their respective affiliates or any persons acting in concert with the Bidder, as such term is defined in § 2(5) of the Takeover Act, are not responsible if and to the extent that such person can provide evidence that it was unaware of the incorrectness or incompleteness of the information contained in this Offer Document and provided that this lack of awareness was not due to gross negligence of such person.

Celanese AG is not only subject to the German publication requirements but also subject to the informational reporting requirements of the Exchange Act, and accordingly files reports and other information with the SEC. Reports and other information filed by Celanese AG with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. Copies of those materials can be obtained at prescribed rates from the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet web site that contains reports and other information about issuers, such as Celanese AG, who file electronically with the SEC. The address of that web site is http://www.sec.gov.

Neither the Bidder nor Blackstone nor any of their respective affiliates nor persons acting in concert with the Bidder, as such term is defined in § 2(5) of the Takeover Act, has authorized any person to provide any information or to make any representation in connection with this Offer other than the information contained or referenced in this Offer Document and, where applicable, the accompanying Letter of Transmittal. If any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by the Bidder or Blackstone or such affiliate or persons acting in concert with the Bidder, as such term is defined in § 2(5) of the Takeover Act.

(c)	Forward-Looking Statements; No Update of the Offer Document

This Offer Document and the documents referenced in this Offer Document include certain forward-looking statements. These statements appear throughout this Offer Document and include statements regarding the intent, belief or current expectations of the Bidder and Blackstone and their management, including with respect to the

Bidder’s and/or Blackstone’s plans relating to the acquisition of the Celanese Shares and the operations of Celanese AG and its subsidiaries following the consummation of this Offer (which means the settlement with respect to all Celanese Shares tendered during the Acceptance Period, as defined in Section V.3, “The Offer — Acceptance Period”). Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results or events may differ materially from those described in such forward-looking statements as a result of various factors. Factors that would cause actual results or events to differ materially from those described herein include:

•	the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms,

•	costs related to the acquisition of Celanese Shares,

•	competitive factors in the industries in which Celanese AG and its affiliates operate,

•	failure to retain Celanese AG’s management,

•	inability to refinance certain of the acquisition financing through the issuance of debt securities,

•	regulatory changes in the markets where Celanese AG and its affiliates operate,

•	changes in the Euro/U.S. dollar exchange rate,

•	general economic, capital market and business conditions, and

•	other risk factors detailed in Celanese AG’s filings with the SEC.

The Bidder and Blackstone are not obligated to update this Offer Document, unless required to do so under applicable U.S. disclosure rules or similar German disclosure requirements.

III.  COMPANIES INVOLVED

1.   Description of the Bidder, the Acquisition Entities and Blackstone

The Bidder is a limited partnership (Kommanditgesellschaft, KG) organized under the laws of Germany with its registered office in Stuttgart, Germany, registered under the name (Firma) of BCP Crystal Acquisition GmbH & Co. KG with the commercial register of the Local Court Stuttgart under registration no. HRA 13860. The Bidder will be at the time of the publication of this Offer Document an indirect wholly-owned subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. (“Crystal Holdings”), an exempted company organized under the laws of the Cayman Islands. The Bidder is controlled by a group of investment funds advised by The Blackstone Group L.P., New York, U.S.A., a leading global investment firm (“The Blackstone Group”). One of these funds, Blackstone Capital Partners (Cayman) IV L.P. (“BCP IV”), an exempted limited partnership organized under the laws of the Cayman Islands, indirectly holds a majority of the equity of Crystal Holdings.

The following illustrates the ownership structure of the Bidder at the time of the publication of this Offer Document (the “Structure Chart”):

BCP Management GmbH (“BCP Management”), a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) organized under the laws of Germany with its registered office in Stuttgart, Germany, registered with the commercial register of the

Local Court Stuttgart under registration no. HRB 24111, is the sole general partner of the Bidder. BCP Acquisition GmbH & Co. KG (“BCP Acquisition”), a limited partnership organized under the laws of Germany with its registered office in Stuttgart, Germany, registered with the commercial register of the Local Court Stuttgart under registration no. HRA 13834, is the sole limited partner of the Bidder. To date, the Bidder has always been managed and represented by its general partner, BCP Management, and the legal representatives of BCP Management.

BCP Management is the sole general partner of BCP Acquisition. BCP Holdings GmbH (“BCP Holdings”), a limited liability company organized under the laws of Germany with its registered office in Stuttgart, Germany, registered with the commercial register of the Local Court Stuttgart under registration no. HRB 24112, is the sole limited partner of BCP Acquisition.

BCP Luxembourg Holdings S.à r.l. (“BCP Luxembourg”), a private limited company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, registered with the commercial register (Registre de Commerce et des Sociétés) of Luxembourg, is the sole shareholder of both BCP Management and BCP Holdings.

Crystal Holdings holds, at the time of the publication of this Offer Document, all of the equity of BCP Luxembourg.

BCP IV and two of its affiliated funds, Blackstone Capital Partners (Cayman) IV-A L.P. (“BCP IV-A”), and Blackstone Family Investment Partnership (Cayman) IV-A L.P. (“BFIP”), each of which is an exempted limited partnership organized under the laws of the Cayman Islands, at the time of the publication of this Offer Document, collectively own indirectly through their wholly-owned subsidiaries Blackstone Capital Partners (Cayman) Ltd. 1 and Blackstone Capital Partners (Cayman) Ltd. 2, each an exempted company organized under the laws of the Cayman Islands, all of the equity in Crystal Holdings. Blackstone anticipates securing commitments for a portion of the equity of Crystal Holdings from certain of its affiliates and/or other private equity investors. Such equity commitments will be made in connection with the equity portion of the financing of this Offer. BCP IV, BCP IV-A, BFIP, BMA (as defined below), Blackstone LR (as defined below), and any other private equity investors that coinvest with these entities in connection with this Offer, are referred to as the “Investors.” For more information about the financing of this Offer, see Section VI, “Financing of the Offer.”

Blackstone Management Associates (Cayman) IV L.P. (“BMA”), an exempted limited partnership organized under the laws of the Cayman Islands, is the sole general partner of BCP IV, BCP IV-A and BFIP. Blackstone LR Associates (Cayman) IV Ltd. (“Blackstone LR”), a limited duration company organized under the laws of the Cayman Islands, is the sole general partner of BMA.

Blackstone LR, BMA, BCP IV, Crystal Holdings and BCP Luxembourg are collectively referred to in this Offer Document as “Blackstone.”

Each of the Bidder, BCP Acquisition, BCP Management, BCP Holdings, BCP Luxembourg and Crystal Holdings (collectively, the “Acquisition Entities”) as well as Blackstone Capital Partners (Cayman) Ltd. 1 and Blackstone Capital Partners (Cayman) Ltd. 2 was formed to effect the transactions described in this Offer Document and has not engaged in any activities other than those incident to its formation and such transactions. The principal business address of the Bidder, BCP Acquisition, BCP Management and BCP Holdings is Maybachstrasse 6, 70469 Stuttgart, Germany. The principal business address of BCP Luxembourg is 8-10, Rue Mathias Hardt, L-1717 Luxembourg, Grand Duchy of Luxembourg. The principal business address of Crystal Holdings, Blackstone Capital Partners (Cayman) Ltd. 1 and Blackstone Capital Partners (Cayman) Ltd. 2 is c/o Walkers, P.O. Box 265 GT, Walker House, George Town, Grand Cayman, Cayman Islands.

Although it has no definitive plans to do so at the time of the publication of this Offer Document, in connection with the potential issuance of debt securities or for tax or other reasons, Blackstone may ultimately change the form or jurisdiction of BCP Luxembourg and/or other Acquisition Entities by way of merger or other corporate transaction, may interpose additional entities into the ownership structure, and/or may liquidate or dissolve certain Acquisition Entities.

The principal business of BCP IV, BCP IV-A and BFIP is investing in securities and committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments. The principal business of BMA consists of performing the functions of, and serving as, the sole general partner of BCP IV, BCP IV-A and BFIP. The principal business of Blackstone LR consists of performing the functions of, and serving as, the sole general partner of BMA. The principal business address of BCP IV, BCP IV-A, BFIP, BMA and Blackstone LR is c/o Walkers, P.O. Box 265 GT, Walker House, George Town, Grand Cayman, Cayman Islands.

Certain information regarding these entities, the directors of BCP Luxembourg and Crystal Holdings who are entitled to represent the Bidder since its formation and certain other control persons of these entities is set forth on Schedule I hereto.

The persons acting in concert, as such term is defined in § 2(5) of the Takeover Act, with the Bidder are (indicating in each case the full name and registered office of such person): (i) BCP Acquisition GmbH & Co. KG, Stuttgart, Germany, (ii) BCP Holdings GmbH, Stuttgart, Germany, (iii) BCP Management GmbH, Stuttgart, Germany, (iv) BCP Luxembourg Holdings S.à r.l., Luxembourg, Grand Duchy of Luxembourg, (v) Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., Georgetown, Grand Cayman, Cayman Islands, (vi) Blackstone Capital Partners (Cayman) Ltd. 1, George Town, Grand Cayman, Cayman Islands, (vii) Blackstone Capital Partners (Cayman) Ltd. 2, George Town, Grand Cayman, Cayman Islands, (viii) Blackstone Capital Partners (Cayman) IV L.P., George Town, Grand Cayman, Cayman Islands, (ix) Blackstone Capital Partners (Cayman) IV-A L.P., George Town, Grand Cayman, Cayman Islands, (x) Blackstone Family Investment Partnership (Cayman) IV-L.P., George Town, Grand Cayman, Cayman Islands, (xi) Blackstone Management Associates (Cayman) IV L.P., George Town, Grand Cayman, Cayman Islands, and (xii) Blackstone LR Associates (Cayman) IV Ltd., George Town, Grand Cayman, Cayman Islands.

2.   Description of Celanese AG

Celanese AG is a stock corporation organized under the laws of Germany with its registered office in Kronberg im Taunus, registered with the commercial register of the Local Court Koenigstein im Taunus under registration no. HRB 5277. The principal executive office of Celanese AG is located at Frankfurter Strasse 111, 61476 Kronberg im Taunus, Germany (telephone: + 49 69 305 16 000).

As of September 30, 2003, which is the latest practicable date for which share capital information was made publicly available by Celanese AG, the registered share capital (Grundkapital) of Celanese AG consisted of EUR140,069,354, divided into 54,790,369 registered ordinary shares with no par value, with each Celanese Share representing a share in Celanese AG’s registered share capital of EUR2.56.

Celanese AG also has in the aggregate EUR6,391,148 in contingent capital (bedingtes Kapital), which may only be used to grant stock options to members of the management board and other senior managers of Celanese AG and its subsidiaries. As of September 30, 2003, options to acquire 1,164,600 Celanese Shares were outstanding (the “Stock Options”). However, according to information provided by Celanese AG, none of the Stock Options may be exercised before July 8, 2004.

Further, as of September 30, 2003, Celanese AG, enterprises controlled or majority-owned by Celanese AG and parties acting for the account of Celanese AG held 5,468,901 Celanese Shares (representing approximately 9.98% of the registered share capital of Celanese AG) as treasury shares (eigene Aktien). As of the date of the publication of this Offer Document, neither the Bidder nor Blackstone has any information that the aggregate number of Celanese Shares held as treasury shares by Celanese AG, enterprises controlled or majority-owned by Celanese AG and parties acting for the account of Celanese AG has changed since September 30, 2003 (any such Celanese Shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG, the “Treasury Shares”). Celanese AG has committed in the Celanese Response Letter (as such term is defined in Section III.4, “Companies Involved — Celanese AG’s Position with respect to the Offer”) not to tender any Treasury Shares into this Offer.

The Celanese Shares are admitted to trading on the official market (Amtlicher Markt) of the Frankfurt Stock Exchange and on the NYSE. The Celanese Shares are part of the following Indices: MDAX, Dow Jones Euro STOXXSM 600, MSCI Germany Small Cap, MSCI Europe Small Cap and MSCI World Small Cap. The Celanese Shares are traded:

•	on the Frankfurt Stock Exchange and through the electronic trading system XETRA under the symbol “CZZ,” under the German Securities Identification Number (Wertpapierkennnummer) (WKN) 575300 and under the International Securities Identification Number (ISIN) DE 0005753008; and

•	on the NYSE under the symbol “CZ” and under the Common Universal Security Identification Product (CUSIP) D 1497A101.

Celanese AG is a leading global industrial chemicals company. Its business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into chemicals and chemical-based products. The Celanese portfolio consists of five main business segments: Acetyl Products, Chemical Intermediates, Acetate Products, Technical Polymers Ticona and Performance Products.

For the nine months ended September 30, 2003, Celanese AG had net sales of EUR3,262 million and an operating profit of EUR108 million. As of September 30, 2003, Celanese AG had approximately 10,000 employees worldwide, 24 production plants and six research centers in ten countries, mainly in North America, Europe and Asia.

(a)   Business Segments

Set forth below is a brief description of the main business segments of Celanese AG:

            (i)   Acetyl Products

Acetyl Products is Celanese AG’s largest business segment, with 48% of total segment sales as of September 30, 2003. This segment produces and supplies acetyl products, including acetic acid, acetate esters, vinyl acetate monomer, polyvinyl alcohol, and emulsions and emulsion powders. Acetic acid is a commodity used in the production of other basic chemicals. Acetate esters are used in coatings and inks. Vinyl acetate monomer is primarily used in a variety of adhesives, paints and coatings. Polyvinyl alcohol is made from vinyl acetate monomer and is used in adhesives, building products, paper coatings, films and textiles. Emulsions and emulsion powders are a key component of water-based quality surface coatings, adhesives, non-woven textiles and other applications.

            (ii)   Chemical Intermediates

This segment, which made up 19% of Celanese AG’s total segment sales, as of September 30, 2003, produces and supplies chemical intermediates, including acrylic acid, acrylate esters, organic solvents and other intermediates. Acrylic acid and acrylate esters are used in the manufacture of superabsorbent polymers, paints and coatings, adhesives and in water treatment applications. Most of the other chemicals produced in this segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products.

Effective as of September 11, 2003, Celanese AG and its wholly owned subsidiaries Celanese Americas Corporation and Celanese Ltd. executed a definitive agreement with The Dow Chemical Company (“Dow”) for Dow to purchase the global acrylic acid and acrylates business of Celanese AG, including contracts, intellectual property rights and inventory for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets located at Celanese Ltd.’s Clear Lake, Texas facility. The transaction remains subject to customary closing conditions.

On October 1, 2003, European Oxo GmbH, the European oxo chemicals joint venture between Celanese AG and Degussa AG, became operational. Under the multi-year agreement, Degussa AG has the option to sell its share in European Oxo GmbH to Celanese AG at fair value starting in January 2008. Celanese AG has the option to purchase Degussa AG’s share in European Oxo GmbH at fair value beginning in January 2009.

            (iii)  Acetate Products

Acetate Products made up, as of September 30, 2003, 13% of Celanese AG’s total segment sales. This segment primarily produces and supplies acetate tow (filter products) and acetate filament. Products from this segment are found in cigarette filters, fashion apparel, linings, and home furnishings. Celanese AG is one of the world’s leading producers of acetate tow and acetate filament, including tow production by its joint ventures in China.

            (iv)  Technical Polymers Ticona

This segment, which made up 16% of Celanese AG’s total segment sales as of September 30, 2003, develops, produces and supplies a broad portfolio of high performance technical polymers for application in automotive and electronics products and in other consumer goods, often replacing metal or glass. Together with its 45% owned affiliate Polyplastics Co. Ltd., its 50% owned affiliate Korean Engineering Plastics Company Ltd., and Fortron Industries, its 50/50 joint venture with Kureha Chemicals Industry of Japan, Celanese AG is a leading participant in the global technical polymers business.

            (v)   Performance Products

This segment, which made up 3% of total segments sales as of September 30, 2003, consists of Nutrinova, the food ingredients business which produces and sells high intensity sweeteners and food protection ingredients, such as sorbic acids and sorbates, for the food, beverage and pharmaceuticals industries.

(b)   Certain Projections Provided by Celanese AG

In the course of the discussions described below in Section IV.1, “Background and Objective of the Offer — General Background of this Offer,” Celanese AG provided Blackstone with certain business and financial information that was not and is not publicly available. Such information included, among other things, certain financial projections prepared by the management of Celanese AG.

Celanese AG does not publicly disclose as a matter of course internal projections as to future revenues, earnings or financial condition. Celanese AG has informed the Bidder and Blackstone that the projections provided to Blackstone were prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Celanese AG provided certain projections of its future operating results to Blackstone beginning in August 2002. The projections prepared by Celanese AG for 2003, 2004 and 2005 were updated in

October 2003 (the “October Projections”) and were provided to Blackstone in November 2003.

Celanese AG has informed the Bidder and Blackstone that any projections provided prior to the October Projections have been, from the perspective of Celanese AG and its management, superseded by the later projections and should be considered outdated and therefore no longer reliable. Some of these earlier projections included forecasts for the years 2006 and 2007. Management has informed Blackstone that the assumptions underlying all of those earlier projections, and particularly those for the later years, are no longer, in the view of management, valid or sustainable and therefore should not be relied upon. Based on that guidance, Blackstone and the Bidder have therefore determined not to include any summary of such earlier projections herein as such inclusion could be confusing or misleading. Moreover, Celanese AG has informed Blackstone that, for some of the reasons discussed below and otherwise because Celanese AG’s views have changed in certain respects, it has since updated the October Projections. Celanese AG has not made such updated projections available to the Bidder or Blackstone.

The October Projections included, among other things, forecasts of net sales of EUR4,237 million, EUR4,012 million and EUR4,162 million for fiscal years 2003, 2004 and 2005, respectively; forecasts of EBITDA (excluding special charges) of EUR400 million, EUR495 million and EUR583 million for fiscal years 2003, 2004 and 2005, respectively; and forecasts of operating profit of EUR128 million, EUR227 million and EUR337 million for fiscal years 2003, 2004 and 2005, respectively. Celanese AG informed Blackstone that it defines EBITDA (excluding special charges) as operating profit plus depreciation and amortization plus special charges, and that special charges are costs not considered to be incurred during normal operating conditions. The October Projections are based upon a significant number of assumptions made by Celanese AG. The Bidder and Blackstone note that the October Projections do not take into account the proposed sales by Celanese AG of its Acrylates business and its Nylon business. The sale of the Nylon business closed at the end of 2003. The sale of its Acrylates business is expected to be completed, according to Celanese AG, in the first half of 2004. The October Projections contemplated that these two businesses would contribute an aggregate of EUR348 million and EUR391 million in net sales in 2004 and 2005, respectively; an aggregate of EUR31 million and EUR55 million in EBITDA (excluding special charges) in 2004 and 2005, respectively; and an aggregate of EUR7 million and EUR31 million in operating profit in 2004 and 2005, respectively. The October Projections assumed an exchange rate of EUR1.00 = $1.20, compared to the rate on January 9, 2004 of EUR1.00 = $1.28. The October Projections also reflect an assumption that natural gas prices would be between $4.39 (2005) and $5.02 (2004) per MMBtu (Million Million British thermal units), compared to prices of approximately $6.93 per MMBtu as of January 9, 2004. Due to these and other factors, while the Bidder and Blackstone reviewed and considered the October Projections, they ultimately applied their own assumptions and methodologies and developed and relied on their own, independently developed projections for Celanese AG.

The October Projections and the other information outlined above should be read together with the financial statements of Celanese AG that can be obtained from the SEC as described above.

The Celanese AG projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and were not examined, reviewed or compiled by independent public accountants and, accordingly, no independent public accountants express an opinion or any other form of assurance with respect thereto. These projections are included in this Offer Document only because such information was provided to the Bidder and Blackstone in connection with their discussions regarding the Offer. These projections are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Although presented with numerical specificity, the projections reflect numerous assumptions

(not all of which were provided to Blackstone or the Bidder), all made by management of Celanese AG, with respect to industry performance, general business, economic, market, competitive and financial conditions and other matters including the impact of technology, all of which are difficult to predict, many of which are beyond Celanese AG’s control, and none of which were subject to approval by the Bidder or Blackstone. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized. Moreover such projections are subject to significant uncertainties and contingencies that are compounded to the extent that the projected periods are further away in time from the date of preparation. The Bidder and Blackstone expect that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that the Bidder, Blackstone or any of their respective affiliates or representatives endorse these projections in any way or that they considered or consider these projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of the Bidder, Blackstone or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Celanese AG compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The projections do not reflect the consequential effects of the Offer nor the impact on Celanese AG of the Offer, nor do they take any account of the manner in which the Bidder or Blackstone may wish to manage the business of Celanese AG. The information set forth in this section contains “forward-looking statements.” See Section II.5(c), “General Instructions, in Particular to Shareholders Outside Germany — Information Contained in the Offer Document — Forward-Looking Statements; No Update of the Offer Document.”

3.	Interest of the Bidder in Celanese AG

(a)	General

At the time of the publication of this Offer Document, neither the Bidder nor persons acting in concert with the Bidder, as such term is defined in § 2(5) of the Takeover Act, hold, directly or indirectly, any interest, or are attributed any voting rights, in Celanese AG. The Bidder has, however, entered into an agreement with Kuwait Petroleum Corporation (“KPC”) which is described below.

In particular,

(i) none of the entities listed in the Structure Chart (contained in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”), or to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule I hereto or any associate (as defined below) or majority-owned subsidiary of the entities listed in the Structure Chart or any of the persons so listed in Schedule I beneficially owns any Celanese Shares except to the extent such beneficial ownership (which is expressly disclaimed) is deemed to exist due to the execution of the agreement with KPC which is described below, and

(ii) none of the entities listed in the Structure Chart, or to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule I hereto or any associate (as defined below) or majority-owned subsidiary of the entities listed in the Structure Chart or any of the persons so listed in Schedule I has effected any transaction in the Celanese Shares during the three months prior to the publication of this Offer Document.

Except as described in this Offer Document, none of the entities listed in the Structure Chart or, to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Celanese AG or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to this Offer.

Except as described in this Offer Document, there have been no contacts, negotiations or transactions within the past two years between BCP IV, Crystal Holdings, BCP Luxembourg or any of Crystal Holdings’ or BCP Luxembourg’s respective subsidiaries or, to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule I hereto, on the one hand, and Celanese AG and/or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, takeover offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

The term “associate” as used herein to indicate a relationship with any person, means (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest (which is not defined in the applicable rule) or as to which such person serves as trustee or in similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(b)	Agreement with KPC

On December 15, 2003, the Bidder and KPC entered into an agreement (the “KPC Agreement”) whereby KPC, among other things, agreed to tender into this Offer all of its 14,400,000 Celanese Shares (collectively, the “KPC Shares”), no later than the 15th business day of the Acceptance Period (as defined in Section V.3, “The Offer — Acceptance Period”), and not to withdraw the KPC Shares unless the KPC Agreement is terminated. The KPC Shares represent approximately 26.28% of the registered share capital of Celanese AG (and 29.2% of the Celanese Shares currently carrying voting rights, i.e. all outstanding Celanese Shares excluding Treasury Shares).

Pursuant to the KPC Agreement, KPC also agreed not to transfer any of the KPC Shares other than pursuant to this Offer, and KPC and the Bidder each agreed not to purchase any Celanese Shares except with the consent of the other party or, in the case of the Bidder, pursuant to this Offer. KPC agreed to publicly announce its support of this Offer and not to make any public statement that conflicts with or is inconsistent with such statement of support.

In addition, KPC agreed pursuant to the KPC Agreement that it would not:

•	enter into any agreement with, solicit offers from, or negotiate or otherwise deal with any other person with respect to a possible transfer of the KPC Shares;

•	enter into or support any agreements with third parties in support of any proposed change of control transaction regarding Celanese AG with a party other than the Bidder;

•	support a sale of a substantial amount of Celanese AG’s assets to a party other than the Bidder;

•	support any increase in the share capital of Celanese AG or the issuance by Celanese AG of additional shares to third parties; or

•	support the grant of voting rights, or the sale or grant of an option to buy any of the KPC Shares, to any third party.

KPC’s withdrawal rights are limited. KPC may terminate the KPC Agreement and, during the Acceptance Period, rescind its acceptance of this Offer only in the event of:

•	the publication of the decision to launch a takeover offer (pursuant to § 10 of the Takeover Act) by a third party, which takeover offer involves a higher price per Celanese Share than this Offer (in the case of an offer that is not an all-cash offer, as determined in the reasonable judgment of KPC’s board of directors and, if requested by the Bidder, confirmed by an investment bank of international reputation selected by KPC and reasonably acceptable to the Bidder), or

•	the public announcement of any other competing transaction that provides for the acquisition by a third party of all of the outstanding Celanese Shares at a higher price per Celanese Share than this Offer (determined as described in the preceding bullet point);

provided, however, that KPC may so terminate the KPC Agreement and rescind its acceptance during the Acceptance Period of this Offer only on or after the earlier of (i) the 10th business day following such publication or announcement of a competing transaction, as described in the preceding bullet points, and (ii) the date that is three business days prior to the expiration of the Acceptance Period, but KPC will not have the right to terminate the KPC Agreement or rescind its acceptance of this Offer if, on or prior to such permitted termination date as described in this sentence, the Bidder revises this Offer such that such competing transaction no longer constitutes a transaction that offers a higher price per Celanese Share, as described in the preceding bullet points.

The KPC Agreement terminates automatically if this Offer has not been consummated by July 31, 2004.

The preceding summary of the KPC Agreement is qualified in its entirety by reference to the KPC Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Blackstone and the Bidder with the SEC and is incorporated by reference herein. The KPC Agreement (and a German translation thereof) is also available on the internet at the Bidder’s web site, http://www.tbg-cag.de.

4.	Celanese AG’s Position with Respect to the Offer

In a letter dated December 14, 2003, sent by Celanese AG to Stephen Schwarzman, the President and CEO of The Blackstone Group (the “Celanese Response Letter”), Celanese AG confirmed that Celanese AG’s management board would publicly support this Offer if this Offer Document as published meets the terms and conditions expressed in a letter dated December 13, 2003, sent by The Blackstone Group on behalf of the Bidder to Celanese AG (the “Blackstone Proposal Letter”). The Bidder believes that this Offer Document meets the terms and conditions expressed in the Blackstone Proposal Letter.

In the Celanese Response Letter, Celanese AG also agreed:

•	that Celanese AG’s management board would not withdraw such support unless an unsolicited superior competing takeover offer by a third party for all of the Celanese Shares has been launched and cleared by the BaFin which the management board of Celanese AG determines to be more favorable to Celanese AG than this Offer;

•	not to solicit or encourage any proposal or offer relating to the acquisition of all or a substantial portion of the stock or assets of Celanese AG by any other party;

•	to notify the Bidder promptly if it became aware of any such proposal or offer;

•	to cooperate with the Bidder in implementing this Offer and the financing of this Offer and in securing necessary approvals; and

•	not to tender any shares held by Celanese AG or any of its subsidiaries into this Offer.

The Blackstone Proposal Letter and the Celanese Response Letter are filed as exhibits to the Tender Offer Statement on Schedule TO filed by the Bidder and Blackstone with the SEC. In addition, the Blackstone Proposal Letter and the Celanese Response Letter (and German translations thereof) are available on the internet at the Bidder’s web site, http://www.tbg-cag.de.

The supervisory board of Celanese AG has not yet taken any position on this Offer.

The Bidder will submit this Offer Document to the management board of Celanese AG without undue delay after its publication in accordance with § 14(4)(1) of the Takeover Act. Promptly after the Bidder has submitted this Offer Document to the management board of Celanese AG, and following each amendment of this Offer by the Bidder, the management board and the supervisory board of Celanese AG, pursuant to § 27 of the Takeover Act, must each deliver a reasoned opinion regarding this Offer. In accordance with § 14(3) of the Takeover Act, these opinions will be published (i) on the internet at Celanese AG’s web site, http://www.celanese.com, and (ii) in the Börsen-Zeitung and/or be made available free of charge at Celanese AG — Investor Relations, Frankfurter Strasse 111, 61476 Kronberg, Germany, in which case, a notification regarding the availability of the reasoned opinion will be published in the Börsen-Zeitung.

In addition, pursuant to the requirements of the Exchange Act, Celanese AG will file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), setting forth the respective recommendations of its supervisory board and management board with respect to this Offer and the reasons for such recommendation and furnishing additional related information. Free copies of this document will be available on the SEC’s web site at http://www.sec.gov. Once the Schedule 14D-9 has been filed with the SEC, the Bidder will also make it available on the internet at its web site, http://www.tbg-cag.de.

IV.	BACKGROUND AND OBJECTIVE OF THE OFFER

1.	General Background of the Offer

Blackstone became interested in pursuing a potential acquisition of Celanese AG in early 2002. At that time, it contemplated partnering with another entity (the “corporate partner”). In February 2002, Blackstone and its corporate partner engaged Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as lead M&A advisor and potential financing source to contact Celanese AG to determine whether it would be interested in pursuing a transaction. After initial contacts by Morgan Stanley, Blackstone and its corporate partner sent a letter to Celanese AG in late February 2002 indicating their initial interest in a negotiated acquisition of Celanese AG.

On March 11, 2002, representatives of Blackstone, including Chinh Chu and Robert Friedman, senior managing directors of The Blackstone Group, the corporate partner and Celanese AG, including Claudio Sonder, Perry Premdas and Andreas Pohlmann, the chairman of the management board, chief financial officer and chief administrative officer (at the time of the March 2002 meeting, the corporate secretary), respectively, of Celanese AG, as well as representatives of Morgan Stanley and of Goldman, Sachs & Co. oHG (“Goldman Sachs”), financial advisor to Celanese AG, met in Frankfurt to discuss the possibility of a transaction. Another meeting among this group was held in New York on May 20, 2002 to continue to discuss the possibility of a transaction and questions of Blackstone and its corporate partner regarding certain publicly available information that had been provided to them by Celanese AG in mid April, 2002.

Blackstone and its corporate partner submitted a due diligence request to Celanese AG on June 18, 2002 and, thereafter, the parties discussed the process by which Blackstone and its corporate partner might be permitted to get limited access to additional, non-public due diligence materials. Blackstone, its corporate partner and Celanese AG agreed that due diligence materials would be provided on a staggered basis, with non-public information to be provided at Celanese AG’s discretion following an acceptable preliminary proposal by Blackstone and its corporate partner satisfying certain preconditions specified by Celanese AG earlier and reconfirmed in a letter from Claudio Sonder, dated June 25, 2002, including information regarding Blackstone’s and its corporate partner’s intentions regarding post-closing strategy and employee matters, and thereafter depending on the progress of discussions.

On July 26, 2002, Blackstone and its corporate partner executed a confidentiality agreement with Celanese AG with respect to the due diligence materials to be provided. On the same day, Mr. Sonder met representatives of Blackstone as well as the corporate partner in New York separately, in order to discuss with Blackstone its geographic as well as industrial investment strategies and with the corporate partner its strategic intentions with respect to the possible investment in Celanese AG as well as possible synergies. Based upon the process agreed upon among the parties for a due diligence investigation, Celanese AG first provided a limited amount of due diligence information, most of which consisted of publicly available information, to Blackstone and its corporate partner on August 11, 2002, and additional materials in mid-September and early October 2002. On the basis of that information, on November 13, 2002, Blackstone and its corporate partner submitted a preliminary indication of interest in acquiring Celanese AG at a price range of EUR28 to EUR30 per Celanese Share. Celanese AG responded by letter dated November 26 indicating that the indication of interest did not satisfy certain expectations of Celanese AG regarding the price range as well as post acquisition strategy and therefore requesting further clarification on these issues. On December 3, 2002 Claudio Sonder met Stephen Schwarzman, the President and CEO of The Blackstone Group, in New York, in order to discuss the approach made by Blackstone and the corporate partner as well as the status of the discussions as of that date. On December 9, 2002, representatives of Blackstone, its corporate partner and Celanese AG met in Frankfurt am Main to discuss the preliminary indication of interest.

As a result of a change in its strategy, Blackstone’s corporate partner determined to withdraw from the process shortly after the December 9, 2002 meeting. On January 6, 2003, Mr. Chu called Mr. Sonder to re-affirm Blackstone’s continued interest in an acquisition of Celanese AG and its willingness to proceed without its corporate partner. Blackstone resubmitted a written indication of interest at the same price range of EUR28 to EUR30 on January 21, 2003. Mr. Sonder replied by letter to Mr. Chu on January 29, 2003, and indicated that the management board of Celanese AG had determined that the proposed price range did not reflect the full value potential of Celanese AG. In the January 29, 2003 letter, Mr. Sonder suggested further meetings to discuss the proposed valuation.

Mr. Chu met with Mr. Pohlmann, other representatives of Celanese AG and representatives of Morgan Stanley and Goldman Sachs in Koenigstein on February 17, 2003 to discuss the next steps in the process and, among other topics, the scope of Blackstone’s due diligence investigation, including access to senior management. On March 12, 2003, Blackstone received a presentation from Celanese AG’s management on general business-related matters in New York. Additional presentations were given in Frankfurt am Main and New York during the period from April 4 to April 8, 2003.

On May 20, 2003, Blackstone submitted a revised bid proposal which highlighted in particular concerns about Celanese AG’s pension liabilities and therefore reflected a price of EUR28 per share and a 90% minimum acceptance condition. Blackstone’s May 20, 2003 proposal also noted that the financing structure of the proposed transaction contemplated a pre-funding of approximately EUR380 million of pension contributions. On June 20, 2003, representatives of Blackstone met with the management board of Celanese AG in order to discuss the contents of this revised bid proposal. Celanese AG informed Blackstone that its proposal was inadequate on both the proposed price and the minimum acceptance condition. Representatives of Blackstone then met with Messrs. Pohlmann and Jakobsmeier of Celanese AG and a representative of Goldman Sachs in New York on June 20, 2003, where the Celanese AG representatives highlighted positive recent developments at the company. Following further discussions, Blackstone submitted a revised bid proposal on June 24, 2003, increasing the price to EUR29 per share and lowering the minimum acceptance condition to 85%. At about the same time, Blackstone also submitted to Celanese AG a draft of an agreement that it would expect to receive from KPC pursuant to which KPC would agree to tender its Celanese Shares in the offer.

Mr. Sonder and Mr. Schwarzman spoke on July 8, 2003 and Mr. Sonder requested that Blackstone once again improve its price. In response, Blackstone submitted a revised bid proposal on July 9, 2003 reflecting a price increase to EUR30 per share with the same 85% minimum acceptance condition. On July 10, 2003, Blackstone contacted Credit Suisse First Boston, which had been engaged by KPC, concerning its proposed offer and, on July 11, 2003, Blackstone discussed the proposed offer with representatives of KPC.

On July 21, 2003, Celanese AG provided to Blackstone a copy of a resolution of Celanese AG’s management board supporting the continuation of discussions based on the proposed offer described in the July 9, 2003 letter. Celanese AG also informed Blackstone that it had provided a copy of this resolution to KPC. On July 29, 2003, Blackstone received confirmation from KPC that KPC would be willing to tender its Celanese Shares in an offer on the terms outlined in the July 9, 2003 letter.

On August 5, 2003, Blackstone engaged Deutsche Bank Securities Inc. to work with Morgan Stanley to assist with the financing of the proposed offer. On August 19, 2003, Blackstone met with its financial advisors to discuss the financing of the proposed offer.

Also from time to time during August and into September, representatives of Celanese AG discussed with Blackstone their concerns about the impact of the proposed transaction on the various stakeholders of Celanese AG, including its employees and management. Blackstone explained its intentions with respect to those issues, including its customary approach to management incentive compensation.

On August 20, 2003, Celanese AG agreed to permit Blackstone to engage in the next phase of due diligence, and, during the period from August 20 to August 22, 2003, representatives of Celanese AG conducted management due diligence sessions in New York with representatives of Blackstone, Morgan Stanley and Deutsche Bank Securities Inc. and their respective legal counsel. Following those meetings, Celanese AG made data rooms with additional due diligence materials available in Frankfurt am Main and New York for Blackstone and its advisors. Between August 22 and November 18, 2003, Celanese AG addressed the follow-up questions raised by Blackstone and the financing sources resulting from the due diligence material reviewed by Blackstone, its advisors and its financing sources.

On September 10, 2003, Blackstone made a presentation in Frankfurt am Main to senior management of Celanese AG with respect to Blackstone’s financial model and post-acquisition strategy. The parties met again on October 3, 2003, at which time senior management of Celanese AG indicated that they felt that the proposed offer price of EUR30 was not sufficient and that they would require an increase in the proposed offer price in order to continue to support negotiations regarding Blackstone’s proposal. Among other things, senior management of Celanese AG noted that Celanese AG’s share price had increased from (applying XETRA closing prices) EUR22 on July 9, 2003, when Blackstone submitted its proposal increasing its proposed price to EUR30 per Celanese Share, to EUR28.19 on October 2, 2003, an increase of 28%, which had significantly reduced the premium represented by the proposed EUR30 per share price. On October 13 and 14, 2003, Mr. Schwarzman met with Mr. Sonder and discussed, among other things, Celanese AG’s request for an increase in the proposed offer price. During these meetings, Mr. Schwarzman indicated that Blackstone would agree to increase the proposed offer price to EUR32.50 per share, with the same 85% minimum tender condition as had been proposed earlier.

On October 15, 2003, Celanese AG agreed to permit Blackstone and its representatives to conduct the final phase of their due diligence. On October 22, 2003, Mr. Pohlmann emailed Mr. Chu and outlined the terms of the proposal that Celanese AG expected to receive from Blackstone. On October 29 and 30, 2003, representatives of Celanese AG and Blackstone met in New York to discuss, among other things, the acquisition and financing structure as well as due diligence issues.

On November 5, 2003, Mr. Sonder delivered a letter to Mr. Schwarzman inquiring about the status of Blackstone’s proposal. Mr. Schwarzman responded by letter dated November 7, 2003, indicating Blackstone’s desire to continue negotiations but expressing concern regarding revised projections recently received by Blackstone and indicating that Blackstone was continuing to address certain due diligence matters.

On November 18, 2003, Messrs. Schwarzman and Chu met in Frankfurt am Main with the entire board of management of Celanese AG. Among the topics discussed was Celanese’s ongoing insistence that Blackstone arrange for funds to be available for contributions to Celanese AG’s pension plans. On November 21, 2003, Morgan Stanley provided Blackstone with an update on the financing of the proposed offer. From December 4 through December 7, 2003, Blackstone negotiated funding commitments in London with Deutsche Bank Securities Inc., certain of its affiliates, and affiliates of Morgan Stanley.

After securing its financing commitments, Blackstone submitted an offer proposal to Celanese AG on December 6, 2003, which included the increased offer price of EUR32.50 per share and an agreement to arrange for a pre-funding of $462.5 million of pension contributions. The December 6, 2003 proposal also discussed Blackstone’s plans to provide for financing beyond the amount that would be required for the consummation of the Offer and the proposed pension contributions, in order to address management’s concerns that Celanese AG maintain adequate liquidity after a transaction. Representatives of Celanese AG, including the entire management board, together with their advisors, met in New York on December 8 and 9, 2003 with representatives of Blackstone, including Mr. Chu, and Blackstone’s advisors to negotiate the final terms and conditions of the proposed offer. On December 13 and 14, 2003, Blackstone and KPC, through their respective counsels, negotiated the final terms of the KPC Agreement. On December 13, 2003, Blackstone submitted the Blackstone Proposal Letter, reflecting the terms discussed during these meetings, to Celanese AG. The management board of Celanese AG met on December 14, 2003 and voted unanimously to support an offer made on the terms set forth in the December 13, 2003 proposal. On December 14, 2003 Celanese AG delivered the Celanese Response Letter to Blackstone indicating, among other things, the support of the management board for an offer to be made on the terms set forth in the Blackstone Proposal Letter. Representatives of Celanese AG notified the supervisory board on December 15 of the proposed offer. Also on December 15, the Bidder and KPC signed the KPC Agreement.

Following the finalization of additional arrangements relating to its financing commitments, which occurred late on December 15, 2003, the Bidder publicly announced its decision to make this Offer on December 16, 2003. The management board of Celanese AG then publicly announced its support of such an Offer, subject to the Offer Document as published meeting the terms and conditions expressed in the Blackstone Proposal Letter.

2.   Intentions of the Bidder with Regard to Celanese AG

(a)   Future Business Activities, Assets, and Obligations of Celanese AG

After consummation of this Offer, Celanese AG will be a majority-owned subsidiary of the Bidder. The Bidder and Blackstone support the strategic and restructuring initiatives that current management has embarked upon and intend to support and, together with management of Celanese AG, to continue these. At present, the Bidder and Blackstone do not plan to close or relocate substantial business units or manufacturing plants of Celanese AG and its subsidiaries or to sell substantial assets of Celanese AG and its subsidiaries to third parties, except as discussed in this Offer Document or as part of Celanese AG’s ongoing consolidation program.

The Bidder and Blackstone consider the Acetyl Products segment as attractive with significant opportunity to expand through further downstream integration. The Bidder and Blackstone believe that a greater degree of forward integration may expand overall segment margins, reduce earnings volatility and increase Celanese AG’s valuation multiple. Moreover, the Bidder and Blackstone believe there may be opportunities for Celanese AG to pursue acquisitions that could be both accretive and strategic in this segment.

The Bidder and Blackstone view Ticona as an attractive segment undergoing a restructuring process within selected product lines nonetheless well positioned to take advantage of an economic recovery. Given Ticona’s broad geographic scope, strong customer relationships, favorable strategic alliances and attractive market positions in polyacetal and ultra high molecular weight polyethylene, the Bidder and Blackstone expect to work with management of Celanese AG to strengthen the polyacetal and ultra high molecular weight polyethylene market positions. In addition, the Bidder and Blackstone support ongoing restructuring plans in the Ticona segment. The Bidder and Blackstone recognize that the ongoing optimization of Celanese AG’s overall product portfolio may require add-on acquisitions in the Acetyl Products and Ticona segments. The Bidder and Blackstone will, therefore, consider additional equity investments into Celanese AG to facilitate these acquisitions in addition to necessary capital projects.

The Bidder and Blackstone concur with management of Celanese AG that the Acetate products business should be managed for cash-flow generation while positioning itself for success in China and Eastern Europe.

Although the Bidder and Blackstone believe that the Chemical Intermediates segment faces an improved competitive position given current joint ventures and the projected improvement in industry fundamentals, the Bidder and Blackstone support restructuring efforts within Chemical Intermediates, including the announced sale of the Acrylates business.

The Bidder and Blackstone view Nutrinova as a non-core segment within Celanese AG. Although the Bidder and Blackstone view Nutrinova’s product Sunett as strategically well positioned, they believe that management of Celanese AG has followed a prudent course in reviewing alternatives for the Nutrinova segment, including joint ventures or a partial or full sale.

The Bidder and Blackstone intend to support management of Celanese AG in the strategy outlined above and in pursuing attractive growth opportunities for Celanese AG. Following the consummation of the Offer, the Bidder and Blackstone expect to review Celanese AG and its assets, corporate structure, capitalization, operations, policies, management and personnel to determine, in consultation with the management, what changes, if any, would be desirable. As a result of this review or in light of future developments, the Bidder and Blackstone may reconsider their current intentions and views as set forth in this Offer Document and may make any changes that they deem necessary or appropriate with respect to Celanese AG, to the extent permitted by law.

(b)	Management Board and Supervisory Board of Celanese AG

The Bidder and Blackstone currently intend to work together with the current management board of Celanese AG.

The supervisory board of Celanese AG currently consists of, and after consummation of this Offer will continue to consist of, twelve members. According to the regulations of the Co-determination Act (Mitbestimmungsgesetz) of 1976, the supervisory board of Celanese AG includes six shareholder representatives and six employee representatives. The Bidder intends to be represented after consummation of this Offer on Celanese AG’s supervisory board by the six members who are shareholder representatives, subject to shareholders’ approval which, however, will be ensured because of the Bidder’s majority position in the shareholders’ meeting after consummation of this Offer.

As a consequence of the actions which may be taken as described in paragraph (d) below, the Bidder and Blackstone expect to assume control of Celanese AG and may thereafter make additional changes.

(c)	Registered Office of Celanese AG, Location of Principal Parts of the Business, Employees of Celanese AG and their Representatives

The registered office of Celanese AG is located in Kronberg im Taunus, Germany. The Bidder and Blackstone do not currently intend to change the registered office. However, as discussed below under (f), the Bidder and Blackstone intend that a U.S. corporation will ultimately become the parent company of Celanese AG.

As regards the locations of Celanese AG’s principal parts of its business (Standort wesentlicher Unternehmensteile), except as described in this Offer Document in (f) below, neither the Bidder nor Blackstone currently has specific plans with regard thereto.

The Bidder and Blackstone are interested in advancing the know-how and experience of the employees of Celanese AG. The Bidder and Blackstone intend to focus on continuing Celanese AG’s positive labor relations and fostering a constructive dialogue with all of Celanese AG’s constituencies. Should personnel measures become necessary, the Bidder and Blackstone intend to implement them in good faith and on a basis which maintains management’s historically good and cooperative relations with the employee representatives of Celanese AG.

The Bidder and Blackstone recognize the employee base as a vital part of Celanese AG and are aware of Celanese AG’s existing pension and other post-retirement and medical benefit obligations to present and former employees. The Bidder and Blackstone intend to maintain and continuously develop an attractive and competitive framework to retain and attract a world-class employee base. In this regard, the Bidder and Blackstone recognize the importance of the existing pension and other post-retirement and medical benefits to present and former employees. Blackstone has arranged for financing, which would be available immediately following the consummation of this Offer, for the pre-funding of approximately $462.5 million of existing pension obligations of Celanese AG and certain of its subsidiaries.

The Bidder and Blackstone intend to enable Celanese AG to maintain pension and post-retirement and medical benefits with respect to present and former employees that are substantially similar to Celanese AG’s existing pension and other post-retirement and medical benefits. This, however, shall not prejudice Celanese AG’s rights or the future right of the Bidder and Blackstone to change these plans or programs. The Bidder and Blackstone have arranged a capital structure for Celanese AG that provides for substantial excess liquidity and flexibility to implement Celanese AG’s strategy.

Except as described in this Offer Document, neither the Bidder nor Blackstone currently has specific plans with regard to Celanese AG’s employees or their representatives, or material amendments to the terms of their employment.

(d)	Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion

After consummation of this Offer, the Bidder expects to own 85% or more of the Celanese Shares carrying voting rights (i.e., 85% of all outstanding Celanese Shares except Treasury Shares). The following summarizes certain measures which the Bidder and Blackstone intend to propose (or which they are considering proposing) for approval by Celanese AG’s shareholders’ meeting (Hauptversammlung) following the consummation of the Offer:

(i) Domination and Profit and Loss Transfer Agreement. Following consummation of this Offer, the Bidder intends to enter into a domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag), between the Bidder as the dominating company and Celanese AG as the dominated company.

Entering into a domination and profit and loss transfer agreement between the Bidder and Celanese AG requires, among other things, the approval of the shareholders’ meeting of Celanese AG to such agreement with a majority of 75% of the share capital represented at the passing of the resolution. However, as the Bidder would own more than 75% of the Celanese Shares carrying voting rights following the successful consummation of this Offer, this approval would be assured.

A domination agreement is an agreement by means of which the dominated company submits itself to the direction of the dominating company. As a consequence of a domination agreement, the Bidder would be authorized to issue binding directions to the management of Celanese AG and thus control the management of Celanese AG. A profit and loss transfer agreement is an agreement by means of which a company undertakes to transfer its entire profits to another company; as a consequence, the Bidder would be entitled to receive the entire profits of Celanese AG.

If the Bidder puts in place a domination and profit and loss transfer agreement, minority shareholders of Celanese AG, among other things, will lose their dividends, as Celanese AG’s profits would entirely be transferred to the Bidder. In order to compensate minority shareholders for such loss, the domination and profit and loss transfer agreement must provide for a fixed fair guaranteed dividend (Ausgleich) in favor of minority shareholders. The amount of the guaranteed dividend is determined by the parties to the domination and profit and loss transfer agreement and examined on their behalf by one or more duly qualified auditors chosen and appointed by the court and will be equal to what, on the basis of past profitability and the prospective profits of Celanese AG, could probably be distributed as the average share of profit to Celanese Shareholders in the future if the domination and profit and loss transfer agreement had not been entered into. This calculation would be based on the determination of the value of the enterprise of Celanese AG at the time of the shareholders’ meeting of Celanese AG in which the domination and profit and loss transfer agreement with the Bidder is adopted, assessed in accordance with German legal requirements, and assuming the full distribution of profits. This calculation could result in a guaranteed dividend that is the same as the average of the dividends paid by Celanese AG in the past, but it could also be higher or lower. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair guaranteed dividend may be different than exchange rates in effect at the time of the publication of this Offer Document and/or the time of the consummation of this Offer and may therefore affect the value of such guaranteed dividend if it is paid in U.S. dollars, or if such shareholder ultimately intends to convert such guaranteed dividend into U.S. dollars. The guaranteed dividend would be payable annually for so long as there are minority shareholders of Celanese AG and the domination and profit and loss transfer agreement remains in place. No dividends for the period after effectiveness of a domination and profit and loss transfer agreement, other than the guaranteed dividend, would be paid by Celanese AG following the effectiveness of a domination and profit and loss transfer agreement. In addition, once the domination and profit and loss transfer agreement is entered into, the Bidder would be obligated to offer to acquire all outstanding Celanese Shares not already owned by the Bidder in return for payment of fair cash compensation (Abfindung) during a certain time period. See “— Fair Cash Compensation,” below.

(ii) Delisting. Following consummation of the Offer, the Bidder and Blackstone intend to seek to delist the Celanese Shares from the NYSE. Pursuant to the Credit Facilities described in Section VI, “Financing of the Offer,” the Bidder and Blackstone are required to use commercially reasonable best efforts to effect this delisting as promptly as possible following the consummation of the Offer.

According to the published guidelines of the NYSE, the Celanese Shares might fail to be eligible for continued listing on the NYSE if, among other things, the number of publicly held Celanese Shares falls below 600,000 or the number of Celanese Shareholders falls below 400. Even if the Celanese Shares do not fail to meet the continued listing requirements of the NYSE, the Bidder and Blackstone intend to seek a voluntary delisting of the Celanese Shares. Following submission to the NYSE of a board resolution of Celanese AG approving the delisting, the Bidder must file an application with the SEC pursuant to Rule 12d2-2 under the Exchange Act to effect the delisting.

Depending on the level of acceptance of the Offer, the Bidder and Blackstone may also consider, but are not required to, cause Celanese AG to apply for a revocation of admission of the Celanese Shares to the Frankfurt Stock Exchange which, among other things, would require a resolution of the shareholders’ meeting of Celanese AG with the majority of the votes cast in such resolution.

Even if the Celanese Shares are not delisted shortly after the consummation of this Offer, the acquisition of Celanese Shares by the Bidder in this Offer will substantially reduce the number of Celanese Shareholders. Therefore, following the consummation of this Offer, there may no longer be an active public trading market for the Celanese Shares. In addition, if permitted under applicable law, the Bidder and Blackstone may consider terminating the registration of Celanese Shares under the Exchange Act, in which event Celanese AG may no longer be required to make filings with the SEC or comply with the SEC’s rules relating to publicly held companies. In order to terminate such registration, the Celanese Shares would have to be delisted from the NYSE and be held by fewer than 300 persons resident in the U.S.

       In the event that the Celanese Shares are completely delisted both from the NYSE and the Frankfurt Stock Exchange, under German law an offer would have to be made to all of the then outstanding Celanese Shareholders to acquire their Celanese Shares in return for payment of fair cash compensation (Abfindung) during a certain time period. See “Fair Cash Compensation,” below.

(iii) Squeeze-out. If, following the consummation of this Offer or at a later point in time, the Bidder owns Celanese Shares that represent 95% or more of the registered share capital (excluding Treasury Shares) of Celanese AG, the Bidder intends to request the transfer of the Celanese Shares of the then outstanding minority shareholders of Celanese AG in exchange for fair cash compensation pursuant to §§ 327a et seq. of the German Stock Corporation Act (Aktiengesetz, AktG) (“Squeeze-out”). Under German law, a shareholder of a stock corporation who owns shares representing more than 95% of the registered share capital (excluding treasury shares) of such stock corporation can request that the shareholders’ meeting of such stock corporation resolves, in accordance with §§ 327a et seq. of the German Stock Corporation Act, that the shares of the remaining minority shareholders be transferred to the majority shareholder in return for fair cash compensation (Barabfindung). Such shareholders’ resolution requires the majority of the votes cast in the respective shareholders’ meeting, which would be assured due to the majority shareholder’s ownership. The method of determining the fair cash compensation is discussed below under “Fair Cash Compensation.”

(iv) Conversion. As an alternative to a Squeeze-out, the Bidder and Blackstone might also consider converting Celanese AG from its current legal form of a stock corporation into either a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz, UmwG). A conversion of Celanese AG into either a limited partnership or a limited liability company would require, among other things, the approval of the shareholders’ meeting of Celanese AG of such conversion with a majority of 75% of the registered share capital of Celanese AG represented at the passing of the resolution. However, as the Bidder expects to own more than 75% of the Celanese Shares carrying voting rights following the successful consummation of this Offer, this approval would be assured.

       If a resolution to effect a conversion of Celanese AG were adopted, an offer must be made to each of the then outstanding minority shareholders of Celanese AG who had appropriately documented its objection to the conversion in the minutes of the shareholders’ meeting that resolves upon such conversion. If the conversion were combined with a complete delisting of the Celanese Shares, this offer would be made to all then outstanding minority shareholders, regardless of whether such an objection had been documented. The offer would be made to acquire the applicable shareholders’ interests in the entity resulting from the conversion in return for payment of fair cash compensation (Barabfindung). See “Fair Cash Compensation,” below.

(v) Fair Cash Compensation. If the Bidder enters into a domination and profit and loss transfer agreement with Celanese AG, completely delists the Celanese Shares from the NYSE and the Frankfurt Stock Exchange, effects a Squeeze-out, or converts Celanese AG into a limited partnership or a limited liability company, the Bidder and/or Celanese AG must in each case offer the then outstanding minority shareholders of Celanese AG fair cash compensation in exchange for their Celanese Shares or, in the case of a conversion, their equity interest in the entity that results from the conversion. Like the determination of the guaranteed dividend described above under “Domination and Profit and Loss Transfer Agreement,” the fair cash compensation to be paid is determined by the Bidder and/or Celanese AG in each case on the basis of the value of the enterprise of Celanese AG, assessed in accordance with applicable German legal requirements, as of the date of the applicable resolution of Celanese AG’s shareholders’ meeting, and, except in the case of a delisting, examined by one or more duly qualified auditors chosen and appointed by the court. The amount of fair cash compensation could be the same as the Offer Price of EUR32.50 offered under this Offer, but could also be higher or lower. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this Offer Document and/or the time of the consummation of this Offer and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

(e)   Refinancing of Existing Debt

Upon and/or following the consummation of the Offer, the Bidder and Blackstone intend to facilitate the refinancing of certain existing debt of Celanese AG and its subsidiaries. The amount of such debt to be refinanced has not yet been finally determined. Funding for such refinancing (the “Refinancing Facilities”) has been committed pursuant to the A Commitment Letter (as defined in Section VI.1, “Financing of the Offer — Measures to Secure Financing of the Offer”).

The availability of the Refinancing Facilities is subject to, among other things, the same conditions as the Offer Credit Facilities described in Section VI.1, “Financing of the Offer — Measures to Secure Financing of this Offer”, and, if such financing is obtained after the consummation of the Offer, certain additional conditions. Proceeds of the Refinancing Facilities will be borrowed by BCP Luxembourg who will on lend the proceeds obtained under the Refinancing Facilities to Celanese Americas Corporation (“CAC”), a Delaware corporation and an indirect wholly-owned subsidiary of Celanese AG, under an intercompany note. This intercompany note will be pledged by BCP Luxembourg in favor of the lenders under the Refinancing Facilities in order to secure BCP Luxembourg’s obligations to such lenders under the Refinancing Facilities. The CAC intercompany note will in turn (i) be guaranteed by certain of CAC’s direct and indirect U.S. subsidiaries other than indirect U.S. subsidiaries owned through non-U.S. subsidiaries, (ii) be secured by a pledge of substantially all of the assets of CAC and each of its direct and indirect U.S. subsidiaries other than indirect U.S. subsidiaries owned through non-U.S. subsidiaries and (iii) be secured by a pledge of 65% of the capital stock of each first-tier non-U.S. subsidiary of CAC.

(f)   Transfer of Celanese Americas Corporation

Following the consummation of the Offer and the implementation of a domination agreement between the Bidder and Celanese AG, the Bidder and Blackstone intend to effect the transfer of shares of CAC to BCP Luxembourg. The transfer of the shares of CAC to BCP Luxembourg will result in BCP Luxembourg owning 100% of the equity of CAC and, through such ownership, all of the equity of CAC in its subsidiaries. Following the transfer of CAC to BCP Luxembourg, the Bidder and Blackstone expect that a wholly-owned subsidiary (which is expected to be a Delaware corporation) of BCP Luxembourg (“US Holdco”) and BCP Luxembourg will merge or otherwise combine, with US Holdco as the surviving entity. As a result of these transactions, US Holdco would hold 100% of CAC’s equity and, indirectly, all equity owned by CAC in its subsidiaries. In addition, US Holdco would hold, indirectly, all of the Celanese

Shares acquired by the Bidder pursuant to this Offer or thereafter. In addition, US Holdco would also assume all of the liabilities of BCP Luxembourg.

Subject to compliance with the terms of the Credit Facilities described in paragraph (e) of this Section IV.2, “Background and Objective of the Offer-Refinancing of Existing Debt” and in Section VI, “Financing of the Offer,” the Bidder and Blackstone may, following the consummation of the Offer, decide to make other changes to Celanese AG’s capital structure or corporate organization in order to streamline the debt of the Acquisition Entities and/or Celanese AG and its subsidiaries, in connection with the refinancing of some of the debt of the Acquisition Entities and/or Celanese AG and its subsidiaries, or for other purposes.

(g)   Dividend

The annual shareholders’ meeting (ordentliche Hauptversammlung) of Celanese AG will resolve, among other things, on the appropriation of profits for Celanese AG’s fiscal year ended on December 31, 2003. A dividend on the Celanese Shares for Celanese AG’s fiscal year 2003 which would be approved at this meeting would be payable to Celanese Shareholders who are the holders of title to the Celanese Shares on the day of Celanese AG’s annual shareholders’ meeting. The Bidder and Blackstone expect that this Offer will be consummated, and the Bidder will have acquired title to all Celanese Shares acquired hereunder and be registered in Celanese AG’s share register as the shareholder of all Celanese Shares acquired hereunder, prior to Celanese AG’s 2004 annual shareholders’ meeting. In that event, the Bidder intends to exercise its voting rights in the annual shareholders’ meeting of Celanese AG to prevent, to the extent permitted by law, any dividend on the Celanese Shares for Celanese AG’s fiscal year ended on December 31, 2003 from being resolved upon.

(h)   Other Plans

Except as described in this Offer Document, the Bidder and Blackstone do not currently intend to cause Celanese AG to undertake significant future obligations outside of its usual business activity and do not have other specific plans with respect to the utilization of the assets of Celanese AG. However, the Bidder and/or Blackstone may develop such plans or intentions in the future in consultation with the management board.

Except as described in this Offer Document, neither the Bidder nor Blackstone has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Celanese AG or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or other transfer of a material amount of assets of Celanese AG or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of Celanese AG, (iv) any change in the management board, supervisory board or management of Celanese AG, (v) any other material change in Celanese AG’s corporate structure or business, (vi) a class of equity securities of Celanese AG being delisted from a securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a securities association or a stock exchange or (vii) a class of equity securities of Celanese AG becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. However, the Bidder and/or Blackstone may develop such plans or proposals in the future in consultation with the management board.

V.   THE OFFER

1.   Subject of the Offer

BCP Crystal Acquisition GmbH & Co. KG hereby offers to all Celanese Shareholders to purchase and acquire, on the terms and conditions in this Offer Document and, where applicable, the accompanying Letter of Transmittal, all of the Celanese Shares (WKN 575300/ISIN DE 0005753008/CUSIP D 1497A101).

2.   Offer Price

(a)   Offer Price

The Bidder is offering to pay the Offer Price of

EUR32.50

per Celanese Share in cash, without interest.

Pursuant to an agreement between The Depository Trust Company (the “DTC”), the registered holder of Celanese Shares held in book-entry form through the DTC booking system, and Mellon Investor Services LLC, the North American Depositary for this Offer (the “North American Depositary”), all Celanese Shareholders whose Celanese Shares are so held in book-entry form will receive the Offer Price in U.S. dollars at the WM/Reuters USD/EUR Exchange Rate on the business day prior to the day on which the Bidder makes funds available to the North American Depositary for settlement in respect of such tendered Celanese Shares. Shareholders whose Celanese Shares are held in book-entry form through the DTC booking system and who prefer to receive payment in Euros must arrange for the transfer of their Celanese Shares to the Clearstream Banking AG booking system. In addition, Celanese Shareholders whose Celanese Shares are held in book-entry form through the Clearstream Banking AG booking system and who prefer to receive payment in U.S. dollars may do so by arranging for the transfer of their Celanese Shares to the DTC booking system. Celanese Shareholders wishing to make these transfers should call their Custodian Institution (as defined in Section V.5(a), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Introductory Note Regarding Procedures for Tendering Celanese Shares”) or bank, broker or other nominee.

Celanese Shareholders who hold their Celanese Shares in certificated form in the North American Registry (as defined in Section V.5(a), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Introductory Note Regarding Procedures for Tendering Celanese Shares”) will receive the Offer Price in U.S. dollars at the exchange rate described in the preceding paragraph, unless they elect on the Letter of Transmittal to receive the Offer Price in Euros. A Celanese Shareholder who holds Celanese Shares in certificated form in the North American Registry may elect to receive Euros instead of U.S. dollars only in respect of all such Celanese Shares held in certificated form in the North American Registry, and may not elect to receive Euros for only a portion of such Celanese Shares.

As of January 28, 2004, the third banking business day prior to the date of publication of this Offer Document, EUR32.50 equaled $40.98 based on the WM/Reuters USD/EUR Exchange Rate.

The actual amount of U.S. dollars received by Celanese Shareholders that receive U.S. dollars will depend upon the WM/Reuters USD/EUR Exchange Rate on the business day prior to the day on which funds are made available by the Bidder to the North American Depositary for settlement in respect of the relevant North American Shares. Celanese Shareholders whose Celanese Shares are held in book-entry form through the DTC booking system and Celanese Shareholders who hold their Celanese Shares in certificated form in the North American Registry and who did not elect on the Letter of Transmittal to receive the Offer Price in Euros should be aware that the EUR/U.S. dollar exchange rate which is prevailing at the date on which such Celanese

Shareholders tender their Celanese Shares may be different from the rate prevailing on the business day prior to the day on which funds are made available by the Bidder to the North American Depositary for settlement in respect of the relevant Celanese Shares. In all cases, Celanese Shareholders receiving the Offer Price in U.S. dollars will bear the risk of fluctuations in the EUR/U.S. dollar exchange rate.

Except as described herein, none of the Bidder, Blackstone, or any of their respective advisors or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in Euros. Information regarding historical exchange rates between Euros and U.S. dollars appears below under “Currency Exchange Rates.”

(b)   Minimum Offer Price

According to § 31(1) and (7) of the Takeover Act and §§ 4 and 5 of the Offer Ordinance pertaining to the Takeover Act (WpÜG-Angebotsverordnung), the Bidder is required to offer a minimum price, which is the higher of the following:

•	the weighted average German stock exchange price of the Celanese Shares during the last three months prior to the announcement on December 16, 2003 of the decision to make this Offer pursuant to § 10(1) of the Takeover Act (“Three-Month Average Stock Exchange Price”); and

•	the highest value which the Bidder, a party acting in concert with it, or one of their subsidiaries, paid or agreed to pay as consideration for the acquisition of Celanese Shares within the last three months prior to the publication of this Offer Document made on February 2, 2004 pursuant to § 14(2)(1) of the Takeover Act (“Three-Month Maximum Price”).

(i) Three-Month Average Stock Exchange Price. The relevant Three-Month Average Stock Exchange Price, determined by the BaFin and published on its web site, http://www.bafin.de, for Celanese Shares as of December 15, 2003, is:

EUR28.75.

Compared to the Three-Month Average Stock Exchange Price, the Offer Price offered by the Bidder therefore incorporates a premium of:

EUR3.75 (approximately 13%).

(ii) Three-Month Maximum Price. None of the Bidder, any person acting in concert with it as provided for in §2(s) of the Takeover Act or any of their subsidiaries have, within the three months prior to the publication of this Offer Document, acquired or agreed to acquire Celanese Shares at a price higher than the Offer Price.

As described in Section III.3(b), “Companies Involved — Interest of the Bidder in Celanese AG — Agreement with KPC,” the Bidder and KPC have entered into the KPC Agreement, pursuant to which, among other things, KPC agreed to tender its 14,400,000 Celanese Shares, representing approximately 26.28% of the registered share capital of Celanese AG (and 29.2% of the outstanding Celanese Shares excluding Treasury Shares) at the same Offer Price available to all Celanese Shareholders.

(c)   Adequacy of the Offer Price

The Bidder is required to offer a fair consideration to the Celanese Shareholders (§ 31(1) of the Takeover Act). The Bidder has determined the Offer Price through negotiation with Celanese AG and on the basis of a reasonable premium to the stock market price of the Celanese Shares, which the Bidder believes is an adequate indicator of the fair value of the Celanese Shares. The Celanese Shares are traded on the Frankfurt Stock Exchange as well as on the electronic XETRA trading system and on the NYSE. The Celanese Shares are highly liquid and actively traded and have been covered by a number of stock analysts, both in Germany and the U.S.

The following table sets forth the high and low closing prices per Celanese Share for the periods indicated. The Celanese Share prices shown below represent the closing prices on the XETRA electronic trading system of the Frankfurt Stock Exchange and the closing prices on the NYSE.

Frankfurt Stock Exchange (in Euros)
Calendar Year	High	Low

2002
First Quarter	EUR24.89	EUR20.00
Second Quarter	27.42	21.60
Third Quarter	24.20	17.60
Fourth Quarter	23.21	15.96
2003
First Quarter	22.32	13.75
Second Quarter	21.79	16.39
Third Quarter	31.88	20.52
Fourth Quarter	32.61	25.99
2004
First Quarter (through January 28, 2004)	32.60	32.20

Source: FactSet Research Systems Inc

NYSE (in U.S. $)
Calendar Year	High	Low

2002
First Quarter	$22.30	$17.25
Second Quarter	25.30	20.28
Third Quarter	23.42	17.65
Fourth Quarter	23.24	15.90
2003
First Quarter	23.00	15.78
Second Quarter	25.72	17.80
Third Quarter	36.20	24.15
Fourth Quarter	40.69	31.12
2004
First Quarter (through January 28, 2004)	41.56	39.88

Source: FactSet Research Systems Inc

On December 15, 2003, the last full day of trading before the announcement of the Bidder’s decision to make this Offer, the closing price of Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange was EUR29.19 per Celanese Share (as reported on Bloomberg L.P.) and the closing price of Celanese Shares on the NYSE (as reported on Bloomberg L.P.) was $35.80 per Celanese Share. Celanese Shareholders are urged to obtain a current market quotation for Celanese Shares before making their decision whether to tender their Celanese Shares into this Offer.

The Offer Price represents a premium of 11% over the market price of the Celanese Shares on the business day prior to the announcement of the Bidder’s decision to commence this Offer.

The Offer Price represents a premium of 117% over the closing price of Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange on October 25, 1999, the first day of trading of Celanese Shares following the demerger of Celanese AG and Hoechst AG; a premium of 42% over the average closing price for the Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange for the twelve months ended December 15, 2003 (the last trading day prior to the Bidder’s announcement of its decision to commence this Offer); and a premium of 13% over the average closing price for the Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange for the three months ended December 15, 2003.

Since Celanese Shareholders can receive such a premium pursuant to this Offer, the Bidder believes the Offer Price is adequate.

For additional information regarding the determination of the Offer Price by the Bidder, in particular the increase of the offered consideration from EUR28.00 to EUR32.50, see Section IV.1, “Background and Objective of the Offer — General Background of the Offer.”

(d)   Currency Exchange Rates

The following table sets forth, for the periods indicated, certain historical exchange rates between Euros and U.S. dollars based on the WM/Reuters USD/EUR Exchange Rate:

	Years Ended December 31,

	1999	2000	2001	2002	2003

	($ = EUR1.00)
High	1.17990	1.03490	0.95170	1.04940	1.26135
Low	1.00140	0.82870	0.83690	0.86090	1.03720
Average	1.06558	0.92364	0.89534	0.94600	1.13236
Period Ended	1.00240	0.93890	0.89040	1.04940	1.26135

	Years Ended December 31,

	1999	2000	2001	2002	2003

	(EUR = $1.00)
High	0.99860	1.20671	1.19489	1.16158	0.96413
Low	0.84753	0.96628	1.05075	0.95293	0.79280
Average	0.93845	1.08267	1.11689	1.05708	0.88311
Period Ended	0.99761	1.06508	1.12309	0.95293	0.79280

Source: WM/Reuters

On January 28, 2004, the WM/Reuters USD/EUR Exchange Rate was EUR1.00 = US$1.26095.

3.   Acceptance Period

(a)   Beginning and End of the Acceptance Period

The period during which Celanese Shareholders may accept this Offer, including all extensions thereof described in (b) below (hereinafter referred to as the “Acceptance Period”) will begin on February 2, 2004. The Acceptance Period will, if it is not extended in accordance with the provisions set forth in (b) below, end on

March 15, 2004

at 24.00h Central European Time/6:00 p.m. New York City time, unless the Acceptance Period is extended, as described below.

(b)   Extension of the Acceptance Period

Under the following circumstances, applicable law may require an extension of the Acceptance Period:

(i) if the Bidder amends this Offer pursuant to § 21(1) of the Takeover Act and the publication of the amendment has been made within the two weeks from and including the date the Acceptance Period is scheduled to expire, the Acceptance Period will be extended by two weeks (calculated from the end of the initial Acceptance Period). Under the Takeover Act, the Acceptance Period is extended irrespective of whether the amended Offer is in breach of applicable law; or

(ii) if, during the Acceptance Period, a third party makes a public cash offer or an exchange offer for the acquisition of Celanese Shares (each, a “Competing Offer”) and the Acceptance Period of this Offer expires before the expiration of the acceptance period of the Competing Offer, then the expiration of the Acceptance Period of this Offer will, pursuant to § 22(2) of the Takeover Act, be automatically extended such that it expires at the same time as the acceptance period of the Competing Offer. This shall apply irrespective of whether the Competing Offer is amended, prohibited or in breach of applicable law; or

(iii) if, after the publication of this Offer Document, a shareholders’ meeting of Celanese AG is convened in connection with this Offer, the Acceptance Period will end upon the expiration of ten weeks from the publication of this Offer Document, notwithstanding the provisions of § 21(5) and § 22(2) of the Takeover Act; or

(iv) if the Bidder makes a material change in the information concerning this Offer, the Bidder will, if such extension is permitted under and in compliance with German law, extend this Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which this Offer must remain open following material changes in the information concerning this Offer will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed information. In Release No. 33-7760 (October 22, 1999), the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of an Offer. The release states that an offer should remain open for a minimum of five U.S. business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approach the significance of price and percentage of shares sought, a minimum of ten U.S. business days may be required to allow for adequate dissemination to shareholders and investor response. If during the last two weeks of the Acceptance Period, the Bidder were required under U.S. law to extend the Acceptance Period under circumstances where it might not be permitted to do so under German law, the Bidder would seek relief from the SEC to reconcile such conflict, although it can provide no assurance that such relief would be forthcoming.

In the event of any such extension, publication of such extension will be made by the Bidder in Germany as described in Section XIII, “Publications, Declarations and Notifications” and by a public announcement thereof in the U.S. In accordance with U.S. law, this announcement will be made no later than 9:00 a.m., New York City time, on the next U.S. business day following the initially scheduled expiration of the Acceptance Period.

(c)	Subsequent Acceptance Period

If, at the expiration of the Acceptance Period, all conditions to this Offer have been either satisfied or waived by the Bidder, Celanese Shareholders who have not accepted this Offer before the end of the Acceptance Period may, pursuant to § 16(2) of the Takeover Act, still accept this Offer during a subsequent acceptance period of two weeks from the date of the publication of the results of this Offer in accordance with § 23(1) No. 2 of the Takeover Act (the “Subsequent Acceptance Period”). During the Subsequent Acceptance Period, Celanese Shareholders who did not tender their Celanese Shares during the Acceptance Period may tender their Celanese Shares and will be entitled to receive the same Offer Price offered during the Acceptance Period in accordance with the terms and conditions set forth in this Offer Document (payable in certain cases in U.S. dollars as described above under “— Offer Price”).

Celanese Shareholders will not have the right to withdraw tendered Celanese Shares during the Subsequent Acceptance Period.

It is expected that the publication of the preliminary number of Celanese Shares tendered within the Acceptance Period will be made no later than five business days after the expiration of the Acceptance Period. Assuming the Acceptance Period is not extended, the Bidder and Blackstone currently expect this publication would occur on or about March 20, 2004. Assuming such publication occurs on March 20, 2004, the Subsequent Acceptance Period would commence on March 21, 2004 and end on April 5, 2004 at 24.00h Central European Time/6:00 p.m. New York City time. Payment of the Offer Price for Celanese Shares tendered during the Subsequent Acceptance Period will be made by the Bidder to the North American Depositary and Deutsche Bank AG in its capacity as the international settlement agent within three to seven business days after the expiration of the Subsequent Acceptance Period.

4.   Conditions

(a)   Conditions to the Offer

This Offer and the effectiveness of the contracts which come into existence as a result of the acceptance of this Offer are subject to the following conditions:

(i)	Prior to or at the end of the Acceptance Period:

(A) the European Commission shall have approved of the execution of the intended acquisition of Celanese Shares pursuant to this Offer without any conditions in final and binding form or failed to issue a decision to prohibit the execution of the acquisition of Celanese Shares pursuant to this Offer within the required time limits;

(B) there shall have expired or terminated the applicable waiting periods and any extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) without the competent antitrust authorities in the U.S. having issued a decision to prohibit the proposed takeover; and

(C) there shall have been received all required approvals in final and binding form by the competent antitrust authorities in Canada and the Czech Republic, or there shall have expired or terminated the applicable waiting period and any extensions thereof in Canada and the Czech Republic without the competent antitrust authorities in Canada and the Czech Republic having issued a decision to prohibit the proposed takeover.

For further information with respect to the antitrust approval proceedings related to this Offer, see Section VIII, “Antitrust and Other Administrative Proceedings.”

(ii) Prior to or at the end of the Acceptance Period, there shall have been received the approvals, in final and binding form, of the Vermont Department of Banking, Insurance, Securities and Health Care Administration, pursuant to Vermont Regulation 81-2, Captive Insurance Financial Regulation, § 14, in connection with the change in ultimate beneficial ownership of Celwood Insurance Company, incorporated under the laws of the State of Vermont. Celwood Insurance Company is a subsidiary of Celanese AG.

(iii) At the end of the Acceptance Period, the number of Celanese Shares that have been validly tendered into this Offer and not withdrawn shall amount to at least 85% of the Celanese Shares outstanding at the end of the Acceptance Period, excluding Treasury Shares (i.e., those Celanese Shares held by Celanese AG, an entity controlled or majority-owned by Celanese AG or a third party acting on behalf of Celanese AG) (the “Minimum Acceptance Condition”).

As of September 30, 2003, which is the latest practicable date for which share capital information was made publicly available by Celanese AG, the registered share capital of Celanese AG was divided into 54,790,369 Celanese Shares. As of September 30, 2003, 5,468,901 of the Celanese Shares were held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG as Treasury Shares. In addition, as of September 30, 2003, 1,164,600 Stock Options were outstanding under Celanese AG’s stock option plans. According to information provided by Celanese AG, however, none of these Stock Options are exercisable prior to July 8, 2004. As of the date of the publication of this Offer Document, the Bidder is not aware of any facts that would result in a significant change to these figures since September 30, 2003.

Based on this information and assuming that no options to acquire Celanese Shares can be exercised and that Celanese AG will, consistent with its commitment not to sell, transfer or tender Treasury Shares, not tender any Tendered Shares, the Minimum Acceptance Condition would be satisfied if 41,923,248 Celanese Shares were tendered. Based on the aggregate number of Celanese Shares outstanding as of September 30, 2003, this number of Celanese Shares would equal approximately 76.52% of the registered share capital of Celanese AG and put the Bidder in a position to exercise 85% or more of the voting rights conveyed by Celanese Shares since the voting rights conveyed by the Treasury Shares may not be exercised in the general meeting. The acquisition of such percentage of the voting rights is the purpose of this condition. In order to facilitate the determination whether the Minimum Acceptance Condition has been met, Celanese AG has agreed to provide to the Bidder at the end of the Acceptance Period a certificate of its management board as to the number of (A) total outstanding Celanese Shares, and (B) Treasury Shares, in each case as of the end of the Acceptance Period.

(iv)	There shall not have been:

(A) prior to or at the end of the Acceptance Period, any publication of any new facts within the meaning of § 15 of the German Securities Trading Act (Wertpapierhandelsgesetz), or

(B) during and until two business days prior to the end of the Acceptance Period, any occurrence of facts which would have to be publicized as new facts within the meaning of § 15 of the German Securities Trading Act, which, in either case, has adversely affected or reasonably could be expected to adversely affect the EBITDA, as defined below, for the 2004 fiscal year of Celanese AG by more than

(1) EUR100 million, if such facts or the adverse effects thereof would reasonably be expected to continue or recur; or

(2) EUR400 million, if such facts or the adverse effects thereof would not reasonably be expected to continue or recur.

For purposes of this condition, EBITDA means the earnings of Celanese AG and its consolidated subsidiaries before interest, taxes, depreciation and amortization calculated in a manner consistent with Celanese AG’s 2002 consolidated financial statements but including special charges that would apply to net income and excluding

•	charges from non-cash impairments of assets;

•	changes in accounting principles after the fiscal year 2002;

•	charges directly related to this transaction; and

•	charges associated with stock appreciation rights of Celanese AG.

The foregoing will not apply if the facts have already been taken into account in the consolidated financial statements of Celanese AG for the fiscal year 2002 or 2003, made available to the Bidder on or before December 14, 2003 or have been publicly disclosed by Celanese AG on or before December 14, 2003.

The condition described in (iv)(B) above shall

(1) not be satisfied only if the requirements set forth in such condition are not met (i.e. if facts have occurred which would have to be publicized as new facts within the meaning of § 15 of the German Securities Trading Act and which have or reasonably could be expected to have the material adverse effect on the EBITDA of Celanese AG set forth above) in the opinion of an independent expert (Gutachter) of Ernst & Young (“E&Y”) (as appointed by Mr. Sulzbach, E&Y, Frankfurt am Main) using his or her due consideration of a diligent business man/woman (the written paper in which such opinion of the independent expert is set forth hereinafter referred to as the “Opinion”) and the independent expert has published on or before the last business day of the Acceptance Period in the Frankfurter Allgemeine Zeitung that this is the result of his review.

(2) be deemed to be satisfied if the independent expert has published on the last business day of the Acceptance Period in the Frankfurter Allgemeine Zeitung that he has not been able, based on his due review, to determine that facts have occurred which would have to be publicized as new facts within the meaning of § 15 of the German Securities Trading Act and which have or reasonably could be expected to have the material adverse effect on the EBITDA of Celanese AG set forth above.

The independent expert, when reviewing decisions where discretion is granted to the management board of Celanese AG, will not exercise its own discretion but has to respect the decisions made by the management board of Celanese AG if and insofar as they are within the limits of a prudent and diligent businessman applying in a lawful manner the principles of ad-hoc disclosure obligations under § 15 of the German Securities Trading Act.

The independent expert must initiate his review on February 26, 2004. Celanese AG has committed to use its reasonable best efforts to provide him at his request with the information required to conduct his review and finalize the Opinion without undue delay. The independent expert shall publish without undue delay in the Frankfurter Allgemeine Zeitung with a reference to this Offer, and the Bidder will also issue a press release in the U.S., that he has initiated the procedure for his decision and the rendering of the Opinion. The independent expert shall render the Opinion without undue delay and submit it to the Bidder and to Celanese AG before the second business day prior to the end of the Acceptance Period. He shall publish the result thereof, as described above, at the latest on the last business day of the Acceptance Period, in the Frankfurter Allgemeine Zeitung with a reference to this Offer and the Bidder shall issue a press release in the U.S. in connection therewith. The decision of the independent expert set forth in the Opinion is final and binding for the Bidder and the Celanese Shareholders who accept this Offer. The charges and costs of the independent expert shall be borne by the Bidder.

            (v)                                   Prior to or at the end of the Acceptance Period, there shall not be

(A) any U.S. federal or state statute or regulation, or order enacted by a U.S. federal or state court or governmental, regulatory or administrative authority based on applicable U.S. securities law, entered and applicable to this Offer that would prevent or delay by more than three months the acquisition by the Bidder or Blackstone of any Celanese Shares pursuant to this Offer, or

(B) any unresolved comments from the SEC regarding this Offer Document pursuant to the SEC’s review process, as published by the Bidder at the end of the Acceptance Period, which from the SEC’s perspective are required in order to comply with applicable U.S. securities laws and which the Bidder is unable to resolve.

(vi) None of Celanese AG or any of its subsidiaries shall have done any of the following since the date of the publication of this Offer Document and prior to or at the end of the Acceptance Period:

(A) except for the issuance of not more than 1,151,600 Celanese Shares pursuant to outstanding options, effected a capital increase, or issued, adjusted, split, combined or reclassified any shares of its capital stock;

(B) sold or transferred any Treasury Shares;

(C) sold, encumbered or otherwise disposed of assets in an aggregate amount in excess of EUR250 million to any third party or third parties (other than the Bidder or a direct wholly owned subsidiary of Celanese AG) by merger, consolidation, asset sale, business combination or similar transaction;

(D) cancelled or assigned any indebtedness to any third party or third parties (other than the Bidder or a direct wholly-owned subsidiary of Celanese AG) in an aggregate amount in excess of EUR250 million;

(E) made any acquisition of or investment in any third party in excess, in the aggregate, of EUR250 million, or purchased any assets in excess, in the aggregate, of EUR250 million, in or from any third party, other than a wholly-owned subsidiary of Celanese AG; or

(F) supported a competing offer or alternative transaction, it being understood that this condition refers solely to the management board and/or supervisory board of Celanese AG (and not to its subsidiaries); or

(G) authorized or entered into any agreement or commitment to do any of the foregoing actions described in clauses (A) through (F).

On the second business day prior to the end of the Acceptance Period, Celanese AG shall have provided to the Bidder a certificate of its management board stating whether or not any of the events described in clause (vi) have occurred.

(vii) None of Celanese AG or any of its subsidiaries shall have, prior to or at the end of the Acceptance Period taken any action (including entering into any agreement or binding commitment), or failed to take any action, that would cause either (A) Celanese AG’s Pro Forma Indebtedness (as defined below) to exceed EUR580 million, or (B) Celanese AG’s Total Indebtedness (as defined below) to exceed EUR790 million, in each case calculated on the fifth business day before the end of the Acceptance Period (the “Calculation Date”).

On the second business day prior to the end of the Acceptance Period, the management of Celanese AG shall have provided to the Bidder a certificate confirming that the requirements of this condition have been met.

For purposes of this condition:

•	“Total Indebtedness” means consolidated debt, determined in accordance with U.S. GAAP applied in a manner consistent with that used in the preparation of Celanese AG’s publicly available financial statements for the quarter ended September 30, 2003, less the consolidated cash of Celanese AG as of the Calculation Date; and

•	“Pro Forma Indebtedness” means consolidated debt, determined in accordance with U.S. GAAP applied in a manner consistent with that used in the preparation of Celanese AG’s publicly available financial statements for the quarter ended September 30, 2003, plus the sum of, if and to the extent applicable:

•	any cash received in connection with the sale of the acrylates business; and

•	any receivables financing or similar off balance sheet financing;

less the sum of, if and to the extent applicable:

•	the consolidated cash of Celanese AG as of the Calculation Date;

•	any cash paid for expenses directly related to this Offer that are incurred during the period beginning on December 16, 2003 and ending on the Calculation Date;

•	any cash paid during the period beginning on December 16, 2003 and ending on the Calculation Date to prepay tax liabilities that are due and payable after the Calculation Date;

•	any such debt incurred during the period beginning on December 16, 2003 and ending on the Calculation Date to fund an acquisition during the Acceptance Period which had been previously consented to by the Bidder;

•	any cash paid during the period beginning on December 16, 2003 and ending on the Calculation Date to the holders of Celanese AG’s stock appreciation rights outstanding on December 16, 2003 pursuant to the terms thereof; and

•	the product of (x) amount by which actual sales for the first quarter of 2004 exceed EUR1,097 million and (y) 0.624.

For purposes of calculations pursuant to this clause (vii), any U.S. dollar denominated debt and cash will be converted into Euro at a Euro/U.S. dollar exchange rate of 1.217.

(viii) There shall not have occurred at any time from the date of the publication of this Offer Document until the end of the Acceptance Period:

(A) any declaration of a banking moratorium as provided for in § 47 (1) No. 2 or 3 of the German Banking Act (Kreditwesengesetz) by German governmental authorities or the declaration of a legal holiday for banks, based on emergency conditions, by the Office of the Comptroller of the Currency of the U.S. or the governor or applicable banking authority of New York, California or Texas, based on their respective delegated authority with respect to the regulation of banks;

(B) a suspension of the currency markets in Germany and/or the U.S. regarding the exchange of Euros and U.S.-Dollars, or the imposition of any currency or exchange control laws in Germany or the U.S.; or

(C) a decrease in the Dow Jones Industrial Average (as reported by Bloomberg L.P.) of more than 2000 points from its level on December 16, 2003 (which was 10,129.60) which is sustained for at least five consecutive trading days (using as a reference the daily closing prices) or which occurs at any time on the last five trading days of the Acceptance Period including the last trading day of the Acceptance Period.

(b)	Non-occurrence of the Conditions to the Offer

Notwithstanding any other term of this Offer, if any condition set forth in this Offer Document has not been fulfilled in accordance with its terms or, where permitted, waived by the Bidder in accordance with this Offer and the provisions of the Takeover Act and the U.S. securities laws, this Offer will lapse irrevocably and any agreement that was concluded as a result of the acceptance of this Offer will be without any effect and will terminate at the time of the expiration of the Acceptance Period and the Bidder will not be required to purchase any Celanese Shares tendered in this Offer.

(c)	Waiver of Conditions

The Bidder is entitled to waive one or more of the conditions, in whole or in part, at any time and from time to time until one German business day prior to the expiration of the Acceptance Period, to the extent permitted by law.

5.	Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares

(a)	Introductory Note Regarding Procedures for Tendering Celanese Shares

The Celanese Shares are global registered shares, traded simultaneously on the Frankfurt Stock Exchange and the NYSE. Celanese Shares traded on the Frankfurt Stock Exchange are quoted, traded and settled in Euros, while Celanese Shares traded on the NYSE are quoted, traded and settled in U.S. dollars.

A single global share registry (the “Global Share Registry”), maintained by registrar services GmbH, a subsidiary of Deutsche Bank AG in Frankfurt am Main, Germany, maintains daily updated information on account balances. This Global Share Registry is comprised of the North American registry (the “North American Registry”), administered by Mellon Investor Services LLC, an indirect subsidiary of Mellon Financial Corporation, and the German registry, administered by registrar services GmbH.

According to information provided by Celanese AG, substantially all of the Celanese Shares are held in book-entry form, but a small number of Celanese Shareholders hold their shares in certificated form. All Celanese Shares held in certificated form are listed in the North American Registry. Celanese Shares held in book-entry form are either held within the Clearstream Banking AG booking system or the DTC booking system. Celanese Shares held in book-entry form within the Clearstream Banking AG booking system are referred to in this Offer Document as “German Shares.” Celanese Shares held in book-entry form with the DTC booking system and Celanese Shares held in certificated form and listed in the North American Registry are referred to as “North American Shares.”

The mechanics for tendering Celanese Shares in this Offer and withdrawing Celanese Shares from the Offer will depend on whether the particular Celanese Shares are German Shares or North American Shares and whether they are in book entry or in certificated form:

•	If you are the record holder of North American Shares, you should receive a Letter of Transmittal in the mailing that included this Offer Document.

•	If you hold German Shares in a securities deposit with a custodian credit institution or financial services institution (each such institution, in its capacity as the holder of German Shares for the account of Celanese Shareholders, a “Custodian Institution”), or North American Shares through a broker, dealer, commercial bank, or other nominee, your Custodian Institution or broker, dealer, commercial bank, or other nominee should provide the appropriate transmittal materials to you, and you must contact your Custodian Institution or broker, dealer, commercial bank or other nominee to tender your Celanese Shares.

If you have any questions regarding the appropriate method for tendering your Celanese Shares, you can call the information hotline established by the Bidder for this Offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), 1-877-750-5836 (toll-free in the U.S. and Canada) or 1-646-822-7403 (call collect from all other countries), or ask the Custodian Institution or broker, dealer, commercial bank or other nominee which holds your shares for you.

(b)	Procedures Applicable to German Shares

            (i)   Method of Acceptance

Celanese Shareholders that hold German Shares may only accept this Offer by delivering a notice of acceptance within the Acceptance Period to their Custodian Institution.

The notice of acceptance will only be valid if Clearstream Banking AG has performed the book-entry transfers of the respective German Shares in a timely manner, under WKN A0AHS1/ISIN DE 000A0AHS13. The Custodian Institution will arrange for the book-entry transfers to be performed after receipt of the notice of acceptance. If the notice of acceptance is given to the Custodian Institution within the Acceptance Period, the book-entry transfers of the German Shares will be deemed to have been duly effected if the book-entry transfers have been effected by the second banking day after the expiration of the Acceptance Period at the latest. The German Shares referred to in the notice of acceptance, for which the book-entry transfers have been made under the WKN A0AHS1/ISIN DE 000A0AHS13 are hereinafter referred to as “Tendered Celanese Shares.”

A form of the notice of acceptance for this Offer should be made available to those Celanese Shareholders who keep their German Shares through a Custodian Institution in the Clearstream Banking AG booking system by their Custodian Institution.

(ii)	Content of the Declaration of the Accepting Celanese Shareholders with Respect to German Shares

By giving a notice of acceptance in accordance with the terms of this Offer Document, each Celanese Shareholder makes the following declarations:

(A) The Celanese Shareholder accepts this Offer of the Bidder to conclude a purchase agreement for the number of Celanese Shares set forth in the notice of acceptance on the terms and conditions set forth in this Offer Document.

(B) The Celanese Shareholder instructs his Custodian Institution:

(1) initially to leave the Celanese Shares set forth in the notice of acceptance in his securities account, but to qualify these Celanese Shares as Tendered Celanese Shares under WKN A0AHS1/ISIN DE 000A0AHS13 within his securities account, and to have Clearstream Banking AG make the book-entry transfers of the Celanese Shares set forth in the notice of acceptance under WKN A0AHS1/ISIN DE 000A0AHS13; and

(2) to instruct and authorize Clearstream Banking AG to make the book-entry transfers of the Tendered Celanese Shares left in the securities accounts of the Custodian Institutions under the WKN A0AHS1/ISIN DE000A0AHS13 without undue delay after the expiration of the Accept-

ance Period and the confirmation of the Bidder to Deutsche Bank AG as international settlement agent, that all the conditions set forth in this Offer Document have been satisfied or waived, and to make these Celanese Shares for which this Offer has been accepted available to Deutsche Bank AG, as the international settlement agent, under their initial WKN 575300/ISIN DE 0005753008 on Deutsche Bank AG’s account 7003 with Clearstream Banking AG for the purpose of transferring title in these Celanese Shares to the Bidder.

(C) The Celanese Shareholder instructs and authorizes his Custodian Institution and Deutsche Bank AG, as the international settlement agent, which will have been released from the prohibition from contracting with itself as proxy for a third party (Befreiung von dem Verbot des Selbstkontrahierens) pursuant to § 181 German Civil Code (BGB), to take all necessary or appropriate measures and to make and receive any declarations for the execution of this Offer on the terms and conditions set forth in this Offer Document and, in particular, to cause title to the Tendered Celanese Shares to be transferred to the Bidder.

(D) The Celanese Shareholder accepts this Offer of the Bidder to acquire title in the Celanese Shares set forth in the notice of acceptance, provided that the transfer of title will only become effective if and when the respective Celanese Shares are made available to Deutsche Bank AG, as the international settlement agent, under their initial WKN 575300/ISIN DE 0005753008 on Deutsche Bank AG’s account 7003 with Clearstream Banking AG for the purpose of transferring title in these Tendered Celanese Shares to the Bidder and provided further that the acceptance of this Offer is subject to the satisfaction or waiver of the conditions set forth in this Offer Document.

(E) The Celanese Shareholder declares that the Celanese Shares set forth in the notice of acceptance will be, at the time of the transfer of title, solely owned by him and unencumbered by any rights of third parties.

(F) The Celanese Shareholder instructs and authorizes his Custodian Institution as well as Deutsche Bank AG, as the international settlement agent, which will have been released from the prohibition from contracting with itself as proxy for a third party pursuant to § 181 German Civil Code, to permanently remove the Celanese Shareholder’s entry in the share register (Aktienregister) of Celanese AG conditional on the acceptance of this Offer, subject to the satisfaction or waiver of the conditions set forth in this Offer Document. If the Celanese Shareholder is at such time not directly entered in the share register of Celanese AG, but has been entered through the Custodian Institution, the Celanese Shareholder instructs the Custodian Institution to permanently remove the relevant number of Celanese Shares from the share register of Celanese AG without disclosing the Celanese Shareholder’s name.

(G) The Celanese Shareholder instructs his Custodian Institution to instruct and authorize Clearstream Banking AG to transmit, directly or through the Custodian Institution, to the Bidder and Deutsche Bank AG each trading day the number of Tendered Celanese Shares under WKN A0AHS1/ISIN DE000A0AHS13 for which book-entry transfers have been made in the Custodian Institution’s account with Clearstream Banking AG.

The instructions, orders, and authorizations referred to in paragraphs (A) to (G) above are issued irrevocably in the interest of a smooth and expeditious execution of this Offer. These instructions will only become null and void in the event that an agreement, which comes into existence as a result of the acceptance of this Offer, is validly rescinded or the Offer is not executed.

(iii)	Execution of the Offer and Payment of the Offer Price

Subject to the terms and conditions of this Offer, the payment of the Offer Price owed by the Bidder to each Celanese Shareholder who validly tenders his Celanese Shares and accepts this Offer will be effected against the transfer of the Celanese Shares for which this Offer has been validly accepted, under their initial WKN 575300/ISIN DE 0005753008 to the account of Deutsche Bank AG as international settlement agent with Clearstream Banking AG (Account 7003) for the purpose of transferring title in such Celanese Shares to the Bidder. For this purpose, subject to the terms and conditions of this Offer, Deutsche Bank AG will transfer, without undue delay and within three to seven banking days after the expiration of the Acceptance Period, the Offer Price to the Custodian Institutions via Clearstream Banking AG against transfer of the Celanese Shares for which this Offer has been validly accepted under their initial WKN 575300/ISIN DE 0005753008 to the above-mentioned account of Deutsche Bank AG with Clearstream Banking AG.

The Bidder’s obligation to pay the Offer Price will be satisfied when the Offer Price has been credited to the relevant Custodian Institution. The Custodian Institution is obliged to credit the Offer Price to the accepting Celanese Shareholders.

(iv)	Execution of the Offer by Acceptance during the Subsequent Acceptance Period

All provisions of this Offer Document apply analogously to a notice of acceptance that is made during the Subsequent Acceptance Period, if any, subject to the following:

(A) Celanese Shares tendered during the Subsequent Acceptance Period shall be identified under the WKN A0AHS2/ISIN DE 000A0AHS21 (“Subsequently Tendered Celanese Shares”).

(B) The book-entry transfers of the Celanese Shares by Clearstream Banking AG shall be deemed to have been duly effected if the book-entry transfers have been effected by the second banking day after the expiration of the Subsequent Acceptance Period at the latest.

(C) Subject to the terms and conditions of this Offer, Deutsche Bank AG will transfer the Offer Price for Celanese Shares which have been validly tendered in the Subsequent Acceptance Period without undue delay and within three to seven banking days after the expiration of the Subsequent Acceptance Period, to the Custodian Institutions via Clearstream Banking AG against transfer of the Celanese Shares for which this Offer has been validly accepted in the Subsequent Acceptance Period under their initial WKN 575300/ISIN DE 0005753008 to the above-mentioned securities account 7003 of Deutsche Bank AG at Clearstream Banking AG.

(v)	Trading in the Tendered Celanese Shares

The Bidder expects that as of the second banking day following the beginning of the Acceptance Period, Tendered Celanese Shares will trade on the official market of the Frankfurt Stock Exchange under the WKN A0AHS1/ISIN DE 000A0AHS13. North American Shares are not eligible for trading on an “as tendered” basis. Furthermore, no trading of Celanese Shares on an “as tendered” basis will occur on the NYSE. The trading of Tendered Celanese Shares on the Frankfurt Stock Exchange will cease at the end of trading on the banking day prior to the last banking day of the Acceptance Period. Unless the Acceptance Period is extended, therefore, the last trading day of the Tendered Celanese Shares will be March 12, 2004. The trading volume in Tendered Celanese Shares could be low, which could result in substantial fluctuations in the trading price of the Tendered Celanese Shares.

Any persons who acquire Tendered Celanese Shares shall be deemed to have assumed all rights and obligations in respect of those Tendered Celanese Shares arising as a result of tendering those Celanese Shares and accepting this Offer.

Subsequently Tendered Celanese Shares (WKN A0AHS2/ISIN DE 000A0AHS21) that are tendered during the Subsequent Acceptance Period, if any, will not be eligible for trading.

(c)	Procedures Applicable to North American Shares

(i)	Method of Acceptance

In order for a Celanese Shareholder validly to tender North American Shares pursuant to this Offer,

•	the Letter of Transmittal (the “Letter of Transmittal”), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by Mellon Investor Services LLC, the North American Depositary, at one of its addresses set forth on the back cover of this Offer Document and either (A) such North American Shares must be tendered pursuant to the procedure for book-entry transfer described below and a confirmation of a book-entry transfer of such North American Shares (a “Book-Entry Confirmation”) must be received by the North American Depositary; or (B) the certificates evidencing tendered North American Shares (the “North American Share Certificates”) must be received by the North American Depositary at such address in each case prior to the expiration of the Acceptance Period or the Subsequent Acceptance Period, as applicable; or

•	the tendering Celanese Shareholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the North American Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the North American Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Bidder may enforce such agreement against such participant.

The North American Depositary will establish an account with respect to the North American Shares at DTC for purposes of this Offer within two U.S. business days after the date of the publication of this Offer Document. Any financial institution that is a participant in the DTC system may make a book-entry delivery of North American Shares by causing DTC to transfer such North American Shares into the North American Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of North American Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the North American Depositary at one of its addresses set forth on the back cover of this Offer Document prior to the expiration of the Acceptance Period or the Subsequent Acceptance Period, as applicable, or the tendering Celanese Shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the North American Depositary.

(ii)	Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(A) the Letter of Transmittal is signed by the registered holder of the North American Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(B) the North American Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. If a North American Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a North American Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the North American Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the North American Share Certificate, with the signature(s) on such North American Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

(iii)	Guaranteed Delivery

If a Celanese Shareholder desires to tender North American Shares pursuant to this Offer and the North American Share Certificates evidencing such Celanese Shareholder’s North American Shares are not immediately available or such Celanese Shareholder cannot deliver the North American Share Certificates and all other required documents to the North American Depositary prior to the expiration of the Acceptance Period, or such Celanese Shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such North American Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

(A) Such tender is made by or through an Eligible Institution;

(B) A properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by the Bidder (“Notice of Guaranteed Delivery”), is received prior to the expiration of the Acceptance Period or the Subsequent Acceptance Period, as applicable, by the North American Depositary as provided below; and

(C) The North American Share Certificates (or a Book-Entry Confirmation) evidencing all tendered North American Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the North American Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the North American Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Bidder.

The method of delivery of North American Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering Celanese Shareholder, and the delivery will be deemed made only when actually received by the North American Depositary (including, in the case of a Book-Entry Transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of North American Shares pursuant to any one of the procedures described above will constitute the tendering Celanese Shareholder’s acceptance of this Offer, as well as the tendering Celanese Shareholder’s representation and warranty that such Celanese Shareholder has the full power and authority to tender and assign the North American Shares tendered, as specified in the Letter of Transmittal. The Bidder’s acceptance for payment of North American Shares tendered pursuant to this Offer will constitute a binding agreement between the tendering Celanese Shareholder and the Bidder upon the terms and subject to the conditions of this Offer.

(iv)	Appointment of Proxies

By executing and delivering the Letter of Transmittal and tendering certificates or completing the procedure for book-entry transfer, as set forth above, the tendering Celanese Shareholder will, in the interest of a smooth and expeditious execution of this Offer, irrevocably appoint designees of the Bidder as such Celanese Shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Celanese Shareholder’s rights with respect to the North American Shares tendered by such Celanese Shareholder and accepted for payment by the Bidder and with respect to any and all other North American Shares or other securities or rights issued or issuable in respect of such North American Shares. All such powers of attorney and proxies will be considered irrevocable. Such appointment will be effective when, and only to the extent that all conditions to this Offer are satisfied or are waived prior to the expiration of the Acceptance Period. Upon such appointment, all prior powers of attorney and proxies given by such Celanese Shareholder with respect to such North American Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies or revocations may be given by such Celanese Shareholder. The designees of the Bidder will thereby be empowered to exercise all voting and other rights with respect to such North American Shares and other securities or rights, including, without limitation, in respect of any shareholders’ meeting of Celanese AG, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. These powers of attorney and proxies will only become null and void in the event that the Celanese Shareholder validly withdraws the Celanese Shares tendered or the Offer is not completed.

(v)	Execution of the Offer and Payment of the Offer Price

Notwithstanding any other provision of this Offer, payment for North American Shares accepted pursuant to this Offer will in all cases only be made after timely receipt by the North American Depositary of

(A) certificates evidencing such North American Shares or a Book-Entry Confirmation of a book-entry transfer of such North American Shares into the North American Depositary’s account at DTC pursuant to the procedures set forth in this Section V.5(c),

(B) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and

(C) any other documents required by the Letter of Transmittal.

For purposes of this Offer, the Bidder will be deemed to have accepted for payment, and thereby purchased, North American Shares validly tendered and not properly withdrawn as, if and when the Bidder gives oral or written notice to the North American Depositary, as agent for the tendering holders of North American Shares, of the Bidder’s acceptance for payment of such North American Shares pursuant to this Offer. Upon the terms and subject to the conditions of this Offer, the Bidder will accept for payment, and will pay for, all North American Shares tendered, and not withdrawn, prior to the expiration of the Acceptance Period by deposit of the purchase price therefor with the North American Depositary, which will act as agent for tendering holders of North American Shares for the purpose of receiving payments from the Bidder and transmitting such payments to such holders whose North American Shares have been accepted for payment. The Bidder will make this payment to the North American Depositary without undue delay and within three to seven banking days after the expiration of the Acceptance Period.

(d)	Provisions of General Applicability

(i)	Legal Consequences of the Acceptance of this Offer

Upon tendering your Celanese Shares and accepting this Offer, a contract for the sale and transfer of the tendered Celanese Shares will come into existence between each accepting Celanese Shareholder and the Bidder on the terms and conditions set forth in this Offer Document. Such contract will be governed by and construed solely in accordance with the laws of Germany. Applicable mandatory U.S. securities laws shall, however, remain unaffected. The execution of such contract is subject, however, to the satisfaction or the waiver by the Bidder of the conditions set forth in this Offer Document.

(ii)	Unwinding upon the Non-Occurrence of the Conditions to the Offer

This Offer shall terminate, and the Bidder will not be required to purchase any Celanese Shares that have been tendered into this Offer, if any of the conditions set forth in this Offer Document have not been fulfilled or waived by the Bidder by the end of the Acceptance Period.

(A) In this event, with respect to German Shares, the book-entry re-transfers of the Tendered Celanese Shares into WKN 575300/ISIN DE 0005753008 will be made without undue delay. Arrangements will be made for the book-entry re-transfers to take place within five German business days after it is determined that the conditions have not been satisfied nor waived. After the book-entry re-transfers of the Celanese Shares have been made, they may be traded again under their original WKN 575300/ISIN DE 0005753008. Where Tendered Celanese Shares have already been entered in Deutsche Bank AG’s securities account 7003 with Clearstream Banking AG, Deutsche Bank AG will have Clearstream Banking AG make the book-entry re-transfers of the Tendered Celanese Shares to the securities account of the Custodian Institution without undue delay.

(B) If the Offer is so terminated without the purchase by the Bidder of any Celanese Shares, with respect to North American Shares, the certificates evidencing such tendered North American Shares will be returned, without expense to the tendering Celanese Shareholder (or, in the case of tendered North American Shares tendered by book-entry into the North American Depositary’s account at DTC pursuant to the procedure set forth in

Section V.5(c)(i), such shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of this Offer.

(iii)	Backup Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, the North American Depositary, with respect to North American Shares, or a Celanese Shareholder’s broker or Custodian Institution, with respect to German Shares, may be required to withhold and pay over to the U.S. Internal Revenue Service (the “IRS”) a portion of the amount of any payments made pursuant to this Offer. To avoid backup withholding, unless an exemption applies, a Celanese Shareholder who is a U.S. person (as defined for U.S. federal income tax purposes) must provide the North American Depositary or such person’s broker or Custodian Institution, as the case may be, with such Celanese Shareholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that such TIN is correct and that such Celanese Shareholder is not subject to backup withholding. With respect to such Celanese Shareholders, they can satisfy these requirements by completing the Substitute Form W-9 in the Letter of Transmittal. If a Celanese Shareholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the Celanese Shareholder and any payment made to the Celanese Shareholder pursuant to this Offer may be subject to backup withholding. All Celanese Shareholders surrendering North American Shares pursuant to this Offer who are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the North American Depositary). Certain Celanese Shareholders (including, among others, all corporations and certain non-U.S. individuals and entities) may not be subject to backup withholding. Non-U.S. Celanese Shareholders holding North American Shares should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the North American Depositary) in order to avoid backup withholding. Such Celanese Shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Celanese Shareholder may be refunded or credited against such Celanese Shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

6.   Costs and Expenses

Celanese Shareholders who own their Celanese Shares through a Custodian Institution, broker, dealer, commercial bank, or other nominee, and whose Custodian Institution, broker, dealer, commercial bank, or other nominee tenders Celanese Shares on such Celanese Shareholder’s behalf, may be charged a fee by such Custodian Institution, broker, dealer, commercial bank, or other nominee for doing so. German Custodian Institutions that hold Celanese Shares for the account of Celanese Shareholders will not charge such fees. Celanese Shareholders who hold their Celanese Shares in certificated form in the North American Registry and tender their Celanese Shares directly to the North American Depositary in this Offer will not have to pay brokerage fees or similar expenses. Any non-German stock exchange, turnover tax or stamp duties which may be incurred as a result of the tender of Celanese Shares by a Celanese Shareholder will have to be borne by such Celanese Shareholder.

7.   Withdrawal Rights

Celanese Shareholders may, at any time until the expiration of the Acceptance Period withdraw previously tendered Celanese Shares without having to provide any explanation of their reasons. These withdrawal rights include the right of each Celanese Shareholder under the Takeover Act (with respect to which express reference must be made in this Offer Document in accordance with applicable German law) to withdraw previously tendered Celanese Shares under the following circumstances: (i) if this Offer is amended, Celanese Shareholders who have accepted this Offer prior to the publication of such amendment can withdraw previously tendered Celanese Shares until the expiration of the Acceptance Period; and (ii) in the event of a competing offer, Celanese Shareholders who have accepted this Offer can withdraw previously tendered Celanese Shares until the end of the Acceptance Period, provided that such Celanese Shares were tendered before publication of the offer document for such competing offer.

In addition, unless we receive requested relief on this point from the SEC, if on or after April 1, 2004, the Acceptance Period has expired but the Bidder has not yet determined and published whether all conditions that had not been previously waived have been satisfied and so has not yet accepted the tendered Celanese Shares for payment, Celanese Shareholders can withdraw previously tendered Celanese Shares at any time thereafter until the Bidder has made such publication and does thereby accept the tendered Celanese Shares for payment.

By withdrawing previously tendered Celanese Shares, Celanese Shareholders will withdraw from the contract that was concluded as a result of their acceptance of this Offer.

During the Subsequent Acceptance Period, if any, Celanese Shareholders have no right to withdraw Celanese Shares tendered.

In order to withdraw previously tendered German Shares, Celanese Shareholders must deliver a notice of withdrawal, with the required information to the applicable Custodian Institution while they still have the right to withdraw the German Shares. The withdrawal will become effective if the applicable Custodian Institution has effected with Clearstream Banking AG a timely book-entry re-transfer of the tendered German Shares into the initial WKN 575300/ISIN DE 0005753008. The book-entry re-transfers regarding the German Shares into WKN 575300/ISIN DE 0005753008 shall be deemed to have been carried out in time if they have been effected by 17.30h Central European Time on the second banking day following the end of the Acceptance Period.

For a withdrawal of a tender of North American Shares to be effective, a written notice of withdrawal must be timely received by the North American Depositary at one of its addresses set forth on the back cover page of this Offer Document. Any such notice of withdrawal must specify

•	the name of the person who tendered the North American Shares to be withdrawn,

•	the number of North American Shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such North American Shares. If North American Share Certificates evidencing North American Shares to be withdrawn have been delivered or otherwise identified to the North American Depositary, then, prior to the physical release of such North American Share Certificates, the serial numbers shown on such North American Share Certificates must be submitted to the North American Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such North American Shares have been tendered for the account of an Eligible Institution. If North American Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section V.5(c), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Procedures Applicable to North American Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn North American Shares or must otherwise comply with DTC’s procedures.

Withdrawals of previously tendered Celanese Shares may not be rescinded, and any Celanese Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of this Offer. However, a Celanese Shareholder may accept this Offer again by re-tendering his Celanese Shares by following the acceptance procedures described in this Offer Document at any time before the end of the Acceptance Period.

8.   Description of Requested SEC Relief

This Offer is fully subject to both German and U.S. law regarding takeover offers. In order to reconcile certain areas of conflict between these laws, the Bidder intends to request certain exemptive or no-action relief from the SEC, including requests to allow:

•	the Subsequent Acceptance Period to begin approximately five to six banking days after the expiration of the Acceptance Period, in accordance with German practice;

•	payment for Celanese Shares tendered in this Offer to be made approximately three to seven banking days after the expiration of the Acceptance Period, and payment for Celanese Shares tendered during the two-week Subsequent Acceptance Period to be made approximately three to seven banking days after the expiration of the Subsequent Acceptance Period;

•	the termination of withdrawal rights between the expiration of the Acceptance Period and the date on which the Bidder determines and publishes that all conditions precedent to this Offer that have not previously been waived have been satisfied, notwithstanding the provisions of Section 14(d)(5) under the Exchange Act; and

•	this Offer to remain open for two calendar weeks, rather than 10 U.S. business days, following certain material changes in the terms of the Offer in the limited circumstances where two calendar weeks would be a shorter period than 10 U.S. business days.

VI.	FINANCING OF THE OFFER

1.	Measures to Secure Financing of the Offer

(a)	Maximum Offer Amount

As of September 30, 2003, there were 54,790,369 Celanese Shares outstanding, 5,468,901 of which were Treasury Shares which Celanese AG has, pursuant to the Celanese Response Letter, committed not to tender into this Offer. Furthermore, as of September 30, 2003, 1,164,600 Stock Options (i.e., options to acquire Celanese Shares) were issued that had not yet been exercised. According to information made available by Celanese AG, the Stock Options may not be exercised prior to July 8, 2004. It can therefore be expected that the total amount of Celanese Shares that can be tendered into this Offer will not increase before the end of the Acceptance Period or the Subsequent Acceptance Period due to the exercise of Stock Options.

The Bidder expects to acquire 49,321,468 Celanese Shares under this Offer if all Celanese Shareholders (except Celanese AG, enterprises controlled or majority-owned by Celanese AG and parties acting for the account of Celanese AG, in each case with respect to the Treasury Shares) tender their Celanese Shares into this Offer (54,790,369 Celanese Shares less 5,468,901 Treasury Shares).

Based on the Offer Price of EUR32.50 per Celanese Share, the maximum amount to be paid by the Bidder for the acquisition of all Celanese Shares, excluding Treasury Shares, amounts to approximately EUR1.603 billion (Offer Price of EUR32.50 per Celanese Share x 49,321,468 = EUR1,602,947,710.00).

If, despite its agreement not to do so, Celanese AG were to tender all of the Treasury Shares into this Offer, the total amount of funds that would be required to acquire all Celanese Shares would be approximately EUR1.781 billion (Offer Price of EUR32.50 x 54,790,369 = EUR1,780,686,992.50) (this amount is referred to as the “Maximum Offer Amount”).

(b)	Financing of the Offer

The Bidder and Blackstone estimate that the total amount of funds to

•	pay the Offer Price for all of the outstanding Celanese Shares pursuant to this Offer,

•	potentially refinance certain existing debt of Celanese AG and its subsidiaries,

•	pre-fund certain pension obligations of Celanese AG and its subsidiaries,

•	pre-fund certain other potential contingencies and

•	pay related fees and expenses,

could be up to approximately EUR2.87 billion.

The required amount of funds will be provided by up to EUR690 million in common equity and up to EUR2.18 billion in credit facilities (the “Credit Facilities”).

The provision of common equity is described below. The Credit Facilities and the conditions of their availability are described below and in Section IV.2.(e), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Refinancing of Existing Debt.”

(i)	Equity Commitments

Blackstone Capital Partners IV L.P., an affiliated fund of BCP IV, has agreed to provide, or to arrange through affiliated funds of Blackstone Capital Partners IV L.P. to provide, BCP Luxembourg at the time of the consummation of the Offer with up to EUR690 million of common equity (the “Original Equity Commitment”). At the time of the publication of this Offer Document, the Original Equity Commitment is subject to, among other things,

•	the satisfaction of all the terms and conditions of this Offer,

•	the consummation of this Offer being imminent, and

•	the funding under the Credit Facilities being imminent (subject only to the performance of the Original Equity Commitment).

The Bidder and Blackstone anticipate that, prior to the consummation of the Offer, the Original Equity Commitment will be replaced in whole or in part by commitments (the “Final Equity Commitments”) from other affiliated Blackstone funds and third party coinvestors to contribute an equivalent aggregate amount of equity to Crystal Holdings, the parent company of BCP Luxembourg, which would then contribute those funds to BCP Luxembourg. BCP Luxembourg would then make available such funds, directly or indirectly, to the Bidder.

The Bidder and Blackstone further anticipate that at least a majority of the equity of up to EUR690 million to be provided to BCP Luxembourg will be made available to BCP Luxembourg by BCP IV, BCP IV-A, BFIP and/or one or more affiliated funds. With respect to the remainder of the amount, Blackstone expects to secure commitments from other private equity investors prior to the consummation of this Offer.

(ii)	Debt Commitments and Facilities

•	Pursuant to a Senior Secured Facilities and Senior Bridge A Facility Commitment Letter, dated December 15, 2003 (the “A Commitment Letter”), among Morgan Stanley Senior Funding Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc. (collectively, the “A and B Credit Providers”) and BCP Luxembourg, the A and B Credit Providers committed to provide to BCP Luxembourg and BCP Acquisition, at the time of the consummation of the Offer, Term Loans of up to EUR540 million in the aggregate (subject to reduction to the extent that the amount of debt of Celanese AG to be refinanced is less than EUR440 million) and a Senior Bridge A Facility of up to EUR355 million to be used to pre-fund certain pension obligations of Celanese AG and its subsidiaries, to potentially refinance certain existing debt of Celanese AG and its subsidiaries, to pre-fund certain other potential contingencies and to pay related fees and expenses. The A Commitment Letter also contemplates a Revolving Credit Facility of up to EUR400 million, which is to be made available directly to Celanese AG and its subsidiaries.

•	Pursuant to a Senior Subordinated Bridge B Facility Commitment Letter, dated December 15, 2003 (the “B Commitment Letter”), among the A and B Credit Providers and BCP Luxembourg, the A and B Credit Providers committed to provide to BCP Luxembourg, at the time of the consummation of this Offer, a Senior Subordinated Bridge B Loan of up to EUR720 million to finance a portion of the acquisition of the Celanese Shares pursuant to this Offer.

•	Pursuant to a Senior Subordinated Bridge C Facility Commitment Letter, dated December 15, 2003 as amended and restated on January 13, 2004 (the “C Commitment Letter,” and, together with the A Commitment Letter and the B Commitment Letter, the “Commitment Letters”), among Morgan Stanley & Co. International Limited, Deutsche Bank AG London Branch, Deutsche Bank AG Cayman Islands Branch, (collectively, the “C Credit Providers”) and BCP Luxembourg, the C Credit Providers committed to provide to BCP Luxembourg, at the time of the consummation of the Offer, a Senior Subordinated Bridge C Loan of up to EUR565 million to finance a portion of the acquisition of the Celanese Shares pursuant to the Offer, to pre-fund certain other potential contingencies and to pay related fees and expenses.

The parties intend to replace each of the Commitment Letters with definitive documentation for the Credit Facilities prior to the consummation of this Offer, but, in the event that that does not happen, BCP Luxembourg is permitted to draw down funds under each of the Commitment Letters, subject to the satisfaction of the conditions precedent set forth therein, which are, except for the reference to Crystal Holdings, the same as the conditions to the availability of the Offer Credit Facilities as described below.

The Commitment Letters are available at the Bidder’s web site at http://www.tbg-cag.de and have been filed by the Bidder with the SEC and are therefore available at the SEC’s web site at http://www.sec.gov.

The proceeds from the Original Equity Commitment, the B Commitment Letter and the C Commitment Letter would be sufficient to fund the Maximum Offer Amount. However, as noted above, Blackstone and the Bidder intend to replace these commitments with the Final Equity Commitments described above and the Credit Facilities described below. The Original Equity Commitment will, however, remain in effect until the Final Equity Commitments for at least the same aggregate amount are put in place, and the Commitment Letters will remain in effect through the consummation of this Offer unless and until the Credit Facilities are executed.

The final documentation for the Credit Facilities will provide for the following credit facilities (or portions thereof) (the “Offer Credit Facilities”) which will be used for the payment of the Offer Price as follows:

•	A senior subordinated bridge facility in an amount, to be determined at the end of the Acceptance Period, equal to 50% of the amount required to be paid for the Celanese Shares validly tendered and not withdrawn at the end of the Acceptance Period (the “Bridge B Facility”), to be provided pursuant to a senior subordinated bridge B loan agreement to be entered into among BCP Luxembourg, as borrower, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Global Coordinator, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Bookrunners; and

•	A senior subordinated bridge facility of EUR1,282 million less the amount of the Bridge B Facility (the “Bridge C Facility”) to be provided pursuant to a senior subordinated bridge C loan agreement to be entered into among BCP Luxembourg, as borrower, the lenders from time to time party thereto, and the C Credit Providers.

The terms of the Offer Credit Facilities will be ten years. The Offer Credit Facilities will accrue interest at a rate per annum based on LIBOR or EURIBOR plus a spread. The spread with respect to the Bridge B Facility is expected to initially be 8.00%, subject to quarterly increases and an interest rate cap of 14.00% per annum. The spread with respect to the Bridge C Facility is expected to initially be 10.00%, subject to quarterly increases and an interest rate cap of 15.00% per annum.

Drawings under the Bridge B Facility and under a dedicated portion of the Bridge C Facility will be required to be applied only for the purpose of obtaining the financial resources necessary for the purchase of Celanese Shares pursuant to this Offer.

The Offer Credit Facilities will be available for drawing upon the consummation of this Offer subject to, among other things,

•	the consummation of the equity financing described above,

•	neither the Bidder, Crystal Holdings, nor BCP Luxembourg having fallen insolvent or falling insolvent as a result of a drawing under any of the Offer Credit Facilities, and

•	the absence of any breach of certain representations and warranties and certain covenants and undertakings given by the respective obligors, all of which are under the control of Blackstone-controlled entities.

The remainder of the proceeds of the Bridge C Facility, together with the proceeds of the facilities contemplated by the A Commitment Letter, will be used, among other things, to potentially (i) pre-fund certain pension obligations of Celanese AG and its subsidiaries, (ii) to potentially refinance certain existing debt of Celanese AG and its subsidiaries, (iii) to pre-fund certain other potential contingencies (including payment of interest), (iv) for general corporate purposes and (v) to pay other related fees and expenses. In addition to the proceeds available from certain of these facilities, the borrower under the Bridge B Facility and the Bridge C Facility expects to, after a certain time period, finance interest payments in respect of such facilities with distributions from its subsidiaries.

The borrower under the Bridge B Facility and Bridge C Facility is expected to ultimately refinance these facilities with proceeds from the issuance of debt securities in the capital markets.

The Bridge B Facility will be secured by a pledge of all of the Celanese Shares purchased by the Bidder. Following a delisting of the Celanese Shares from the NYSE, this security may be extended to secure the Bridge C Facility. Following the transfer of CAC and its subsidiaries to BCP Luxembourg and the combination of US Holdco with BCP Luxembourg, this security may be terminated. See Section IV.2(f), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Transfer of Celanese Americas Corporation.”

The Offer is not conditioned upon the Bidder’s or Blackstone’s ability to finance the purchase of Celanese Shares pursuant to this Offer. As described above, the Bidder and Blackstone intend to replace each of the Commitment Letters with definitive documentation for the Credit Facilities prior to the consummation of the Offer, and the Bidder reserves the right to provide for other alternative financing arrangements.

2.   Funding Confirmation

By a letter dated January 13, 2004, Morgan Stanley Bank AG, Junghofstrasse 13-15, 60311 Frankfurt am Main, Germany, has confirmed pursuant to § 13(1) of the Takeover Act that the Bidder has taken the necessary measures to ensure that the means necessary for the full satisfaction of the Maximum Offer Amount will be available at the time that the claim for payment of the Offer Price is due. This funding confirmation is attached to this Offer Document as Annex 1.

VII.	INFORMATION REGARDING THE EXPECTED IMPLICATIONS OF A SUCCESSFUL OFFER ON THE ASSETS AND FINANCIAL AND EARNINGS POSITION OF THE BIDDER AND THE ACQUISITION ENTITIES

The following information, views and forward-looking statements and the descriptions below regarding the expected implications of a successful offer on the assets, financial position and earnings position of the Bidder and the Acquisition Entities are based on the following assumptions:

•	The Bidder will acquire, pursuant to this Offer, (i) all 49,321,468 Celanese Shares (excluding Treasury Shares) at the Offer Price of EUR32.50 per share for a total Offer Price of approximately EUR1.603 billion or (ii) all 54,790,369 Celanese Shares (including 5,468,901 Treasury Shares) at the Offer Price of EUR32.50 per share for a total Offer Price of approximately EUR1.781 billion. The following analysis does not take account of any additional Celanese Shares which may be issued by Celanese AG pursuant to the Stock Options or other commitments for shares or share equivalents. The Acquisition Entities’ shareholding to be acquired in Celanese AG under this Offer is valued at the Offer Price.

•	The funds necessary to pay the Offer Price for the acquisition of the Celanese Shares and the acquisition and financing costs related therewith and to refinance certain existing debt and pre-fund certain pension obligations of Celanese AG and its subsidiaries are assumed to be sourced from EUR690 million of equity contributions from the Investors and EUR1.579 billion of bank loans from the Credit Facilities described in Section VI, “Financing of the Offer.”

•	The actual amount of total funding, and consequently the amount of funding at each Acquisition Entity (including the Bidder), will, however, vary based upon, among other things, the actual number of Celanese Shares acquired by the Bidder in this Offer, the amount of existing debt of Celanese AG and its subsidiaries to be refinanced and pension obligations to be pre-funded following the consummation of this Offer, actual fees and expenses, and the Euro/U.S. dollar exchange rate at the time.

•	The equity to debt funding mix will be determined by taking into account a number of circumstances in effect at the time of the consummation of this Offer. These circumstances include, among others, the actual number of Celanese Shares acquired by the Bidder in this Offer, the level and likely evolution of fixed and floating interest rates, the Euro/U.S. dollar exchange rate, possible interpretations of the new German thin capitalization rules (§ 8a of the German Corporate Income Tax Act) and the latest business plans for both the Acquisition Entities and Celanese AG. Because these and other factors cannot be predicted, the precise funding mix cannot be determined at this time.

•	The descriptions below are based on the consolidated balance sheet of Celanese AG at September 30, 2003, which was translated at a Euro/U.S. dollar exchange rate of EUR1.00 = USD1.1652, and the amount of pre-funding of pension obligations of Celanese AG and its subsidiaries (see below) was, for purposes of the descriptions below, translated from U.S. dollars into Euros at a Euro/U.S. dollar exchange rate of EUR1.00 = USD1.2610, the noon buying rate in New York City for cable transfers in foreign currencies, as published by the Federal Reserve Bank in New York on January 23, 2004.

•	It is also assumed for purposes of this presentation that, following consummation of this Offer, the Acquisition Entities will loan EUR544 million (EUR366 million if Treasury Shares are tendered) to Celanese AG and/or certain of its subsidiaries in order to refinance certain existing debt and to pre-fund certain pension obligations of Celanese AG and its subsidiaries. See Section IV.2(e), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Refinancing of Existing Debt.”

•	Apart from the acquisition of the Celanese Shares, the following analysis does not take account of any other consequences on the assets, financial position and earnings position of the Acquisition Entities due to business activities, changes in the share capital of Celanese AG, or the accounting treatment of the transactions.

Each of the Acquisition Entities, which consist of Crystal Holdings, BCP Luxembourg, BCP Holdings, BCP Management, BCP Acquisition, and the Bidder (see Structure Chart in Section III.1 “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”), was formed to effect the transactions described in this Offer Document and has not engaged in any activities other than those incident to its formation and such transactions, and thus has not received any revenue and has not achieved any earnings since its formation and up until the publication of this Offer Document.

The effects of the consummation of this Offer on the balance sheet of the Bidder and the Acquisition Entities are summarized below:

1.   Bidder

On December 11, 2003, the Bidder, BCP Crystal Acquisition GmbH & Co. KG, was entered into the commercial register in Germany. The Bidder’s fiscal year begins on December 29 and ends on December 28 of the following calendar year. The first fiscal year of the Bidder is consequently a short fiscal year that ended on December 28, 2003.

At the date of the publication of this Offer Document, the Bidder had a total of EUR25,000 receivable from BCP Acquisition and EUR25,000 of partnership equity (festes Kommanditkapital). The Bidder will finance the cost of the acquisition of the Celanese Shares if this Offer is successful of approximately EUR1,603 million, as well as acquisition costs and related expenses of approximately EUR73 million, with an equity contribution of approximately EUR995 million from BCP Acquisition and a loan of approximately EUR681 million from BCP Luxembourg. This equity contribution will be increased accordingly to approximately EUR1,173 million if all Treasury Shares are tendered.

The acquisition of the Celanese Shares is expected to have the following consequences on the assets, financial position and earnings position of the Bidder on a pro-forma basis compared to its assets, financial position and earnings position at the date of the publication of this Offer Document assuming (1) the acquisition of all outstanding Celanese Shares (excluding Treasury Shares) and (2) the acquisition of all outstanding Celanese Shares (including Treasury Shares):

	Bidder

	No treasury	All treasury
	shares	shares
	tendered	tendered

	in millions of Euros
Cash	—	—
Investment in Celanese AG	1,603	1,781

Total Assets	1,603	1,781

Inter-company loan from BCP Luxembourg	681	681
Equity	995	1,173
Transaction costs expensed	(73)	(73)

Total liabilities and equity	1,603	1,781

•	Financial assets (investments) are expected to increase to approximately EUR1,603 million (EUR1,781 million if Treasury Shares are tendered) as a result of the acquisition of the Celanese Shares.

•	Liquid funds (cash) remain constant at approximately zero, as the funds provided by equity contributions will be used for payment of the Offer Price for the Celanese Shares to Celanese Shareholders and the acquisition costs and related expenses.

•	As a result, total assets are expected to increase to approximately EUR1,603 million (EUR1,781 million if Treasury Shares are tendered).

•	Borrowings would increase to approximately EUR681 million as a result of the loan from BCP Luxembourg.

•	Equity (disregarding acquisition costs and related expenses) is expected to increase to approximately EUR995 million (EUR1,173 million if Treasury Shares are tendered) as a result of the equity contribution from BCP Acquisition.

•	On the assumption that the acquisition costs and related expenses are expensed and not capitalized, the Bidder will post a loss of approximately EUR73 million, due to such costs and related expenses.

•	The future earnings position of the Bidder is expected to be determined by the following factors:

—	The income of the Bidder will mainly consist of dividends on Celanese Shares. The amount of any such payments cannot, however, be predicted.

—	The costs of the Bidder will mainly consist of interest payments on loans from BCP Luxembourg for the acquisition financing for the Celanese Shares as well as future administrative costs. In the event of the equity contribution/ inter-company loan mix assumed above, an interest burden before tax amounting to approximately EUR68 million per year is to be expected assuming a blended interest rate of 9.9% p.a.

2.   The Acquisition Entities

At the date of this Offer Document, the Acquisition Entities, which consist of Crystal Holding, BCP Luxembourg, BCP Holdings, BCP Management, BCP Acquisition, and the Bidder (see Structure Chart in Section III.1 “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”), on a combined basis had a total of EUR64,579 in liquid assets and EUR64,579 in equity. The Acquisition Entities expect to finance the cost of the acquisition of the Celanese Shares if this Offer is successful of approximately EUR1,603 million, as well as acquisition and financing costs and related expenses of approximately EUR122 million, with capital contributions of approximately EUR690 million from the Investors as well as from third party debt financing of approximately EUR1,579 million from the Credit Facilities described in more detail in Section VI, “Financing of the Offer.” After the consummation of this Offer, BCP Luxembourg expects to loan approximately EUR544 million (EUR366 million if Treasury Shares are tendered) to Celanese AG and/or its subsidiaries to pre-fund certain pension obligations and if necessary to refinance certain existing debt.

The acquisition of the Celanese Shares and the loans from the Acquisition Entities to Celanese AG and/or its subsidiaries is expected to have the following consequences on the combined assets, financial position and earnings position of the Acquisition Entities compared to their combined assets, financial position and earnings position at the date of the publication of this Offer Document assuming (i) the acquisition of all outstanding Celanese Shares (excluding Treasury shares) and (ii) the acquisition of all outstanding Celanese Shares (including Treasury Shares):

	Acquisition Entities

	No	All
	treasury	treasury
	shares	shares
	tendered	tendered

	in millions of Euros
Cash	0	0
Investment in Celanese AG	1,603	1,781
Loan to Celanese AG	544	366

Total Assets	2,147	2,147

Bank Debt	1,579	1,579
Equity	690	690
Transaction costs expensed	(122)	(122)

Total liabilities and equity	2,147	2,147

•	Financial assets (investments and loans) are expected to increase to approximately EUR2,147 million as a result of the acquisition of the Celanese Shares and the loans to Celanese AG and/or its subsidiaries.

•	Liquid funds (cash) remain constant at approximately zero, as the funds provided by equity contributions and the Offer Credit Facilities are expected to be used for payment of the Offer Price for the Celanese Shares and the acquisition and financing costs and related expenses.

•	As a result total assets are expected to increase to approximately EUR2,147 million.

•	Liabilities to banks are expected to increase to approximately EUR1,579 million as a result of borrowings under the Credit Facilities.

•	Equity is expected to increase to approximately EUR690 million (disregarding acquisition and financing costs and related expenses) as a result of the capital contribution from the Investors.

•	On the assumption that the acquisition and financing costs and related expenses are expensed and not capitalized, the Acquisition Entities will post a loss of approximately EUR122 million due to such costs and related expenses.

•	The future earnings position of the Acquisition Entities is expected to be determined by the following factors:

—	The income of the Acquisition Entities will mainly consist of dividends on Celanese Shares. The amount of any such payments cannot, however, be predicted.

—	Other revenues will primarily consist of interest income on the loans to Celanese AG and/or its subsidiaries (estimated at EUR21 million per year assuming an interest rate of 3.9% p.a.) (EUR14 million if Treasury Shares are tendered).

—	The costs of the Acquisition Entities will mainly consist of interest payments on loans for the acquisition financing for the Celanese Shares as well as future personnel costs. In the event of the equity contribution/bank loans mix assumed above, an interest burden before tax amounting to approximately EUR150 million per year is to be expected assuming a blended interest rate of 9.5% p.a.

3.   Applicable Blackstone Funds

BCP IV, BCP IV-A, BFIP and certain of their affiliated funds will be in possession of at least a majority of the shareholding of Crystal Holdings. As investment funds, BCP IV, BCP IV-A and BFIP are financed by their institutional investors, who are in turn required to make pro-rata contributions should Blackstone require them to invest additional amounts. At the date of the publication of this Offer Document, BCP IV, BCP IV-A and BFIP had available to them from firm obligations for contributions from their investors at least EUR690 million of liquid funds available to be provided to the Acquisition Entities in connection with this Offer.

VIII. ANTITRUST AND OTHER ADMINISTRATIVE PROCEEDINGS

1.   Necessary Proceedings

(a)   Antitrust Proceedings

This Offer is conditioned upon:

•	the expiration or early termination of the applicable waiting period under the HSR Act without the competent antitrust authorities in the U.S. having issued a decision to prohibit the proposed takeover; and

•	the receipt of required approvals in final and binding form without any conditions from the EU Commission and appropriate antitrust authorities in Canada and the Czech Republic or the failure of the EU Commission and appropriate antitrust authorities in Canada and the Czech Republic, as the case may be, to issue a decision to prohibit the execution of the acquisition of Celanese Shares pursuant to this Offer within the required time limits.

(i)	European Union Competition Laws

The acquisition of Celanese Shares by the Bidder pursuant to this Offer (the “concentration”) is subject to the merger control of the EU Commission, pursuant to Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the control of concentrations between undertakings, as amended (the “Regulation”). The EU Commission has one calendar month (beginning on the first business working day following the date on which a complete notification is received by the EU Commission) to make its decision whether to clear the concentration or whether to initiate an in-depth investigation.

The period for such decision is extended from one month to six weeks if the EU Commission receives a request from a member state to refer the case or a part thereof to the competent authority of the member state or if the parties to the concentration submit commitments to allay potential doubts as to the compatibility of the concentration with the common market.

The EU Commission will only initiate such an in-depth investigation if it finds that the concentration falls within the scope of the Regulation and raises serious doubts as to its compatibility with the common market. Where the EU Commission finds that the concentration falls within the scope of the Regulation but does not raise serious doubts as to its compatibility with the common market, it will not oppose it and will declare that it is compatible with the common market.

(ii)	Hart-Scott-Rodino Antitrust Improvements Act of 1976 (USA)

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), and the Antitrust Division of the Department of Justice (the “Antitrust Division”) certain acquisitions may not be consummated unless a pre-merger notification has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Celanese Shares pursuant to this Offer is subject to such requirements.

Pursuant to the requirements of the HSR Act a Notification and Report Form with respect to this Offer will be filed with the Antitrust Division and the FTC in the near future. The waiting period applicable to the purchase of Celanese Shares pursuant to this Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to this Offer from the Bidder. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Bidder with such request. Thereafter, such waiting period can be extended only by court order.

The Antitrust Division and the FTC have jurisdiction to scrutinize the legality under the U.S. antitrust laws of transactions such as the acquisition of Celanese Shares by the Bidder pursuant to this Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the U.S. as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Celanese Shares pursuant to this Offer or seeking divestiture of the Celanese Shares so acquired or divestiture of substantial assets of Blackstone or Celanese AG. Private parties (including individual states of the U.S.) may also bring legal actions under the antitrust laws of the U.S. The Bidder does not believe that the consummation of this Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to this Offer on antitrust grounds will not be made, or if such challenge is made, what the result will be.

(iii)	Competition Act (Canada)

The purchase of Celanese Shares pursuant to this Offer is a notifiable transaction under the Competition Act (Canada). Notifiable transactions cannot be completed under the Competition Act (Canada) until a required notification is filed with the Commissioner of Competition and the relevant waiting period has expired. The relevant waiting period with respect to the purchase of Celanese Shares pursuant to this Offer is expected to be 14 days, but will not be finally determined until the required notification is filed.

The Commissioner of Competition has jurisdiction to challenge any transaction that has the effect of lessening or preventing competition substantially in a relevant market and such a challenge may be made any time before or within three years after consummation of the transaction. The expiration of a waiting period does not bar the Commissioner of Competition from bringing a proceeding. There can be no assurance that an investigation or a proceeding by the Commissioner of Competition will not be initiated and, if initiated, what the result will be.

(iv)	The Czech Republic

The purchase of Celanese Shares pursuant to this Offer is a notifiable transaction under Section 13 of the Czech Competition Act. The Czech Competition Office must within one month after notification of the transaction decide (i) whether or not the concentration falls within the scope of the Czech Competition Act, (ii) approve the concentration, or (iii) commence a further investigation. If the Czech Competition Office chooses to launch a further investigation, the Czech Competition Office must issue a final decision on the merits of the transaction within two months of doing so. Notifiable transactions cannot be completed under the Czech Competition Act until either (i) the transaction has been cleared by the Czech Competition Office, or (ii) the Czech Competition Office has failed to make a decision within these prescribed time limits.

(v)	Other Jurisdictions

The acquisition of Celanese Shares by the Bidder pursuant to this Offer is also subject to the merger control legislation of a number of other jurisdictions, which provide for review periods of varying lengths. The Bidder and Blackstone therefore cannot estimate the exact time when these reviews may be completed. However, the consummation of this Offer is not conditional upon such reviews.

Other than the filings with the EU Commission, the Antitrust Division, the FTC, the appropriate authorities of Canada and the Czech Republic, as described above, the Bidder and Blackstone do not believe that any additional material pre-merger antitrust filings are required with respect to this Offer. To the extent that any additional antitrust filings are required pursuant to other applicable foreign antitrust laws, The Bidder and Blackstone, will make such filings to the extent possible.

(b)	Insurance Approvals

This Offer is, with respect to one of Celanese AG’s regulated insurance subsidiaries, conditioned upon the receipt of the approval of the Vermont Department of Banking, Insurance, Securities and Health Care Administration, pursuant to Vermont Regulation 81-2, Captive Insurance Financial Regulation, § 14, in connection with the change in ultimate beneficial ownership of Celwood Insurance Company, incorporated under the laws of the State of Vermont.

2.   Status of Proceedings

The Bidder and/or one or more of its affiliates expect to make the requisite antitrust-related filings in the European Union, the U.S., Canada and the Czech Republic in the near future after the publication of this Offer Document. As of the date of the publication of this Offer Document, the Bidder has submitted an application for approval to the Vermont Department of Banking, Insurance, Securities and Health Care Administration. The Bidder and Blackstone currently expect that all approvals and consents that are conditions to this Offer will be obtained within the Acceptance Period.

IX.	ADVANTAGES FOR THE MEMBERS OF THE MANAGEMENT BOARD AND SUPERVISORY BOARD OF CELANESE AG

The Bidder and Blackstone believe that it is critical to the interests of Celanese AG and the value of the Bidder’s investment in Celanese AG to incentivize senior management of Celanese AG and to align their interests with the Bidder’s interests as the future controlling shareholder of Celanese AG. Senior management of Celanese AG includes numerous individuals, including members of the management board. The Bidder and Blackstone have therefore indicated that they plan to implement a management incentive program if and when they acquire full ownership of Celanese AG, which they expect would occur after some period following the successful consummation of this Offer. Neither the Bidder nor Blackstone has had discussions with respect to, nor have they made any determinations as to, which members of current senior management would participate in such incentive program or the extent to which any such individuals would participate. The Bidder and Blackstone believe that such an incentive program would help to ensure management retention and management’s continued commitment to achieving Celanese AG’s performance goals. Such an incentive program is also consistent with Blackstone’s investment philosophy and practice with respect to all of its acquisitions.

The Bidder and Blackstone anticipate implementing a management incentive program having the following elements:

•	the grant of a potential equity position in the Bidder or one of its parent companies of up to 10% of the equity of such entity, in the form of options and/or restricted stock, which would be divided into different tranches reflecting the achievement of different operating performance targets and/or internal rates of return over a five year vesting period, and which would otherwise be subject to customary restrictions and vesting provisions; and

•	performance-related bonuses of up to one year’s total compensation payable in two parts, after one and two years, based on performance targets to be established.

Both elements of the proposed incentive program would be designed to encourage members of senior management to remain employed with Celanese AG and to reward individual members of senior management for their future performance in realizing Celanese AG’s goals and are consistent with Blackstone’s investment philosophy and practice. Also consistent with such philosophy and practice, Blackstone may consider, as a condition to certain management members’ participation in such incentive program, requiring them to invest some of their own funds in the equity of one of the Acquisition Entities. Although the Bidder and Blackstone have discussed the potential general parameters and terms of such a management incentive program with members of Celanese AG’s management board, they have not reached any agreements or understandings with the management board. Neither the Bidder nor Blackstone has reached any agreements or understandings, nor have they had any discussions, with any individual member of the management board or of senior management of Celanese AG with respect to any such individual’s potential participation in such program or as to their future compensation generally. The Bidder and Blackstone intend to make such decisions in the future based solely upon their assessment of such individual’s potential role in Celanese AG’s future and the impact of incentive compensation on such individual’s future performance.

Although the Bidder and Blackstone have conducted the foregoing discussions, individual members of the management board of Celanese AG have not been granted, or given the prospect of, any monetary compensation or monetary equivalent benefit in connection with this Offer.

Members of the supervisory board will not receive any compensation, and have not been given the prospect thereof, in connection with this Offer.

X.	POSITION OF CELANESE SHAREHOLDERS WHO DO NOT ACCEPT THE OFFER

Celanese Shareholders who do not accept this Offer will remain shareholders of Celanese AG. They should, however, take the following into account:

•	As described in Section IV.2(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion,” following the consummation of the Offer:

—	the Bidder intends to enter into a domination and profit and loss transfer agreement with Celanese AG, pursuant to which, among other things, the Bidder will be entitled to direct the management of Celanese AG and to receive all profits of Celanese AG, and remaining minority shareholders of Celanese AG will lose the right to receive dividends, other than the guaranteed dividend described in that section;

—	the Bidder intends seeking a delisting of the Celanese Shares from the NYSE and may consider seeking for a revocation of admission of the Celanese Shares to the Frankfurt Stock Exchange;

—	if the Bidder owns Celanese Shares that represent 95% or more of the registered share capital of Celanese AG, it intends to effect a Squeeze-out; and

—	the Bidder might consider, as an alternative to a Squeeze-out, converting Celanese AG from its current legal form of a stock corporation into a limited partnership or a German limited liability company.

•	Even if the Celanese Shares remain listed on the NYSE and/or the Frankfurt Stock Exchange, the purchase of Celanese Shares in this Offer would substantially reduce the number of Celanese Shareholders, and the number of Celanese Shares which are still in the hands of the public after the consummation of this Offer may be so small that there will no longer be an active, or even any, public trading market for the Celanese Shares. This could result in sale or purchase orders not being able to be fulfilled or not being able to be fulfilled in a timely manner. Furthermore, the decreased liquidity of the Celanese Shares could lead to lower market prices and more fluctuations of the stock price than in the past. If the Celanese Shares are delisted from both the NYSE and the Frankfurt Stock Exchange, there will be no public trading market for the Celanese Shares.

•	As described above in Section IV.2(g), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Dividend,” the Bidder and Blackstone expect that the Offer will be consummated, and the Bidder will have acquired title to all Celanese Shares acquired hereunder and be registered in Celanese AG’s share register as the shareholder of all Celanese Shares acquired hereunder, prior to Celanese AG’s annual shareholders’ meeting. In that event, the Bidder intends to exercise its voting rights in the annual shareholders’ meeting of Celanese AG to prevent, to the extent permitted by law, any dividend on the Celanese Shares for Celanese AG’s fiscal year ended on December 31, 2003 from being resolved upon.

•	The Celanese Shares are currently “margin securities” as such term is defined under the rules of the Board of Governors of the U.S. Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the Celanese Shares are no longer listed on the NYSE or another U.S. national securities exchange, they will no longer constitute “margin securities” for the purposes of the margin regulations of the Board of Governors of the U.S. Federal Reserve System, in which event the Celanese Shares could no longer be used as collateral for loans made by brokers in the U.S.

•	The Celanese Shares are currently a component of the MDAX-Index, with the consequence that institutional funds that invest in indices like the MDAX (so called “Index Funds”) are required to hold Celanese Shares to match the performance of the MDAX. Subsequent to the successful consummation of this Offer, the Celanese Shares may be excluded from the MDAX. The Index Funds that still hold Celanese Shares after consummation of this Offer will therefore likely sell these Celanese Shares in the open market. As a result there could be an oversupply of Celanese Shares in a comparatively illiquid market. This may result in a decline of the quoted price of the Celanese Shares.

•	The Celanese Shares are currently registered under the Exchange Act. That registration may be terminated upon application by Celanese AG to the SEC if the Celanese Shares are not listed on a U.S. national securities exchange and there are fewer than 300 record holders of Celanese Shares in the U.S. The termination of the registration of the Celanese Shares under the Exchange Act would substantially reduce the information required to be furnished by Celanese AG to holders of Celanese Shares and to the SEC under U.S. disclosure rules and would make certain provisions of the Exchange Act inapplicable to Celanese AG and the Celanese Shares.

•	The current quoted price of the Celanese Shares reflects the fact that on December 16, 2003, the Bidder publicly announced its decision to make this Offer. It is uncertain whether the market price of Celanese Shares would continue to trade at its current level after the expiration of the Acceptance Period, or at higher or lower levels.

•	Following the successful consummation of this Offer, the Bidder expects to have the necessary qualified majority, subject to certain limitations, to have all important corporate reorganization measures passed by the shareholders’ meeting of Celanese AG, such as amendments to the articles of association, capital increases, exclusion of subscription rights in the event of measures regarding the share capital, conversion, merger and dissolution (including the so- called dissolution by transfer (übertragende Auflösung)). The taking of some of these actions might, pursuant to German law, require the Bidder to make an offer to minority shareholders to acquire their shares in return for fair compensation or to pay them a guaranteed dividend, in each case based on an analysis of the fair enterprise value (Unternehmensbewertung) of Celanese AG. Since such a valuation must be based on the circumstances at the time of the passing of the applicable resolution by the shareholders’ meeting of Celanese AG, the value of any guaranteed dividend and/or compensation could correspond with, but also could be above or below, the Offer Price.

XI.	FINANCIAL ADVISER/ ADVISING BANK; SOLICITATION

Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Deutsche Bank Securities Inc. have acted as financial advisors to the Bidder and Blackstone in connection with the proposed acquisition of Celanese AG, including the preparation of this Offer. Further, Deutsche Bank Securities Inc. will act as Dealer Manager, and Deutsche Bank AG will act as international settlement agent for the Offer. Blackstone has agreed to pay reasonable and customary compensation, and reimburse certain reasonable expenses, to Morgan Stanley for its services as financial advisor, to Deutsche Bank Securities Inc. for its services as financial advisor and dealer manager, and to Deutsche Bank AG for its services as international settlement agent. Blackstone has agreed to indemnify Morgan Stanley, Deutsche Bank Securities Inc. and Deutsche Bank AG against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under the U.S. securities laws. Morgan Stanley, and Deutsche Bank Securities Inc. and/or their respective affiliates may also receive fees in connection with the Credit Facilities.

The Bidder and Blackstone have retained Mellon Investor Services LLC to be the North American Depositary and Innisfree M&A Incorporated to be the information agent in connection with this Offer. The information agent may contact Celanese Shareholders by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks and other nominees to forward materials relating to this Offer to beneficial owners of Celanese Shares. The North American Depositary and the information agent each will receive reasonable and customary compensation for its services in connection with this Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under U.S. securities laws.

Upon consummation of this Offer, the Bidder will offer Custodian Institutions that are participants in the Clearstream Banking AG system, upon request, a customary fee (which includes payment to cover mailing and handling expenses for forwarding offering materials to their customers) equal to 1.25% of the value of the Celanese Shares tendered per account through such participants in the Clearstream Banking AG system by way of a book entry transfer, subject to a minimum fee of EUR15.00 and a maximum fee of EUR500.00 per account. If the Offer is not consummated, the Bidder will, upon request, reimburse Custodian Institutions that are participants in the Clearstream Banking AG system for customary mailing expenses incurred by them in forwarding offering materials to their customers. Brokers, dealers, commercial banks and other nominees that are not participants in the Clearstream Banking AG system will be reimbursed, upon request, by the Bidder for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

Except as described above, neither the Bidder nor Blackstone will pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Celanese Shares pursuant to this Offer.

XII.	CERTAIN GERMAN AND U.S. FEDERAL INCOME TAX CONSEQUENCES

1.	Certain German Income Tax Consequences

This section summarizes briefly certain German income tax consequences that may be relevant to Celanese Shareholders who accept this Offer. This summary does not purport to be a comprehensive description of all tax considerations relevant for Celanese Shareholders. This summary is based on the tax law applicable in Germany as of the date of the publication of this Offer Document and on the double-taxation treaties in effect between Germany and other countries at that date. However, both of these areas of tax legislation as well as the practice of fiscal authorities and tax courts may be subject to change, possibly with retroactive effect. This summary applies only to such Celanese Shareholders who are subject to tax liability in Germany. Celanese Shareholders are urged to consult a tax advisor about the tax consequences of the acceptance of this Offer. A tax advisor will be able to appropriately take into account the particular situation of each shareholder as well as any additional tax consequences.

(a)	Taxation of Capital Gains

Capital gains derived from the tendering of Celanese Shares held as private assets by individuals resident in Germany under the respective double taxation treaties for income tax and liable for unlimited German income tax are generally subject to income tax plus the solidarity surcharge thereon if the acceptance of this Offer is made within one year of the acquisition of such Celanese Shares. However, due to the half-income procedure (“Halbeinkünfteverfahren”), only 50% of the capital gain resulting from the acceptance of this Offer is subject to taxation. If a taxpayer’s short-term capital gain realized from all private disposals during a calendar year are less than EUR512.00, they are tax free. The taxable amount is subject to the progressive German income tax rate up to a maximum rate of 45% (please note that this is the recently reduced rate for 2004) plus a solidarity surcharge of 5.5% of the income tax burden. However, as a consequence of the half-income procedure, only one-half of the expenses related in business terms to the gains and half of the losses are tax-deductible. Moreover, the deductibility of the losses taken into account for tax purposes and resulting from the disposal of Celanese Shares is subject to additional restrictions.

One half of capital gains derived from the tendering of Celanese Shares held as private assets by Celanese Shareholders resident in Germany remains subject to taxation if, after expiration of the one-year period described above, the shareholder or, in case of an acquisition free of consideration (e.g., a gift), his predecessor(s) directly or indirectly held, at any time during the five years immediately preceding the acceptance of this Offer, at least 1% of the nominal capital. Also in this case, only 50% of losses resulting from the acceptance of this Offer, if any, can be claimed for tax purposes insofar as certain prerequisites are met.

If an individual resident in Germany holds Celanese Shares as part of the business assets of a sole proprietorship or a partnership in Germany, also only one half of the capital gains derived from the acceptance of this Offer are taxable at the regular rates. In particular, the half-income procedure applies to the determination of income of individuals as partners in partnerships. However, also in this case only one half of the business expenses related to the taxable income and half of the losses are deductible for tax purposes. Capital gains and other income received by partnerships is included in the separate and uniform determination of profits (gesonderte und einheitliche Gewinnfeststellung; a special procedure for calculating income at the partnership level) and is then allocated to the particular partners and taxed at their respective level. The taxation of the partners, including the deductibility of business expenses, depends on the legal form of the partner. Capital gains derived by individuals with respect to their trade business or by partnerships that are engaged in commercial activities are subject to trade tax in accordance with the view of the tax authorities. Trade tax is payable at a rate of approximately 13% to 21%, depending on the individual municipal trade tax rates. The trade tax payable is deductible for the calculation of the tax base for income tax purposes. Moreover, individuals can offset the trade tax (paid by themselves with respect to their trade business or by a partnership in which they are partners) from their personal income tax to a certain extent.

Capital gains realized on the acceptance of this Offer subject to corporate tax — subject to certain exceptions for banks, financial services institution, financial companies and insurance companies — are up to overall technically 95% exempt from trade tax and corporate tax, including solidarity surcharge. However, if and insofar a tax regarded write down took place in the past, a resulting gain is fully taxable. In the ordinary case, 5% of a capital gain is treated as so called non deductible business expenses and taxed at the normal rates with corporation tax, solidarity surcharge and trade tax (which amount for corporations comes to an aggregate of approximately 40%, subject to the individual municipal trade tax rate). However, please note that in the ordinary case capital losses are not tax deductible.

If the Celanese Shareholder accepting this Offer is a bank or financial services institution and if the Celanese Shares tendered into this Offer are accounted for in such Celanese Shareholder’s trading books (Handelsbuch) pursuant to § 1(12) of the German Banking Act (KWG), then dividends and capital gains received are fully taxable. The same applies if the Celanese Shares tendered into this Offer were purchased by a financial company within the meaning of the German Banking Act with the aim of making short-term gains for such Celanese Shareholder’s own account. The rule applies also to banks, financial services institutions and financial companies with registered office in another member state of the European Union or in another state of the European Economic Area (EEA). For life and health insurance companies and pension funds, only 80% of dividends, capital gains and capital losses are taxable.

(b)	Other German Taxes

The disposal of shares in Germany is not subject to transfer tax, stamp duty or a similar tax and is generally exempt from value-added tax.

(c)	Limited German Tax Liability

The summary above applies if and to the extent Celanese Shareholders are subject to unlimited tax liability in Germany and are German tax residents under the respective double taxation treaty and the right to tax is not excluded under such treaty (e.g., the Celanese Shares belong to a foreign permanent establishment). However, please note that the remarks concerning German tax also apply in principle to Celanese Shareholders subject to limited German tax liability and, consequently, that a German tax liability might arise for Celanese Shareholders who are non German tax residents, if they hold 1% or more of the nominal capital in a German resident corporation (like Celanese AG) or sell Celanese Shares within one year after their acquisition. However, most double taxation treaties provide for protection against a German taxation in such cases (e.g., Section 7(1) and 13(5) of the income tax treaty between Germany and the U.S. in place at the time of the publication of this Offer) as long as the Celanese Shares do not form an asset of a German permanent establishment. Therefore, the cases in which a German taxation is triggered should generally be theoretical (e.g., an individual or corporation resident in an off-shore country owning more than 1% of the nominal capital of the total outstanding Celanese Shares; however, with respect to a corporation, only 5% of a tax gain would be taxable).

2.	Certain U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences to U.S. holders (as defined below) of Celanese Shares who accept this Offer and is for general information only. The discussion is applicable to U.S. holders of Celanese Shares (i) who are residents of the U.S. for purposes of the current income tax treaty between the U.S. and Germany (the “Treaty”), (ii) whose Celanese Shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Germany and (iii) who otherwise qualify for the full benefits of the Treaty. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. The tax treatment of a U.S. holder may vary depending upon his or her particular situation. Certain U.S. holders (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. holders whose “functional currency” is not the U.S. dollar, persons holding Celanese Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons owning 10% or more of the voting stock of Celanese AG, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities) may be subject to special rules not discussed below. Moreover, this discussion may not be applicable to U.S. holders of Celanese Shares that were acquired pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not consider the effect of any U.S. state, local or non-U.S. tax laws or any U.S. tax considerations (e.g., estate or gift), other than U.S. federal income tax considerations, that may be relevant to particular U.S. holders. This discussion is limited to U.S. holders who have held their Celanese Shares as “capital assets” as defined under the Code.

The following disclosure assumes that Celanese AG is not, and has not been during the holding period of any U.S. holder accepting this Offer, a “passive foreign investment company” (“PFIC”). Based on the composition of its income and valuation of its assets, the Bidder believes that Celanese AG is not and has not been a PFIC. However, PFIC status is a factual determination made annually and therefore there can be no assurance in this regard. U.S. holders should consult their tax advisors regarding the consequences of tendering Celanese Shares into this Offer if Celanese AG was a PFIC at any time during their holding period of the Celanese Shares.

If a partnership holds Celanese Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A U.S. holder of Celanese Shares that is a partner of a partnership tendering Celanese Shares should consult its tax advisor.

As used herein, a “U.S. holder” of a Celanese Share means a holder that is (1) a citizen or resident of the U.S., (2) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust that is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Each holder of Celanese Shares should consult his or her tax advisor to determine the U.S. federal income tax consequences of tendering the Celanese Shares in his or her particular circumstances, as well as the applicability of any U.S. state, local, non-U.S. and other tax laws.

(a)	Sale of Celanese Shares Pursuant to this Offer

(i)	In General

A U.S. holder who receives cash for Celanese Shares pursuant to this Offer will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the Celanese Shares tendered into this Offer. Gain or loss must be calculated separately for each block of Celanese Shares tendered by the U.S. holder in this Offer. Such gain or loss generally will be long-term capital gain or loss if the Celanese Shares have been held for more than one year. For certain non-corporate holders (including individuals), long-term capital gain, if in excess of net short-term capital losses, will be subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

(ii)	Information Reporting and Backup Withholding

A U.S. holder whose Celanese Shares are tendered may be subject to information reporting and backup withholding with respect to the gross proceeds from the sale of such Celanese Shares received unless such U.S. holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides his or her correct taxpayer identification number (which, in the case of an individual, is his or her social security number), certifies that he or she is not currently subject to backup withholding and otherwise complies with applicable requirements of the information reporting and backup withholding rules. A U.S. holder can satisfy these requirements by completing and submitting a Form W-9 or a valid substitute to its broker or by providing a completed Substitute Form W-9 to the North American Depositary if the shares are not held through a broker. A U.S. holder should contact the U.S. holder’s broker to confirm that the broker has an accurate Form W-9 or valid substitute for such U.S. holder in its files, and if the broker does not, to discuss how such U.S. holder can obtain an appropriate form to submit to the broker. A U.S. holder who does not provide the U.S. holder’s broker or the North American Depositary, as the case may be, with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the U.S. holder’s U.S. federal income tax liability, and if withholding results in an overpayment of taxes, the U.S. holder may apply for a refund from the IRS.

Unless the U.S. holder is exempt from information reporting, the U.S. holder’s broker will provide information statements to tendering U.S. holders and report the cash payments to the IRS, as required by law.

(b)	Considerations for Non-Tendering U.S. Holders

Because it is anticipated that at least a majority of the equity portion of the financing required to acquire the Celanese Shares in this Offer will be provided by Blackstone, Celanese AG may become subject to various “anti-deferral” provisions of the Code. In certain circumstances, such provisions could require U.S. holders of Celanese Shares to recognize taxable income prior to the receipt of distributable proceeds or to recognize ordinary income that, but for the “anti-deferral” provisions, would have been treated as capital gain.

Each holder of Celanese Shares should consult his or her tax advisor to determine the U.S. federal income tax consequences in his or her particular circumstances, as well as the applicability of any U.S. state, local, foreign and other tax laws, of continuing to hold the Celanese Shares after consummation of the Offer.

The U.S. and German federal income tax discussion set forth above is included for general information only and is based upon law in force at the time of the publication of this Offer, which is subject to change possibly with retroactive effect. Celanese Shareholders are urged to consult their own tax advisors with respect to the specific tax consequences of the Offer to them.

XIII.	PUBLICATIONS, DECLARATIONS AND NOTIFICATIONS

In accordance with § 14(3) of the Takeover Act, the German version of this Offer Document will be published on the internet at the web site http://www.tbg-cag.de and will be made available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, as well as Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, U.S.

The notification regarding the availability of this Offer Document in accordance with § 14(3) sentence 1 no. 2 Takeover Act will be published on February 2, 2004 in the Frankfurter Allgemeine Zeitung. The announcement of the commencement of this Offer will be made by means of a summary advertisement in the U.S. on the same day in the Wall Street Journal.

Publications of the Bidder pursuant to § 23(1) of the Takeover Act (in particular, the weekly and/or daily notices as to the level of acceptance of the tendering Celanese Shareholders) will be published on the Internet on the web site http://www.tbg-cag.de and by notice in the Börsen-Zeitung, with the exception of any mandatory publication (Pflichtveröffentlichung) or other publication that has to be made on a Monday and which will in each such case be made in the Frankfurter Allgemeine Zeitung.

The English version of this Offer Document, which has not been reviewed by the BaFin, is part of a Tender Offer Statement on Schedule TO filed by the Bidder and Blackstone with the SEC in connection with this Offer and is available at the SEC’s web site, http://www.sec.gov, as well as at the web site http://www.tbg-cag.de.

Both the German and the English versions of this Offer Document can also be requested, free of charge, by calling the information hotline established by the Bidder for this Offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), 1-877-750-5836 (toll-free in the U.S. and Canada) or 1-646-822-7403 (call collect from all other countries). Innisfree M&A Incorporated is the Information Agent for this Offer.

No publications of this Offer Document, in particular outside the US or Germany, are planned beyond those noted above.

The publication of this Offer Document on the internet is exclusively for the purposes of compliance with the provisions of the Takeover Act and not for the purposes of the issuance of an offer pursuant to any law other than German law or the public advertising of this Offer.

XIV.	GOVERNING LAW

This Offer shall be governed and executed in accordance with German law, in particular the Takeover Act, and in compliance with the U.S. securities laws, including the applicable tender offer rules promulgated under the Exchange Act.

Any contract arising out of the acceptance of this Offer shall be governed by and construed solely in accordance with the laws of Germany except to the extent mandated by applicable U.S. securities laws.

[The remainder of this page has been intentionally left blank.]

XV.	DECLARATION OF ASSUMPTION OF RESPONSIBILITY

BCP Crystal Acquisition GmbH & Co. KG, with its registered office in Stuttgart, Germany, assumes responsibility for the content of this Offer Document in accordance with § 12 of the Takeover Act. The Bidder declares that, to its knowledge, the statements made in this Offer Document are correct and no material circumstances have been omitted.

Stuttgart, January 30, 2004

BCP Crystal Acquisition GmbH & Co. KG

Stuttgart

signed by Chinh Edward Chu
Managing Director
(Geschäftsführer)

signed by Cornelius Geber
Managing Director
(Geschäftsführer)

Annex 1

Confirmation of Financing Arrangement

Translation from the German language

To:	BCP Crystal Acquisition GmbH & Co. KG

Maybachstrasse 6

70469 Stuttgart

13 January, 2004

Confirmation pursuant to § 13 para. 1 sentence 2 of the German Wertpapiererwerbs- und Übernahmegesetz of 20 December, 2001 (BGBl. I 2001 p. 3822) regarding the takeover bid of BCP Crystal Acquisition GmbH & Co. KG to the shareholders of Celanese AG, Kronberg i. Ts.

Ladies and Gentlemen:

Morgan Stanley Bank AG with its registered offices in Frankfurt am Main, hereby confirms that BCP Crystal Acquisition GmbH & Co. KG has, with the financing measures described in para. VI. of the offer document, taken the necessary steps to ensure that the funds necessary for the full discharge of the offer to the shareholders of Celanese AG for the acquisition of all shares outstanding at the time of this offer, will be available at the time when the claim for the cash consideration will be due.

MORGAN STANLEY BANK AG

Vorstand: Dr. Lutz R. Raettig, Vorsitzender; Dagmar Kollman, Hans Jörg Schüttler
Vorsitzender des Aufsichtsrats: Stephan F. Newhouse
Sitz Frankfurt am Main, Handelsregister Frankfurt am Main HR B 39346

Schedule I

Certain Control Persons

Set forth below is the name, present principal occupation or employment and five-year employment history of each director of Blackstone LR, Crystal Holdings, Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and BCP Luxembourg.

All persons listed below are citizens of the U.S. The business address of all persons listed below is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

Directors of Blackstone LR, Crystal Holdings, Blackstone Capital Partners (Cayman) Ltd. 1 and Blackstone Capital Partners (Cayman) Ltd. 2

Present Principal Occupation or Employment
Name	and Five-Year Employment History

Robert L. Friedman	Senior Managing Director, Chief Administrative Officer and Chief Legal Officer, The Blackstone Group L.P. Prior to joining The Blackstone Group in February 1999, Mr. Friedman was a partner of the law firm of Simpson Thacher & Bartlett LLP, New York, New York.

John A. Magliano	Managing Director, The Blackstone Group L.P. From January 2001 until he joined The Blackstone Group in November 2002, Mr. Magliano had his own consulting business, providing tax and financial services to corporations. Prior to January, 2001 he was a partner of Arthur Andersen & Co., the independent public accounting firm.

Peter G. Peterson	Chairman, The Blackstone Group L.P.

Michael A. Puglisi	Senior Managing Director and Chief Financial Officer, The Blackstone Group L.P.

Stephen A. Schwarzman	President and Chief Executive Officer, The Blackstone Group L.P.

Director of BCP Luxembourg

Present Principal Occupation or Employment
Name	and Five-Year Employment History

Chinh Chu	Senior Managing Director, The Blackstone Group L.P.

During the last five years, none of the persons listed above or any of the entities listed in the Structure Chart has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

The telephone number of the principal office of the Bidder is 49-711-8997263. The telephone number of the principal office of BCP Luxembourg is +352-40-78-78. The telephone number of the principal office of BCP IV is +345-949-0100.

Holders of North American Shares: Letters of Transmittal and, if applicable, certificates for Celanese Shares should be sent or delivered by each Celanese Shareholder that holds North American Shares or his broker, dealer, commercial bank or other nominee to the North American Depositary at its address set forth below:

The North American Depositary for the Offer is:

Mellon Investor Services LLC

By Mail Reorganization Department P.O. Box 3301 South Hackensack, New Jersey 07606 U.S.	By Overnight Courier Delivery Reorganization Department 85 Challenger Road Mail Stop — Reorg Ridgefield Park, New Jersey 07660 U.S.	By Hand Reorganization Department 120 Broadway, 13th Floor New York, New York 10271 U.S.

Any questions or requests for assistance may be directed to the information agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer Document, the notice of acceptance or the Letter of Transmittal may be directed to the information agent or Deutsche Bank AG in its capacity as international settlement agent. Celanese Shareholders may also contact their Custodian Institutions, brokers, dealers, commercial banks or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022
U.S.
00-800-7710-9970 (toll-free in Germany)
00-800-7710-9971 (toll-free in the EU)
+1-877-750-5836 (toll-free in the U.S. and Canada)
+1-646-822-7403 (call collect from all other countries)

The Dealer Manager for the Offer is:

DEUTSCHE BANK SECURITIES INC.

60 Wall Street
New York, New York 10005
U.S.

The International Settlement Agent for the Offer is:

DEUTSCHE BANK AG

Taunusanlage 12
60325 Frankfurt am Main
Germany